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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                             THE CREDIT STORE, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                   87-029-6990
   (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                  Identification Number)

      3401 North Louise Avenue
      Sioux Falls, South Dakota                             57107
(Address of principal executive offices)                 (zip code)


                                 (800) 240-1855
                (Issuer's telephone number, including area code)


          Securities to be registered under Section 12(b) of the Act:

      Title of each class                         Name of each exchange on which
      to be so registered                         each class is to be registered

             None                                              None


           Securities to be registered under Section 12(g) of the Act:


                         Common Stock, par value $0.001
                                (Title of Class)


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ITEM 1 - BUSINESS

      The Credit Store, Inc. is a technology based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The Company reaches these consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After appropriate seasoning, the Company seeks to sell or securitize the credit card receivables generated by this business strategy. The Company offers other forms of settlement to those consumers who do not accept the credit card offer.


GENERAL DEVELOPMENT OF BUSINESS

      The Company was incorporated in 1972 in Utah as Valley West Development Corporation, changed its corporate domicile to Delaware in 1995, and changed its name to Credit Store, Inc. on October 8, 1996. Prior to October 8, 1996, the Company discontinued operations of its prior line of business which was unrelated to its current operations. On December 4, 1996, the Company acquired from Taxter One LLC ("Taxter") all the capital stock of Service One Holdings Inc. ("Holdings"). At the time of the acquisition, Holdings' sole asset was the capital stock of Service One International Corporation ("SOIC"), which had been engaged since January 1996 in the business of acquiring non-performing consumer debt portfolios, and the marketing and servicing of credit cards, generated from these portfolios. From 1982 through December 1995, SOIC had been a marketer and servicer of secured credit cards for a South Dakota bank under a contractual arrangement which expired in December 1995. Following the acquisition of Holdings, the Company engaged directly, and through SOIC and its affiliates, in the acquisition of non-performing consumer debt and the marketing and servicing of credit cards generated from these portfolios. In February 1998, Holdings and Credit Store Mortgage, Inc., a wholly-owned subsidiary of the Company, were each merged into the Company. In March 1998, SOIC was merged into the Company and the Company's name was changed to The Credit Store, Inc.


NARRATIVE DESCRIPTION OF BUSINESS

      The Company is primarily in the business of providing credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The Company reaches these consumers by acquiring portfolios of non-performing consumer receivables at a substantial discount from the actual outstanding balance and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. The Company's objective is to have these new credit card receivables, over time, become seasoned and to sell and/or securitize these seasoned assets at a price substantially in excess of the Company's investment in the receivables.

      Under the Company's marketing approach, consumers are offered an opportunity to settle their debt, typically at a discount, to transfer the settled amount to a newly issued unsecured MasterCard(R) or Visa(R) credit card, and to begin establishing a positive credit history by making timely and consistent payments on the newly issued credit card. After making principal payments on the transferred balance, the consumer can begin using the credit card for new purchases or cash advances and may be granted increased credit limits over time based on their payment performance. The Company's credit card offer is attractive to a significant percentage of the consumers contacted by the Company, who given the nonperforming status of their debt, are typically receiving few or no solicitations from traditional credit card companies. Many of these consumers cannot easily obtain an unsecured credit card, want to improve their credit standing or have experienced the negative aspects of not having access to the credit card payment system for travel and the daily purchase of goods and services. The Company's approach

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differs from traditional credit card companies that compete for new customers through mass marketing and direct mail campaigns on the basis of interest rates, fees, and services offered.


INDUSTRY OVERVIEW

      The Company operates in the consumer finance industry, competing with issuers of revolving credit products and other buyers of non-performing consumer debt.

      The United States Federal Reserve reported that American consumers owed an aggregate of $1.36 trillion of debt at the end of August 1999, exclusive of home mortgages, and that the size of the revolving credit market in the United States was in excess of $587 billion as of the end of August 1999, up from $383 billion at the end of 1994. The United States Federal Reserve also reported that pools of securitized revolving credit assets totaled $309 billion at the end of August 1999, up from $96 billion at the end of 1994. The Company believes that the purchasing convenience associated with unsecured credit cards has driven the growth of credit cards and has made them the preferred consumer credit vehicle. In addition, the Company believes that the purchase of consumer goods and services over the Internet will continue to fuel the demand for credit cards. The Company also believes that the relative liquidity and predictability of these assets has fostered the widespread acceptance of revolving credit securitizations by investors.

      While traditional banking organizations have enjoyed significant advantages in consumer lending compared to non-bank providers of consumer loans, greater access to capital and the emergence of securitization markets, coupled with technological advances, has allowed non-banks to compete effectively with banks in this arena. The Company believes that future success in the credit card industry will continue to be experienced primarily by highly focused organizations that are adept at using information and technology to market their products and manage risk within their portfolios.

      Credit card issuers make credit cards available to their clients in a variety of ways. Many issuers offer cards as a convenience to existing clients, a strategy to create greater affinity and client loyalty. This is generally the case with credit cards offered by department stores, who offer private label credit cards, as well as smaller banks and credit unions. In contrast, the larger credit card issuers who control the vast majority of the market use mass mailing of credit card offers to consumers as the most cost-effective means of achieving the growth rates they seek. Often this process is accomplished by obtaining a list of names of individuals who meet the issuer's credit guidelines from one of the national credit bureaus. The Company sources its customers by purchasing charged-off consumer debt from banks and finance companies and believes that the purchase of charged-off debt is an efficient means to source new credit card customers in its target market.

      The Company sources its new customers from the portfolios of non-performing consumer debt that it acquires. The Company believes that the market for buying and selling non-performing consumer debt portfolios has expanded due to a steadily increasing volume of charged-off consumer debt coupled with a shift by originating institutions toward selling their portfolios of non-performing consumer loans. Historically, originating institutions had relied upon large internal collection staffs for their initial collection efforts and outside collection agencies for accounts delinquent more than 180 days. As buyers emerged to purchase non-performing debt, originating institutions have increasingly sold these portfolios for cash. Institutions will usually sell accounts when the market prices exceed the net present value of retaining and working the accounts. In deciding whether to sell accounts, sellers also evaluate the potential return on investment of reinvesting the cash proceeds from portfolio sales in the core operations of originating and servicing new loans.

      According to the Debt Sales Directory, published by Faulkner & Gray, a leading receivables management publisher, the sales volume of charged-off debt by initial credit grantors has grown from $2.5 billion in 1990, to $18.5 billion in 1998, to an estimated $22.5 billion in 1999. These numbers exclude resale volume, which is also

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significant in size. Sellers have developed a variety of ways to sell non-performing receivables. Some originating institutions pursue auction type sales by constructing a portfolio of receivables and seeking bids from specially invited competing parties. This approach has resulted in an increase in the number of receivables portfolios offered for sale by account brokers. Other means of selling receivables include privately negotiated direct sales when the originating institution contacts known, reputable purchasers and the terms of sale are negotiated. Originating institutions have also entered into "forward flow" contracts that provide for an originating institution to sell some or all of its receivables over a period of time to a single third party.


BUSINESS OPERATIONS

      The Company's operations integrate the following disciplines: (1) portfolio acquisitions; (2) marketing and card origination; (3) customer service and collections; and (4) receivables sales and securitizations.

      PORTFOLIO ACQUISITIONS:

      The Company acquires non-performing credit card receivables, consumer installment loans, and automobile deficiencies on a nationwide basis, from a wide range of originating institutions, including banks and finance companies. Through May 31, 1999, the Company has acquired in excess of $3 billion in receivables. These portfolios have been purchased by the Company for a nominal percentage of the face amount of the debt, typically ranging from 0.50% to 3.00% of the receivable balance. A typical portfolio contains between 5,000 and 150,000 consumer accounts that have been typically charged-off by the original lending institution and have passed through various stages of collection efforts. The size of each account has typically ranged between $1,000 and $6,000, with an average balance since the Company began purchasing non-performing portfolios of approximately $2,100.

      The consumer debt and credit card industries generally categorize delinquent and charged-off accounts into three groups: primary, secondary and tertiary. Primary accounts are typically 120 to 270 days past due and are in the process of being placed with collection agencies or collection attorneys for the first time. Secondary accounts are 270 to 360 days past due and may have already been placed with one collection agency. Tertiary accounts have already been placed unsuccessfully with more than two collection agencies. The Company acquires primarily tertiary accounts.

      The Company has also purchased "bankruptcy" and "out of statute" accounts. A "bankruptcy account" is one with respect to which the debtor has filed a bankruptcy petition and may have had their debt discharged. The Company is not presently offering credit cards to bankruptcy accounts. An "out of statute" account is one with respect to which the statute of limitations for collection of the debt has expired. Debt that is "out of statute" will not be enforced by a court of law. Accordingly, the likelihood of recoveries from such accounts is lower than on accounts that are currently enforceable by a court of law.

      The Company continually seeks new and continuing sources of non-performing portfolios for purchase. Once such portfolios are located, an acquisition team is responsible for coordinating due diligence, stratifying and analyzing the portfolio characteristics, projecting conversions to new credit cards and the total cash collections on the accounts. The acquisition team is also responsible for preparing bid proposals for review and approval by senior management, processing and tracking the bids, documenting and closing the purchase, and coordinating the receipt of account documentation and media for acquired portfolios.

      The Company uses its proprietary analytical methodology and database to evaluate a potential portfolio purchase. The Company has developed a large and valuable database of performance characteristics from the over $3 billion of receivables it has purchased since inception that enables it to predict future portfolio performance. This methodology and database comprise the model which the Company uses to analyze and price the potential

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portfolio purchase. The Company believes that its methodology permits it to accurately price portfolio purchases so it may realize an appropriate return on capital from its new credit card originations and the subsequent cash flows generated from these new credit cards.

      MARKETING AND CARD ORIGINATION:

      Marketing Strategy. Once a portfolio acquisition is completed, the receivables and accounts in an acquired portfolio are processed by the Company's marketing and card origination departments. The Company believes that its consumer friendly and hands-on approach to the consumer is a key component of its business strategy. Many of the receivables acquired by the Company represent obligations of individuals who have, in the past several years, experienced some life-altering event, such as divorce, career displacement or major medical illness, and have recovered or currently are recovering financially from their setback. Potential customers are contacted through direct mail and by telephone and offered the opportunity to settle their debt and obtain an unsecured credit card which can be used to make new purchases. A customer who accepts the Company's offer is issued a new unsecured credit card by an unaffiliated issuing bank. The card has an outstanding balance and credit limit equal to the amount agreed upon by the customer to settle his outstanding debt. As the customer makes principal payments on the outstanding balance, the customer frees up his credit limit for new purchases. In addition, the Company may increase the credit limit for customers who make a certain number of payments on the settled amount. The Company reports the payment history on the credit card to the major credit bureaus. By settling the defaulted debt in this manner, the Company believes it provides its customers with an opportunity to establish a positive payment history on their credit record by making timely and consistent payments on their new credit card.

      The Company believes its business strategy affords it more flexibility than originating institutions and third-party collection agencies in recovering all or a portion of the amount owed on an account. Factors that contribute to this increased flexibility include: (i) the Company is able to settle the account with the consumer at an amount that fits within the consumer's budget because the Company acquired the account at a substantial discount from the actual outstanding balance; (ii) the Company offers a new unsecured credit card which has utility to the consumer due to its revolving nature; (iii) the Company is not limited by many of the cultural and regulatory constraints that influence account resolution decisions of banks, savings and loan and other financial institutions; and (iv) the Company is not bound by the limited time periods to resolve receivables faced by third-party collection agencies.

      CARD ORIGINATION. In the Company's experience, much of the account information contained in the portfolios it acquires is stale. Accordingly, once a particular portfolio has been purchased, a "scrubbing" process begins. Scrubbing describes the process of electronically updating phone numbers and addresses on each account purchased. Scrubbing is done pursuant to an agreement with a third party that specializes in locating consumers with little or no credit history. The Company has also developed proprietary models which allow it to focus on accounts with the best marketing potential. The Company believes that using third-party scrubbing services produces quality results and allows it to efficiently focus its resources on marketing and servicing its customers. Contemporaneously with the initial scrubbing, the Company conducts an analysis to determine which accounts in the acquired portfolio should be returned to the seller because they do not meet the criteria established for each account under the terms of the portfolio acquisition agreement. Although the terms of each portfolio acquisition agreement differ, examples of accounts that may be returned under the typical portfolio acquisition agreement include debts paid off prior to the Company's acquisition, debts in which the consumer filed bankruptcy prior to the Company's acquisition and debts in which the consumer was deceased prior to the Company's acquisition. Typically, the agreement with the seller of the portfolio allows the Company a specified period of time from the date of purchase to return such non-qualifying accounts in the portfolio. Under the typical portfolio acquisition agreement, the seller either replaces a returned account or refunds the portion of the purchase price attributable to the account.

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      Once the portfolio has been scrubbed, the Company uses both direct mail and phone contact to market the credit card product. The Company operates a 25,000 square foot direct mail and account file storage center (the "Mail Center") in Sioux Falls, South Dakota. The Mail Center is equipped with high-speed printing, folding, inserting, zip sorting and mailing equipment capable of sending 100,000 pieces per day. Having its direct mail operations in-house allows the Company to manage high quality direct mail campaigns in a cost-effective manner. The Mail Center is linked electronically with the Company's operation center, allowing the Mail Center to receive database information to print and mail specific mail campaigns. The Company also maintains a trained telemarketing sales force that operates from the Company's Sioux Falls, South Dakota headquarters. The group is supported by a state-of-the-art auto-dialer, which enables telemarketers to effectively manage their large inventory of accounts. The Company employs approximately 70 telemarketers (35 per shift) which results in 100,000 to 150,000 production hours annually. This enables the Company to maximize calling efficiency and customer contact capabilities. The Company currently has space and system capacity to significantly expand its telemarketing staff. The auto-dialer enhances productivity via high-speed dialing coupled with a screening process to detect no-answers, nonexistent numbers and answering machines. This technology allows sales agents to concentrate their efforts on actual customers. Phone numbers are loaded into the auto-dialer and cleared during each shift of sales agents to ensure all numbers have been called. In addition to outbound telemarketing calls, the Company receives incoming calls that are prompted by mailings. Incoming calls are routed directly to the telemarketing department where sales agents service the inquiry.

      The telemarketing agents are trained to understand the customer base, keeping in mind that the individual has experienced collection techniques employed by several agencies. The Company believes the utility of an unsecured credit card often is a major benefit to this segment of consumers because they may not qualify for a traditional unsecured account. The Company also believes that an important feature of its program is the opportunity to settle an old account and to gain the opportunity to establish a positive payment history on one's credit record by making timely and consistent payments on a new credit card.

The table below summarizes the Company's standard credit card program as currently offered:

      Initial Credit Line:    Settlement Amount
      Annual Fee:             $0 the 1st year; $35 annual thereafter
      Interest Rate:          18.9% or 19.9%
      Grace Period:           25 Days
      Late Fee:               $10.00
      Over Limit Fee:         $10.00
      Cash Advance Fee:       Greater of 2% or $2.00
      Minimum Payment:        Greater of 3% or $10.00

      For any customer who does not wish to maintain a new credit card account but who agrees to settle his previously charged-off debt account, the Company has established a non-card resolutions department whereby the customer can make an installment or lump sum payment to settle his obligation.

      The Company also offers the convenience of an Automatic Payment Program ("APP") to its customers, whereby the customer authorizes the Company to withdraw from the customer's bank account the monthly minimum credit card payment. Approximately 18% of the Company's customers are currently using APP. Accounts on APP have a lower incidence of delinquency than those accounts that are not on APP.

      Applicants who meet defined underwriting or exception criteria and satisfy all verification standards are notified of acceptance into the program and issued a card. Although the initial credit limit of the credit card is fully utilized when issued, an applicant regains availability of credit on the card as and to the extent the applicant makes principal payments. The applicant may also earn additional credit by establishing a positive payment history with the Company. Applicants failing to meet the defined underwriting or exception criteria or to satisfy all verification

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standards are notified of denial in accordance with the Equal Credit Opportunity
Act. Such applicants are offered installment and lump sum payment options to settle their debt. Historically, over 95% of the applicants have qualified for the credit card.

      Once a customer has accepted the offer and has cleared the underwriting process, the relevant data is transmitted to First Data Resources, Inc. ("FDR") to establish the new account on FDR's credit card processing system. The Company has arranged, through two unaffiliated banks, to issue the credit cards and for FDR to provide certain cardholder services including data processing, card issuance, monthly customer statement processing, and customer correspondence. FDR is a subsidiary of First Data Corporation, a provider of information processing and related services, including cardholder processing and merchant processing, for major financial institutions throughout the United States. The Company believes that outsourcing these services to FDR gives the Company certain operational efficiencies and the flexibility to handle additional growth.

      CUSTOMER SERVICE AND COLLECTIONS:

      The Company believes that in order to maximize the customer's payment performance, it is imperative to have a sophisticated, highly structured hands-on approach to educating and servicing the customers and addressing situations that would result in default without attention and assistance from the Company. The front-end servicing group, the customer service group, and the back-end servicing group are key components of the Company's credit card servicing and collections functions.

      The front-end servicing group conducts, among other services, the Company's "Welcome Aboard" program by verifying that the customer has received the credit card and that the customer thoroughly understands the program and how to use the credit card. In addition, the front-end servicing group places calls to customers at other critical junctures, including approximately ten days prior to the first payment due date and at various other specified times if a customer becomes delinquent in his payments. The front-end servicing group also pursues all first payment defaults and handles the majority of inbound collection calls. These calls are a part of the Company's educational approach with customers that stresses the importance and benefits of making timely and consistent payments.

      The customer service group handles calls from customers regarding their accounts, including balance inquiries, billing inquires and disputes, requests for replacement cards, requests for temporary credit line increases and requests for evidence of account activity. Customer service representatives counsel the customer on use of the card and continue the process of instilling the importance and benefits of making timely and consistent payments.

      The back-end servicing group is responsible for collection of delinquent credit card accounts in a prompt, professional and thorough manner in order to reduce net credit losses. The Company uses state of the art predictive and power dialing technology to maximize collector productivity, and heavily emphasizes the "instant payment" products such as Western Union Quick Collect. Collection calls are prioritized based on models developed by the Company for their specific customer base. The Company maintains a strict reage policy which allows accounts to be reaged if the cardholder displays a desire to correct the status of the account as well as an ability to continue making monthly payments on the account. The Company has systemic restrictions in place which prevent customer service representatives from performing unauthorized reaging of accounts. In an effort to maximize cash flow, the settlement of an account may be negotiated in cases where the Company has determined that the account is destined to become a charge-off and there is no potential to retain the customer. Accounts are charged off and taken as a loss either after formal notification of bankruptcy or when they become contractually 120 days past due. Accounts identified as fraud losses are immediately reserved for and charged off no later than 90 days after the last activity. Charged-off accounts are referred to the Company's Resolutions Department for further recovery efforts.

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      FINANCINGS, RECEIVABLE SALES, AND SECURITIZATIONS:

      An important piece of the Company's business strategy is to securitize seasoned receivables and/or sell receivables to third parties for cash, thereby realizing an economic gain in an amount equal to the excess of the cash proceeds from the sale or securitization over the Company's cost basis in the receivables.

      The Company has significant ongoing cash needs to fund its operations and to fund the purchase of non-performing consumer debt portfolios. The Company's ability to sell or securitize the receivables and/or finance these receivables on-balance sheet is critical to the future and growth of the business. In order to sell or securitize its receivables, the Company maintains a detailed database concerning the status and performance of each of the receivables in its portfolio. Maintaining this database is necessary for the Company to provide historical performance information to potential lenders and purchasers of its receivables. Potential lenders and purchasers assess the Company's portfolio of receivables according to a variety of factors including monthly repayment rates by the cardholders and annualized default rates.

      During the fiscal year ended May 31, 1999, the Company sold approximately $7.0 million in credit card receivables to a third party for $5 million. In addition, the Company completed three securitizations of seasoned credit card receivables ("Receivables") with a principal balance of approximately $20.4 million with three unconsolidated wholly-owned qualified special purpose entities ("SPE's"). All credit cards sold in these transactions were current with a minimum of eight consecutive payments made on each account. The SPE's financed the purchase of the Receivables with a series of loans from an investment bank ("Lender") totaling approximately $13 million. The Company sold the receivables to the SPE's for approximately $17.3 million. The difference between the sales price and debt proceeds was accounted for as a capital contribution by the Company. In November 1999, the Company sold the stock of its three SPE's for approximately $8.4 million in cash. Subsequent to the stock sale, the Receivables owned by the SPE's were sold to an unaffiliated credit card bank. The Company intends to securitize receivables in the capital markets and sell receivables to unaffiliated credit card banks in the ordinary course of business.

      The Company also maintains a senior secured revolving credit line with Coast Business Credit, a division of Southern Pacific Bank. The credit line was established in May 1998 for $5 million and was subsequently increased to $10 million in June 1999 and to $15 million in December 1999. The line of credit expires in June 2001 and is secured by substantially all of the Company's assets. Borrowings under the credit line are based on a formula which is dependent primarily upon the performance and seasoning of the Company's credit card receivables.

      The Company has also received secured financing from a related party which is subordinated to the Company's senior secured revolving credit line. See "Item 7 - Certain Relationships and Related Transactions." The principal amount outstanding of these subordinated notes totaled $10,009,042 at May 31, 1997, $27,674,940 at May 31, 1998 and $17,674,940 at May 31, 1999.

      In October 1999, the Company established a $17.5 million secured revolving credit line with General Electric Capital Corporation to finance the acquisition of non-performing consumer debt portfolios. The borrower is a bankruptcy remote special purpose entity, Credit Store Capital, Corp. ("CSCC"), established by the Company for this transaction. Borrowings are non-recourse to the Company and based on the age of the non-performing consumer debt portfolios acquired by the Company coupled with contracts that CSCC enters into to resell portfolios to other debt buyers. The transfer of receivables to CSCC by the Company does not qualify for sale treatment under SFAS 125. CSCC will be fully consolidated with the Company's financial results.

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COMPETITIVE CONDITIONS

      The Company experiences competition in all segments of its business operations. The Company competes with a wide range of third-party collection companies and other financial services companies seeking to purchase portfolios of non-performing consumer debt and with traditional collection companies seeking consignments of such debt for collection. The Company also competes with companies that provide financing to consumers that have previously defaulted on a debt obligation. As more buyers enter the market to purchase portfolios of non-performing consumer debt, the price for the purchase of such portfolios may increase and the Company's business strategy may become less profitable or viable. Some of these competitors may have substantially greater personnel and financial resources than the Company. The Company believes its major competitors include CapitalOne Inc., Outsourcing Solutions, Inc., Providian Bancorp, and West Capital Corporation. The Company believes it competes effectively based on what it believes are superior information technology capabilities, which enable it to evaluate, and purchase receivables, more effectively than some of its competitors. Further, the Company believes it differentiates itself from most of its competitors through its innovative credit card program which allows the consumer to resolve a prior obligation in a positive manner.


GOVERNMENT REGULATION

      The Company's collection practices, business operations and credit card receivables are subject to numerous federal and state consumer protection laws and regulations imposing licensing and other requirements with respect to purchasing, collecting, making and enforcing consumer loans. The Company conducts periodic compliance reviews and, if necessary, implements procedures to bring the Company into compliance with all applicable state and federal regulatory requirements. The failure to comply with such statutes or regulations could have a material adverse effect on the Company's results of operations or financial condition.

      The Fair Debt Collection Practices Act (FDCPA) and comparable state statutes establish specific guidelines and procedures that debt collectors must follow to communicate with consumer debtors, including the time, place and manner of such communications. It is the Company's policy to comply with the provisions of the FDCPA and comparable state statutes in all of its collection activities, although it may not be specifically subject thereto. If these laws apply to some or all of the Company's collection activities, the Company's failure to comply with such laws could have a material adverse effect on the Company.

      As a purchaser of consumer receivables, the Company may acquire certain receivables subject to legitimate claims, defenses or rights of offset on the part of the consumer. As a result, the Company may not be able to collect certain receivables it has purchased. For example, the Company, as previously described, acquires "out of statute" accounts which are subject to a statute of limitations defense, and may also acquire some credit card accounts where customers cannot be held liable for, or their liability may be limited with respect to, charges to a credit card account that were a result of an unauthorized use of a credit card.

      The relationship of a customer and a credit card issuer is extensively regulated by federal and state consumer protection and related laws and regulations. While the Company itself is not a credit card issuer, because many of its receivables are originated through credit card transactions, certain of the Company's operations are affected by such laws and regulations. Significant laws include the Federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Electronic Funds Transfer Act (and the Federal Reserve Board's regulations which relate to these Acts), as well as comparable statutes in those states in which customers reside or in which the originating institutions are located. State laws may also limit the interest rate and the fees that a credit card issuer or other consumer lender may impose on its customers. Among other things, the laws and regulations applicable to credit card issuers impose disclosure requirements when a credit card account is advertised, when it is applied for and when it is opened, at the end of monthly billing cycles and at year end. Federal law requires credit card issuers to disclose to consumers the interest rates, fees, grace periods and

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balance calculation methods associated with their credit card accounts, among other things. In addition, customers are entitled under current laws to have payments and credits applied to their credit card accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. In addition, some laws prohibit certain discriminatory practices in connection with the extension of credit. Failure by the originating institutions or the Company to comply with applicable statutes, rules and regulations could create claims and/or rights of offset by the customers which could have a material adverse effect on the Company.

      Changes in any such laws or regulations, or in the interpretation or application thereof, could have a material adverse effect on the Company. Various proposals which could affect the Company's business have been introduced in Congress in recent years, including, among others, proposals relating to imposing a statutory cap on credit card interest rates, substantially revising the laws governing consumer bankruptcy, limiting the use of social security numbers, permitting affiliations between banks and commercial, insurance or securities firms, and other regulatory restructuring proposals. There have also been proposals in state legislatures in recent years to restrict telemarketing activities, impose statutory caps on consumer interest rates, limit the use of social security numbers and expand consumer protection laws. It is impossible to determine whether any of these proposals will become law and, if so, what impact they will have on the Company.

      Due to the consumer-oriented nature of the collections and credit card industry, there is a risk that the Company or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws, and consumer law torts, including fraud. A significant judgment against the Company or within the industry in connection with any such litigation could have a material adverse effect on the Company's results of operations or financial condition. See
"Item 8 - Legal Proceedings."


EMPLOYEES

      As of December 22, 1999, the Company had 299 employees. No employee group is covered under a collective bargaining agreement. The Company conducts on-site training in all facets of its business and does not anticipate difficulties in hiring from the local market. The Company believes its relationship with its employees is good.


TECHNOLOGY AND SYSTEMS

      The Company utilizes a variety of management information and telecommunications systems to enhance productivity in all areas of its business. The Company utilizes the latest technology in its operations and employs multiple levels of backup to minimize the risk of systemic breakdown.

      The Company implemented a new proprietary credit card origination and servicing system ("NOCS") in fiscal year 1999, which among other advances, will make the Company Year 2000 compliant. NOCS puts all aspects of the Company's operation on a seamless platform from the time a new portfolio is purchased until an account is converted to a new credit card and set up on the First Data Resources ("FDR") credit card servicing platform. NOCS includes specialized applications for telesales, underwriting, non-card collections, payment processing, account scrubbing processes, portfolio stratification, and customer service.

      The overall computing platform is client-server, Windows NT/SQL based, SQL and scaleable to accommodate the Company's growth plans. The Company employs the latest technology in telephony, including a predictive auto-dialer and voice recognition technology. The telephony platform is capable of supporting in excess of 2000 workstations and the Company believes it is easily expandable to accommodate the Company's growth plans.

      The Company uses FDR as its third party processor of credit card data and merchant interchange. Among the services that FDR provides is the processing and mailing of the monthly cardholder statements. FDR, the largest card processor in the world, provides these services to major financial institutions throughout the United States.

      The Company uses image-based technology and processing to minimize paper flow wherever possible. The Company has also invested in the latest data warehousing technologies to support its data mining strategies. The Company believes data warehousing gives them a distinct competitive advantage in the portfolio analysis and acquisitions aspect of its business. In addition, the Company believes data warehousing will give it an advantage in the securitization markets through its ability to provide a sophisticated level of performance detail to investors.


IMPACT OF THE YEAR 2000 COMPUTER PROBLEM

      OVERVIEW. The Year 2000 issue arises out of potential problems with computer systems or any equipment with computer chips that use dates where the date has been stored as just two digits (e.g., 98 for 1998). On January 1, 2000, any clock or date recording mechanism, including date sensitive software, which uses only two digits to represent the year, may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations and cause a disruption of operations, including, among other things, a temporary inability to process transactions, send letters and statements or engage in similar activities.

      STATE OF READINESS. The Company believes it has replaced or modified all of its material computer systems and business applications software so that its computer systems will properly utilize dates beyond December 31, 1999 and does not believe that any further material expenditures will be necessary to make these systems Year 2000 compliant. The Company created a Year 2000 Project Team which identified all internal systems and third party vendors and evaluated them as critical or non-critical. The team then evaluated and addressed all systems and any Year 2000 issues applicable to each system. Throughout this process, comprehensive Year 2000 information was documented and saved.

      Most of the Company's major vendors are large institutions, which the Company believes either are or will become Year 2000 compliant due to the regulated nature of their businesses and the size and financial strength of these businesses. To date, the Company has been able to convert data received from lenders and other third parties rendering it Year 2000 compliant and expects that it will continue to be able to do so in the future.

      The Company believes that its most critical outside vendor is FDR which provides services to the Company, including data processing, card issuance, monthly customer statement processing and customer correspondence. The Company believes that FDR applied substantial time and resources into its Year 2000 compliance efforts. FDR has certified to the Company that all FDR systems are Year 2000 compliant.

      COSTS. To date, the Company has incurred less than $100,000 in third-party expenses as a result of the Company's Year 2000 compliance efforts. The Company believes it has replaced or modified all of its critical computer systems and business applications software in the normal course of its business expansion and that its computer systems are currently Year 2000 compliant. The Company used in-house programmers for most of the modifications and did not separately account for the costs of making these systems Year 2000 compliant. Year 2000 issues with third-party processing vendors were addressed internally between the Company and each specific vendor.

      WORST-CASE SCENARIO. The Company believes that its worst-case scenario is that its outside vendors (such as FDR) are not Year 2000 compliant due to unforeseen or unexpected problems with their systems that their Year 2000 testing did not discover and that there are errors and/or delays in processing or billing the credit card accounts.

Since FDR services all of the Companies credit card receivables, any Year 2000 problem at FDR could cause a material disruption in the Company's business. Management believes that the cost of any such disruption would have a material adverse effect on the Company's results and financial condition.

      RISKS. The Company is not currently aware of any internal Year 2000 compliance problem that could reasonably be expected to have a material adverse effect on the Company's business, operating results or financial condition. However, the Company may discover unanticipated Year 2000 compliance problems in the Company's computer infrastructure that will require substantial revisions or replacements. In addition, third-party software, hardware, or services incorporated into our material systems or other systems upon which we rely may need to be revised or replaced. Such revisions and replacements could be time consuming and expensive.

      The computer systems of governmental agencies, utility companies, third-party service providers and others outside of our control may not be Year 2000 compliant. The failure by such entities to achieve timely Year 2000 compliance could result in a systemic failure beyond our control, such as prolonged telecommunications or electrical failures. If a protracted disruption in electrical power or telecommunications services were to occur, the Company's collection and marketing efforts, and therefore its operations, could be materially adversely affected.

      CONTINGENCY PLAN. The Company has contingency plans that include, in the event of computer hardware or software non-compliance, identification and replacement of critical products as appropriate. In the event of vendor-related Year 2000 problems, alternate vendors who have the ability to provide similar products or services have been identified. On December 31, 1999, personnel will be present to monitor our systems and software for Year 2000 issues, which our compliance team will then address. The Year 2000 project team identified a period of time before and after January 1, 2000 which it identified as Year 2000 critical. Specific personnel have been assigned to test, monitor, evaluate and address any Year 2000 issues prior to January 1, 2000 and beyond.

THIRD-PARTY SERVICING

      At May 31, 1999, the Company serviced approximately 20,000 accounts subject to third party servicing agreements. The vast majority of these accounts were owned by the special purpose corporations used for the Company's three securitizations. The Company intends to concentrate on servicing its own accounts and accounts that it has either securitized or sold to third party investors.


ITEM 2 - FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

      The following selected financial data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto. The selected statement of operations data with respect to the years ended December 31, 1994 and 1995 and the period from January 1, 1996 to October 8, 1996 and the selected balance sheet data at December 31, 1994 and 1995 and at October 8, 1996 are derived from the audited financial statements of the Company's predecessor, SOIC. The statement of operations data with respect to the years ended May 31, 1997, 1998 and 1999 and the balance sheet data at May 31, 1997, 1998 and 1999 are derived from, and are qualified by reference to, the Company's audited financial statements included elsewhere herein. The consolidated financial statements for the years ended May 31, 1998 and 1999 were audited by Grant Thornton, LLP, independent auditors, and the consolidated financial statements for the year ended May 31, 1997 were audited by Tanner & Co., independent auditors. The selected financial data as of August 31, 1998 and 1999 for the three months then ended were derived from the Company's unaudited consolidated financial statements included elsewhere herein and, in the opinion of management, includes all material adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods. Operating results for the three months ended August 31, 1999 are not necessarily indicative of results that may be expected for the remainder of the fiscal year ending May 31, 2000. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" below.



                                            PREDECESSOR(1)                                          COMPANY
                            --------------------------------------------------------------------------------------------------------
                                                               JANUARY 1,
                             FOR THE YEAR ENDED DECEMBER 31     1996 TO                        FOR THE YEAR ENDED
                                                               OCTOBER 8,                            MAY 31
                            --------------------------------                  ------------------------------------------------------
                                 1994             1995            1996              1997               1998              1999
                            ---------------  --------------- ----------------------------------- ----------------- -----------------
CONSOLIDATED OPERATIONS
DATA:

Income from credit
  card receivables*                                                            $         71,174    $    3,951,602       $ 6,438,460

Revenue in excess of
  cost recovered*                                                                         3,934         8,042,255        21,852,316

Gain on sale of
   portfolios*                                                                                -                 -        11,851,080

Servicing fees and
  other income                  $9,052,306       $6,528,503     $ 2,078,506           1,601,228         1,292,596         1,564,356
                            ---------------  --------------- ----------------------------------- ----------------- -----------------
Total revenue                    9,052,306        6,258,503       2,078,506           2,576,336        13,286,453        41,706,212

Provision for losses                     -               -              -             1,494,001         6,483,736         4,607,081
                            ---------------  --------------- ----------------------------------- ----------------- -----------------
Net revenue                      9,052,306        6,258,503       2,078,506           1,082,335         6,802,717        37,099,131

Net income (loss)                2,242,672        2,727,711     (1,512,488)        (14,246,259)      (29,151,330)         3,633,697

Comprehensive
  income (loss)*                                                                   (14,246,259)      (29,151,330)         6,130,845

Dividends on
  preferred stock*                                                                      (7,397)         (399,996)       (1,799,999)
                            ---------------  --------------- ----------------------------------- ----------------- -----------------
Net income (loss)
  applicable to common
  shareholders                  $2,242,672       $2,727,711    $(1,512,488)       $(14,253,656)     $(29,551,326)        $1,833,698
                            ===============  =============== ===============--================== ================= =================
Net income (loss) per
  common share, basic
  and diluted                   $     0.45       $     0.55    $     (0.30)        $     (0.55)     $      (0.89)        $     0.05
                            ===============  =============== ===============--================== ================= =================

CONSOLIDATED BALANCE SHEET
DATA:

Cash and restricted cash         $ 515,600        $ 279,357       $  58,162         $ 2,685,581       $ 8,205,071        $4,283,930

Investment in
  on-performing
  consumer debt, net*                                                                 8,352,749         6,125,511         3,227,711

Credit card receivables,
  net*                                                                                2,566,909        12,919,970        18,631,403

Notes payable                            -               -        1,158,336             428,973         5,902,041         6,086,766

Subordinated notes and
  accrued interest-related
  party                                  -                -         880,000          10,446,043        31,807,322        19,246,595
                                                                              ------------------ ----------------- -----------------
Total assets                     1,547,899          524,579       2,884,860          24,903,167        40,176,415        45,991,970

Total liabilities                  784,695          279,960       4,007,145          18,118,396        47,366,530        33,692,311

Total stockholders'
  equity (deficit)                 763,204          244,619     (1,122,285)           6,784,771       (7,190,115)        12,299,659


                                          COMPANY
                              -----------------------------------
                                 FOR THE THREE MONTHS ENDED
                                          AUGUST 31
                              -----------------------------------
                                     1998              1999
                              ----------------   ----------------
CONSOLIDATED OPERATIONS
DATA:

Income from credit
  card receivables*               $  1,453,124     $   2,041,574

Revenue in excess of
  cost recovered*                    4,718,504         5,199,917

Gain on sale of
   portfolios*                       3,343,694               -

Servicing fees and
  other income                         699,805           883,134
                              -----------------  ----------------
Total revenue                       10,215,127         8,124,625

Provision for losses                 1,388,679         2,034,876
                              -----------------  ----------------
Net revenue                          8,826,448         6,089,749

Net income (loss)                      208,782       (2,511,573)

Comprehensive
  income (loss)*                       208,782       (1,733,742)

Dividends on
  preferred stock*                   (299,999)         (500,000)
                              -----------------  ----------------
Net income (loss)
  applicable to common
  shareholders                      $ (91,217)      $(3,011,573)
                              =================  ================
Net income (loss) per
  common share, basic
  and diluted                        $  (0.00)        $   (0.09)
                              =================  ================

CONSOLIDATED BALANCE SHEET
DATA:

Cash and restricted cash            $5,524,378        $2,531,428

Investment in
  on-performing
  consumer debt, net*                5,612,313         2,397,154

Credit card receivables,
  net*                              15,442,739        24,476,584

Notes payable                        5,821,686        11,811,174

Subordinated notes and
  accrued interest-related
  party                             22,651,522        19,484,130
                              -----------------  ----------------
Total assets                        39,975,281        50,641,174

Total liabilities                   36,956,614        39,206,007

Total stockholders'
  equity (deficit)                   3,018,667        11,435,167

                                            PREDECESSOR(1)                                          COMPANY
                            --------------------------------------------------------------------------------------------------------
                                                               JANUARY 1,
                             FOR THE YEAR ENDED DECEMBER 31     1996 TO                        FOR THE YEAR ENDED
                                                               OCTOBER 8,                            MAY 31
                            --------------------------------                  ------------------------------------------------------
                                 1994             1995            1996              1997               1998              1999
                            ---------------  --------------- ----------------------------------- ----------------- -----------------
SELECTED OPERATING DATA:

Outstanding balance of
  non-performing debt
  acquired during the period*                                                    $1,067,579,343      $890,634,206      $891,904,454

  Credit card  receivables
  Owned and managed*                                                                 35,709,395        84,830,552        89,149,715

Number of accounts
  owned and managed*                                                                     26,803            84,351            94,278

Total employees, end
  of period*                                                                                233               292               305

                                          COMPANY
                              -----------------------------------
                                 FOR THE THREE MONTHS ENDED
                                          AUGUST 31
                              -----------------------------------
                                     1998              1999
                              ----------------   ----------------
SELECTED OPERATING DATA:

Outstanding balance of
  non-performing debt
  acquired during the period*     $523,915,479       $91,481,699

  Credit card  receivables
  Owned and managed*                90,528,114        88,560,248

Number of accounts
  owned and managed*                    88,197            95,197

Total employees, end
  of period*                               296               294

---------------------
*    Information not applicable for predecessor company.

(1) The information for the fiscal years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to October 8, 1996 relates to SOIC, the Company's predecessor. See "Item 1 -- Business -- General Development of Business" and Note A of Notes to Consolidated Financial Statements.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following management discussion and analysis focuses on those factors that had a material effect on the Company's financial results of operations and financial condition for fiscal years ended May 31, 1997, 1998 and 1999 and the three months ended August 31, 1998 and 1999. The following discussion of the Company's financial condition and results of operations should be read in connection with the Company's consolidated financial statements and notes thereto appearing elsewhere herein. The following discussion contains certain forward-looking statements that involve risk and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties related to the need for additional funds, the rapid growth of the operations and the ability of the Company to operate profitably after the initial growth period is completed. For a more extensive discussion of such risks and uncertainties, see "Cautionary Statements and Factors that may Affect Future Results," below. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect any future events or circumstances.


OVERVIEW

      The Credit Store, Inc. is a technology based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The Company reaches these consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After appropriate seasoning, the Company seeks to sell or securitize the credit card receivables generated by this business strategy. The Company offers other forms of settlement to those consumers who do not accept the credit card offer.

      The Company was incorporated in 1972 in Utah as Valley West Development Corporation, changed its corporate domicile to Delaware in 1995, and changed its name to Credit Store, Inc. on October 8, 1996. Prior to October 8, 1996, the Company discontinued operations of its prior line of business which was unrelated to its current operations. On December 4, 1996, the Company acquired from Taxter, all the capital stock of Holdings. At the time of the acquisition, Holdings' sole asset was the capital stock of SOIC, which had been engaged since

January 1996 in the business of acquiring non-performing consumer debt portfolios, and the marketing and servicing of credit cards generated from these portfolios. From 1982 through December 1995, SOIC had been a marketer and servicer of secured credit cards for a South Dakota bank under a contractual arrangement which expired in December 1995. Following the acquisition of Holdings, the Company engaged directly, and through SOIC and its affiliates, in the acquisition of non-performing consumer debt and the marketing and servicing of credit cards generated from these portfolios. In February 1998, Holdings and Credit Store Mortgage, Inc., a wholly owned subsidiary of the Company, were each merged into the Company and the Company's name was changed to The Credit Store, Inc. As a result of the above, and because the Company had no operations during the period from May 31, 1996 to October 8,1996, the operations for the period ended May 31, 1997 are not comparable to any prior period, including the period immediately prior to the acquisition when the predecessor was owned and managed by different groups. Further, the operations of the Company's predecessor, SOIC, did not include many of the activities currently engaged in by the Company.

ACCOUNTING.

      INVESTMENTS IN NON-PERFORMING CONSUMER DEBT. The Company accounts for its investments in non-performing consumer debt in accordance with the provisions of the American Institute of Certified Public Accountants' Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans," which prescribes two methods (yield method and cost recovery method) for amortizing the excess of face value over the purchase price of acquired portfolios. Under Practice Bulletin 6, a company may use the yield method of accounting if the company has the experience and data to predict the amount and timing of collections that will be received from the acquired portfolio. Under the yield method, the acquirer makes an estimate of the amount and timing of collections on an acquired portfolio and accretes the discount into income over the economic life of the acquired portfolio according to an internal rate of return established for the acquired portfolio. Given the Company's short history, the Company believes it is required to use the cost recovery method to account for the acquired portfolios. Under the cost recovery method, the Company records the purchase price of a portfolio and any costs directly related to the purchase as an investment in non-performing consumer debt on the balance sheet. Cash flows related to the acquired portfolio are applied to reduce the investment on the balance sheet to zero prior to recognizing revenue from that portfolio. Once the cost of a portfolio has been recovered, the ensuing cash flow is recorded as the excess of revenue over cost recovered. The Company adopted cost recovery in fiscal year 1998 and restated the results of fiscal year 1997 to conform to the cost recovery presentation.

      CREDIT CARD RECEIVABLES. The Company records the amounts funded for new purchases and cash advances, accrued interest on new purchases and cash advances, and accrued fees, less a provision for losses as net credit card receivables on the balance sheet. This amount is substantially below the amount owed to the Company by the cardholder. At May 31, 1999, the Company owned $55,184,540 in credit card receivables. The amount of funded purchases and advances, accrued interest on the purchases and advances, and accrued fees, were recorded on the Company's balance sheet less a provision for losses as $18,631,403. As a credit card account continues to perform and season, the credit card receivable on the balance sheet approaches the amount actually owed by the cardholder to the Company.

      SECURITIZATIONS. The Company completed three securitizations of credit card receivables (the "Receivables") with a principal balance of approximately $20.4 million with three unconsolidated wholly-owned qualified special purpose entities (the "SPE's). All credit cards sold in these transactions were current with a minimum of eight consecutive payments made on each account. The SPE's financed the purchase of the Receivables with a series of loans from an investment bank (the "Lender") totaling approximately $13 million. The Company sold the Receivables to the SPE's for approximately $17.3 million. The difference between the sales price and debt proceeds was accounted for as a capital contribution by the Company.

      Under the provisions of SFAS 125, the securitizations are accounted for as sales. As a result, the Company recognized a pre-tax gain of approximately $8 million and recorded a retained interest in securitized credit card receivables at an allocated basis in the amount of approximately $1.3 million based on its relative fair value. At May 31, 1999, the allocated basis amount was adjusted to a fair value of approximately $5.1 million, resulting in approximately $3.8 million of unrealized gain on the retained interest in securitized credit card receivables. The unrealized gain was recorded net of tax of approximately $1.3 million, resulting in approximately $2.5 million as a separate component of stockholders' equity and a component of Consolidated Statement of Operations and Comprehensive Income (Loss). In estimating the fair value of the retained interest, the Company has estimated net cash flows based on the Company's historical collection results for similar receivables and discounted it using an appropriate rate.

      The retained interest in securitized credit card receivables is treated as a debt security classified as available-for-sale in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and is carried at fair value. At the time of securitization, the retained interest is initially recorded at the basis allocated in accordance with SFAS No. 125. This original cost basis is adjusted to fair value, which is based on the discounted anticipated future cash flows on a "cash out" basis, with such adjustment (net of related deferred income taxes) recorded as a component of other comprehensive income. The cash out method projects cash collections to be received only after all amounts owed to investors and lenders have been remitted.

      Income on the retained interest is accrued based on the effective interest rate applied to its original cost basis, adjusted for accrued interest and principal paydowns. The effective interest rate is the internal rate of return determined based on the timing and amounts of anticipated future cash flow projections for the underlying pool of securitized credit card receivables. The Company monitors impairment of the retained interest based on discounted anticipated future cash flows of the underlying receivables on a cash out basis compared to the original cost basis of the retained interest, adjusted for accrued interest and principal repayments.

      In November 1999, the Company sold the stock of its three SPE's for approximately $8.4 million in cash. The fair value of the SPE's was approximately $6.2 million at August 31, 1999.

      COMPREHENSIVE INCOME. The Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. All items required to be recognized under accounting standards as components of comprehensive income are required by SFAS No. 130 to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. Pursuant to SFAS No. 130, an enterprise must classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods provided for comparative purposes is required. For the year ended May 31, 1998, the Company had no sources of other comprehensive income. For the year ended May 31, 1999, the Company's investment in securitizations is classified as available for sale; and, therefore, in accordance with SFAS No. 115, the Company recognizes as other comprehensive income the unrealized gains or losses for the difference between the amortized cost and estimated fair value, net of tax.


RESULTS OF OPERATIONS

      FISCAL YEAR ENDED MAY 31, 1999 COMPARED TO FISCAL YEAR ENDED MAY 31, 1998:

      Revenues. Total revenue for the fiscal year ended May 31, 1999 was $41,706,212, a 214% increase from revenue of $13,286,453 during the fiscal year ended May 31, 1998. The increase was primarily due to a combination of increased revenues from a maturing credit card portfolio, portfolio securitizations and portfolio sales. Income from credit card receivables increased 63% from $3,951,602 in fiscal 1998 to $6,438,460 in fiscal 1999 due to an increase in the weighted average credit card receivables funded. Income from credit card receivables represents interest and fees on new advances or purchases made by holders of the Company's credit cards on an accrual basis. Revenue in excess of costs recovered increased 172% from $8,042,255 in fiscal 1998 to $21,852,316 in fiscal 1999 due to increased cash flow related to acquired portfolios and the effect of fully recovering the acquisition costs on many of the acquired portfolios. The Company's portfolio sales and securitizations resulted in an $11,851,080 gain on sales of portfolios. There were no such sales in the previous fiscal year. Servicing fees and other income increased 21% from $1,292,596 in fiscal 1998 to $1,564,356 in fiscal 1999 due to a higher average number of accounts under management subject to a servicing fee.

      EXPENSES. Salaries and employee benefits decreased 6% from $13,268,863 in fiscal 1998 to $12,484,582 in fiscal 1999 based on an average lower number of full-time equivalents. Interest expense decreased 15% from $4,760,905 in fiscal 1998 to $4,029,491 in fiscal 1999 based on a lower average amount of debt outstanding due to the conversion of $10 million of subordinated debt to preferred stock in May 1998, the conversion of $10 million of subordinated debt to preferred stock in August 1998 and a reduction in the interest rate on its senior debt. The provision for losses decreased 29% from $6,483,736 in fiscal 1998 to $4,607,081 in fiscal 1999 based on the experience of a more seasoned portfolio. Professional fees decreased 36% from $4,215,891 in fiscal 1998 to $2,701,016 in fiscal 1999 as the Company moved beyond its startup period requiring fewer outside professional services. Depreciation and amortization decreased 19% from $3,223,620 in fiscal 1998 to $2,614,216 in fiscal 1999.
Fiscal 1998 included an $816,667 writedown of existing software systems. Third party card services increased 46% from $3,097,347 in fiscal 1998 to $4,518,919 in fiscal 1999 in line with the increase in the average number of accounts under management. Mail processing increased 28% from $1,121,623 in fiscal 1998 to $1,434,506 in fiscal 1999 largely in line with increased marketing campaigns on existing portfolios of non-performing debt. Rental expenses decreased 7% from $825,517 in fiscal 1998 to $766,832 in fiscal 1999. Royalty expense, pursuant to mutual business development agreement, increased 644% from $207,238 in fiscal 1998 to $1,541,944 in fiscal 1999. The royalty expense is accrued when new credit card accounts make their third payment according to terms of the cardholder agreement. Increased royalty expense is due to a higher percentage of cards reaching a third payment due to a more thorough sales process and better account retention in the early months of a new account. See Note K of Notes to Consolidated Financial Statements. Other operating expenses as a group were stable, increasing 2% from $5,233,043 in fiscal 1998 to $5,360,337 in fiscal 1999.

      Income before taxes in fiscal 1999 was $1,647,288 compared to a loss before taxes of $29,151,330 in fiscal 1998. The Company recognized a tax benefit of $1,986,409 in fiscal 1999 leading to a net income of $3,633,697 in fiscal 1999 compared to a net loss of $29,151,330 in fiscal 1998. The Company recorded unrealized gains on its securitizations of $2,497,148, which, after adding to net income, produces a comprehensive income of $6,130,845. There were no sources of comprehensive income in fiscal 1998.

      NET INCOME (LOSS). Dividends on preferred stock have not been declared and are not yet payable, however, the Company treats the dividends as declared and payable for the purpose of calculating net income applicable to common shareholders and earnings per share. Preferred dividends for fiscal 1999 increased 350% from $399,996 in fiscal 1998 to $1,799,999 in fiscal 1999 due to the conversion of an aggregate of $20 million of subordinated debt to preferred stock in May and August 1998. After the effect of preferred dividends, net income applicable to common shareholders in fiscal 1999 was $1,833,698 in fiscal 1999 compared to a net loss applicable to common shareholders of $29,551,326 for fiscal 1998.

      FISCAL YEAR ENDED MAY 31, 1998 COMPARED TO FISCAL YEAR ENDED MAY 31, 1997:

      Revenues. Total revenue for the fiscal year ended May 31, 1998 was $13,286,453, a 303% increase from $3,294,428 for the fiscal year ended May 31, 1997. The increase was primarily due to a combination of increased revenues from a growing portfolios of performing credit card receivables and a full 12 months of operations compared to just under eight months of operations in fiscal 1997. Income from credit card receivables increased 307% from $971,174 in fiscal 1997 to $3,951,602 in fiscal 1998. Revenue in excess of cost recovered was $8,042,255 in fiscal 1998 compared to $3,934 in fiscal 1997 due to the startup nature of the operation in fiscal 1997. Servicing fees and other income decreased 19% from $1,601,228 in fiscal 1997 to $1,292,596 in fiscal 1998 as the Company de-emphasized servicing for third parties in order to concentrate on servicing and developing its own portfolios.

      EXPENSES. The provision for losses increased 333% from $1,494,001 in fiscal 1997 to $6,483,736 in fiscal 1998 as the portfolio of performing credit card receivables grew and as the volume of funded cardholder charges and cash advances grew proportionately. Interest expense increased 533% from $751,729 to $4,760,905 based on a higher level of debt outstanding during fiscal 1998 as compared to fiscal 1997. Salaries and employee benefits increased 120% from $6,031,513 in fiscal 1997 to $13,268,863 in fiscal 1998 due to increased full time equivalents and a full 12 months of operations. Professional fees increased 77% from $2,388,274 in fiscal 1997 to $4,215,891 in fiscal 1998 as the Company continued to incur expenses related to startup. Depreciation and amortization increased 239% from $952,362 in fiscal 1997 to $3,223,620 in fiscal 1998 as the Company invested in equipment and incurred a full year of depreciation related to it. Third party credit card services increased 244% from $899,986 in fiscal 1997 to $3,097,347 in fiscal 1998 due to the increased number of accounts serviced and a full 12 months of fees experienced in fiscal 1998. All other expenses as a group increased 53% from $4,823,026 in fiscal 1997 to $7,387,421 in fiscal 1998 primarily due to the inclusion of a full 12 months of costs in the period.

      NET LOSS. The above factors combined to produce net loss before preferred dividends of $29,151,330 in fiscal 1998 compared to a net loss before preferred dividends of $14,246,259 in fiscal 1997. After accounting for preferred dividends of $399,996 in fiscal year 1998 and $7,397 in fiscal 1997, the net loss applicable to common shareholders was $29,551,326 in fiscal 1998 compared to $14,253,656 in fiscal 1997.

      QUARTER ENDED AUGUST 31, 1999 COMPARED TO QUARTER ENDED AUGUST 31, 1998:

      REVENUES. Total revenue for the fiscal quarter ended August 31, 1999 (the first quarter of fiscal year 2000) was $8,124,625 a 21% decrease from $10,215,127 during the fiscal quarter ended August 31, 1998 (the first quarter of fiscal year 1999). During the first quarter of fiscal 1999, the Company completed its first portfolio sale to a bank which produced a $3,343,694 gain on sale. The Company did not conduct a portfolio sale or securitization during the first quarter of fiscal 2000. Other revenue components core revenue increased 18% during the first quarter of fiscal 2000. Income from credit card receivables increased 41% from $1,453,125 in the first quarter of fiscal 1999 to $2,041,574 in the same period of fiscal 2000 due to a higher average amount of funded credit card receivables during the period. Revenue in excess of costs recovered increased 10% from $4,718,504 in the first quarter of fiscal 1999 to $5,199,917 in the same period of fiscal 2000 due to the continued maturation of the acquired portfolios. Servicing fees and other income increased 28% from $699,804 in the first quarter of fiscal 1999 to $883,134 in the same period of fiscal 2000 based on servicing fees earned from securitized portfolios. The provision for losses increased 47% from $1,388,679 in the first quarter of fiscal 1999 to $2,034,876 in the same period of fiscal 2000 and increased as a percentage of core revenue from 20% to 25% due to a higher level of principal funded on the credit cards as discussed above. The above factors combined for a 31% decrease in net revenue after the provision for losses, from $8,826,448 in the first quarter of fiscal 1999 to $6,089,749 in the same period of fiscal 2000.

      EXPENSES. Salaries and employee benefits increased 4% from $3,138,712 in the first quarter of fiscal 1999 to $3,267,585 in the same period of fiscal 2000 based on a higher average number of employees and increased wage rates, but declined as a percentage of core revenue from 46% to 40% based on declining unit costs. Interest expense decreased 21% from $1,282,538 in the first quarter of fiscal 1999 to $1,007,902 in the same period of fiscal 2000 based on a lower average amount of debt outstanding due to the conversion of $10 million of subordinated debt to preferred stock that took place in August 1998. This conversion also allowed interest expense to decline as a percentage of core revenue from 19% in the first quarter of fiscal 1999 to 12% in the same period of fiscal 2000. Professional fees increased 28% from $393,894 in the first quarter of fiscal 1999 to $502,035 in the same period of fiscal 2000, but remained stable as a percentage of core revenue at 6%. Depreciation and amortization increased 9% from $620,539 in the first quarter of fiscal 1999 to $678,236 in the same period of fiscal 2000, and showed only a slight decrease as a percentage of core revenue from 9% to 8%. The increase is due to continued investments in technology. Third-party credit card services increased 3% from $1,021,907 in the first quarter of fiscal 1999 to $1,056,045 in the same period of fiscal 2000 and declined as a percentage of core revenue from 15% to 13% as unit costs declined. All other operating expenses declined 3% as a group from $2,160,076 in the first quarter of fiscal 1999 to $2,089,518 in the same period of fiscal 2000 and declined from 31% to 22% as a percentage of core revenue due to more efficient operating systems and declines in per unit costs.

      The above combined for a net loss before preferred dividends of $2,511,572 for the first quarter of fiscal 2000 versus net income of $208,782 in the first quarter of fiscal 1999. After preferred dividends of $500,000 in the first quarter of fiscal 2000, the net loss applicable to common shareholders was $3,011,572 compared to preferred dividends of $299,999 and a net loss of $91,217 in the first quarter of fiscal 1999.


LIQUIDITY AND CAPITAL RESOURCES

      The Company's seeks to maintain an adequate level of liquidity through active management of assets and liabilities. Because the characteristics of its assets and liabilities change, liquidity management is a dynamic process affected significantly by the maturity of the Company's assets and the seasonality of the credit card business which places significant demands on funding new charges and cash advances during certain times of the year, including the year-end holiday season.

      At May 31, 1997, the Company had $2,685,581 of cash and cash equivalents, compared to $8,205,071 at May 31, 1998 and $4,283,930 at May 31, 1999. The
Company maintains restricted cash reserves at its banks to facilitate the funding of new charges and advances on its customers' credit cards. These restricted balances were $1,000,000 at May 31, 1997, $1,000,000 at May 31, 1998, and $750,000 at May 31, 1999. At August 31, 1998, the Company had $5,524,377 in
cash and cash equivalents, of which $1,000,000 was restricted. At August 31, 1999, the Company had $2,531,428 in cash and cash equivalents, of which $750,000 was restricted.

      A significant source of liquidity for the Company has been the sale and securitization of credit card receivables. During the fiscal year ended May 31, 1999, the Company sold approximately $7.0 million in face amount of receivables to a third party for $5 million and raised approximately $13 million from three securitizations of seasoned credit card receivables totaling $20.4 million.

      The Company also maintains a senior secured revolving credit line with a bank. The credit line was established in April 1998 for $5 million and was subsequently increased to $10 million in June 1999. The line of credit expires in July 2001 and is secured by substantially all of the Company's assets.

      The Company has also received secured financing from a related party, which is subordinated to the Company's senior lender. See "Item 7 - Certain Relationships and Related Transactions." The principal amount outstanding of these subordinated notes totaled $10,009,042 at May 31, 1997, $27,674,940 at May 31, 1998 and $17,674,940 at May 31, 1999. As noted in Item 7, $10 million of this subordinated debt was converted to Series D Preferred Stock in May 1998. In August 1998, an additional $10 million of debt was converted to Series E Preferred Stock.

      In October 1999, the Company established a $17.5 million secured revolving credit line with a commercial finance company to finance the acquisition of non-performing consumer debt portfolios. The borrower is a wholly owned, bankruptcy remote special purpose entity established by the Company for this transaction. The transfer of receivables to this SPE by the Company does not qualify for sale treatment under SFAS 125. The SPE will be fully consolidated with the Company's financial results. See "Item 1 - Business; Narrative Description of Business--Business Operations."

CAPITAL EXPENDITURES AND PORTFOLIO ACQUISITIONS

      During fiscal 1999, the Company invested $8,837,087 to acquire portfolios of non-performing consumer debt, a decrease of 45% from the $16,031,225 invested in fiscal 1998, which was a 11% increase over the $14,469,333 invested fiscal 1997.

      The Company invested $682,539 in property and equipment during fiscal 1999 compared to $4,170,472 in fiscal 1998 and $10,164,477 in fiscal 1997. A majority of the hardware commitments to build the Company's business platform were made in fiscal years 1997 and 1998. During the first quarter of fiscal 2000, the Company invested $33,923 in new capital equipment compared to $171,623 during the first quarter of fiscal 1999.

      The Company plans to make continued investments in technology and non-performing portfolios for the remainder of the fiscal year, the amount of which will depend on the amount of financing and new capital available for such investments. The Company believes that its asset securitization programs, together with the revolving credit facility, long term debt issuance, equity issuance, and cash flow from operations, will provide adequate liquidity to the Company for meeting anticipated cash needs, although no assurance can be given to that effect.

INFLATION

      The Company believes that inflation has not had a material impact on its results of operations for the three years ended May 31, 1999.

CAUTIONARY STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

      Certain statements made in this Registration Statement on Form 10, which are summarized below, are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Some factors that could cause actual results to differ include, but are not limited to, those identified as follows:

      RISKS ASSOCIATED WITH NON-PERFORMING RECEIVABLES. The business of the Company consists of acquiring and collecting non-performing consumer receivables which, in general, have been deemed uncollectible and, consequently, written-off by the originating institution. Prior to the Company's acquisition of the receivables, numerous attempts generally have been made by the originating institutions to collect on the non-performing accounts, typically through in-house collection departments, as well as third-party collection agencies. The Company acquires the receivables at a significantly discounted price and believes it can successfully obtain recoveries on the receivables in amounts in excess of its acquisition cost for the receivables. While the Company believes its knowledge of the market and its ability to collect and convert non-performing accounts into new credit card accounts enables the Company to minimize the higher risks inherent in the purchase of non-performing debt, no assurance can be given that the Company has adequate protection against these risks. In the event that the conversion of charged-off accounts to credit card accounts and/or the collection on receivables is less than anticipated, or if the new credit card accounts experience higher delinquency rates or losses than anticipated, the Company's financial condition and results of operations will be adversely affected.

      RISKS ASSOCIATED WITH RAPID GROWTH. Since inception, the Company has grown rapidly, placing significant demands on its management, administrative, operational and financial resources. The Company seeks to continue its growth trends, which could place additional demands on its resources. Future growth will depend on numerous factors, including the development of additional relationships with banks willing to issue credit cards for the Company, the availability of additional financing to purchase non-performing portfolios and finance its ongoing operations, the ability to sell and securitize the Company's seasoned credit card receivables, the ability to maintain a high quality of customer service, and the recruitment, motivation and retention of qualified personnel.

      Sustained growth also may require the implementation of enhancements to its operational and financial systems and may require additional management, operational and financial resources. There can be no assurance that the Company will be able to manage its expanding operations effectively or to maintain its historical level of cash flows from the portfolios it has purchased, or that it will be able to maintain or accelerate its growth, and any failure to do so could have a materially adverse effect on the Company's business, results of operations, and financial condition.

      POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS AND CASH REQUIREMENTS. The timing of portfolio acquisitions along with the timing of its seasoned credit card receivables sales and securitizations can affect the timing of recorded income and result in periodic fluctuations in the Company's quarterly operating results. The timing of any sale or securitization transaction is affected by a number of factors beyond the Company's control including market conditions and the presence of investors and lenders interested in the Company's seasoned credit card accounts.

      The Company may experience seasonal fluctuations in cash requirements due to a variety of factors beyond the Company's control including the rate at which customers pay down their credit card balance and the rate at which the customers make new purchases and cash advances on their accounts. The Company may experience higher cash requirements during the year-end holiday season and at other times during the year when customers make new purchases on their credit cards at a faster rate than they pay their debts.

      NET LOSSES; ACCUMULATED DEFICIT. The Company has incurred substantial net losses and had an accumulated deficit of approximately $39.9 million at May 31, 1999. Significant expenditures have been made to build the infrastructure necessary to acquire charged-off portfolios, market and create new credit card accounts from these portfolios, and service the resulting base of credit card accounts. There can be no assurance that the Company will be able to maintain profitable long enough to recover the accumulated deficit to date. Results of operations will depend upon numerous factors including without limitation, costs associated with the purchase of charged-off consumer debt portfolios and the marketing, origination and servicing of the Company's credit card receivables, the revenue generated from the Company's credit card portfolio, the availability of additional financing to purchase non-performing consumer debt portfolios and finance working capital, the performance of the Company's receivables, the ability to sell and securitize the Company's seasonal credit card receivables, and the market acceptance of the Company's products and services.

      ADDITIONAL FINANCING REQUIREMENTS; POTENTIAL UNAVAILABILITY OF ADDITIONAL FINANCING. The Company has a substantial ongoing need for liquidity to finance its operations, and this need is expected to increase along with the growth in the Company's business. The Company's primary operating cash requirements include the purchase of non-performing portfolios, the marketing, servicing and collection of credit cards, and ongoing administrative expenses.

      The Company funds its cash requirements through a combination of cash flow from operations, asset sales and securitizations, loans and other financing transactions.

      There can be no assurance that the Company will be able to sell or securitize its seasoned credit card receivables in the future or raise additional debt financing. In the event additional financing is unavailable to the Company and additional receivable sales and securitizations are not completed, the Company will be materially adversely affected.

      RISKS ASSOCIATED WITH ACCOUNTING ESTIMATES. The Company uses gain on sale accounting, pursuant to which the Company records the unrealized gain from the sale of receivables in securitization transactions as a component of Comprehensive Income and as retained interest in securitized receivables on the balance sheet. The unrealized gain is an estimate based upon management's assessment of future payment and default rates and other considerations in light of conditions existing at the time of the estimate. If actual default rates, with respect to those receivables included in securitizations, are higher than the Company projected at the time of sale of the receivables, the Company would be required to record a charge to comprehensive income in future periods which would also reduce the Company's retained interest on the balance sheet.

      LACK OF SEASONING OF CREDIT CARD PORTFOLIO. The average age of a credit card issuer's portfolio of accounts is an indicator of the stability of delinquency and default levels of that portfolio; a portfolio of older accounts generally behaves more predictably than a newly originated portfolio. The majority of the credit card receivables owned by the Company are less than three years old as of December 1999. As a result there can be no assurance as to the levels of delinquencies and defaults, which may affect the Company's earnings through net charge-offs over time. Any material increases in delinquencies and defaults above management's expectations would have a material adverse effect on the Company's results of operations and financial condition.

      LIMITED MARKET FOR THE COMPANY'S CREDIT CARD RECEIVABLES. The Company's future is highly dependent upon the Company's ability to sell or securitize its portfolios of credit cards that have been generated from non-performing debt. Although to date, the Company has sold two portfolios and completed three securitizations, no assurance can be given that any more will be sold or securitized. While there have been securitizations completed by companies that purchase non-performing consumer debt portfolios and subsequently attempt to collect on these accounts, the Company is unaware of any significant securitization of credit card receivables generated from portfolios of non-performing debt. The Company believes that the market for receivables of this nature is limited and that there can be no assurance that any such market will develop to the stage where the Company can be assured of buyers for it's securitizations and portfolio sales.

      RISKS ASSOCIATED WITH SECURITIZATION. The Company completed its first securitzations in fiscal 1999. The transactions resulted in recognition of a gain on sale and the recording of the retained interests in the securitizations for financial reporting purposes. These and future securitizations have the effect of reducing income from credit card receivables and revenue in excess of cost recovered partially offset by the receipt of servicing income, and the accretion income on the residual investment in the securitizations. In addition, in accordance with SFAS 115 unrealized holding gains and losses, net of the related tax effect, are not reflected in earnings but are recorded as a separate component of comprehensive income until realized. A decline in the value of an available-for-sale security below cost that is deemed other than temporary is charged to earnings and results in the establishment of a new cost basis for the security and, therefore, could have an adverse effect on the Company's financial position and/or results of operations. Any downward adjustment in the carrying amount of this or future residual interests could also have an adverse effect on the market price of the Company's Common Stock. The Company intends to pursue additional securitizations and portfolio sales, if any, will cause fluctuations in the Company's quarterly income and will affect period-to-period comparisons. There also can be no assurance that the Company will be able to complete future securitizations at all or on terms favorable to it.

      ADVERSE PUBLICITY MAY IMPAIR ACCEPTANCE OF THE COMPANY'S PRODUCTS. Critics of the credit card industry have in the past focused on marketing practices that they claim encourage consumers to borrow more money than they should, as well as on pricing practices that they claim are either confusing or result in prices that are too high. Increased criticism of the industry or criticism of the Company in the future could hurt client acceptance of the Company's products or lead to changes in the law or regulatory environment, either of which would significantly harm the Company's business.

      PLEDGE OF ALL ASSETS OF THE COMPANY. On April 30, 1998, the Company, to secure its payment and performance under its senior secured debt financing, granted the lender a security interest in all of the Company's assets in, among other things, all receivables, inventory and equipment. The Company had previously pledged its assets to its major shareholder as collateral for the loans evidenced by certain shareholder notes. See "Item 7 -

Certain Relationships and Related Transactions." All shareholder notes have been subordinated to the Company's senior debt lender. By pledging all of its assets to secure financings, the Company may find it more difficult to secure additional financing in the future.

      ADEQUACY OF BACKUP SERVICING FACILITY. The Company, through the issuing bank's arrangement with FDR, uses FDR for third-party processing of credit card data and services. The Company provides credit card data to FDR on a daily basis and such data is backed up and stored by FDR. The Company's marketing data on its purchased portfolios is backed up on a daily basis and is stored off-site.

      While it is currently evaluating a second service center, the Company does not have a back-up servicer for its portfolio of credit cards, nor does it have a back-up telemarketer for its marketing programs. However, in the event of a disaster or other occurrence that closes the Company's main facility or shuts down its primary and redundant data connections to FDR, the Company's business would be interrupted during the period required to repair its data lines and/or facilities or to relocate to temporary facilities. Such interruption in the Company's operations could have a material adverse impact on its business and revenues. The Company is evaluating back-up servicing and marketing solutions that can seamlessly move servicing and marketing operations to alternative locations or to third-party service providers in a manner that would minimize losses in the event of a disaster or other occurrence that affects the Company's primary facility or data transmission to third parties.

      RELIANCE UPON CREDIT CARD ISSUERS. The Company is not licensed to nor does it currently have the ability independently to issue credit cards. Accordingly, the Company is dependent upon third-party financial institutions to issue credit cards to the Company's customers. The Company currently has two banks through which cards are issued. If the Company's existing credit card issuers discontinue their agreements with the Company, the Company will be forced to seek out new credit card issuers who are willing to issue credit cards to consumers with an impaired credit history. Termination of the existing credit card issuer agreements would thus have a material adverse impact on the business of the Company.

      LABOR AVAILABILITY. The credit card industry is labor intensive and generally experiences a high rate of turnover in personnel. A high turnover rate among the Company's employees would increase the Company's recruiting and training costs and could adversely impact the overall recovery of its receivables. In addition, Sioux Falls, South Dakota experiences a low incidence of unemployment. If the Company were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly curtail its operations. Growth in the Company's business will require it to continue to recruit and train significant numbers of qualified personnel. There can be no assurance that the Company will be able to continue to hire, train and retain a sufficient number of qualified employees.

      AVAILABILITY OF ADDITIONAL RECEIVABLES FOR PURCHASE. The Company's success is dependent on the continued availability of non-performing portfolios that meet its requirements. The availability of portfolios of receivables for future purchase at prices favorable to the Company is dependent on a number of factors outside of the control of the Company, including the continuation of the current growth trend in credit card and consumer installment debt. Curtailment of that trend could result in less credit being extended by lending institutions and consequently fewer receivables available for purchase at prices that conform to the Company's strategy for profitable collection. In addition, to the extent consumers with negative credit history have less difficulty in obtaining credit, especially obtaining unsecured credit cards, there may be less consumer demand for the Company's product. The possible entry of new competitors (including competitors that historically have focused on the acquisition of different asset types) may adversely affect the Company's access to portfolios. The Company's access to receivables portfolios may also be adversely affected if traditional credit card lenders rehabilitate their own non-performing credit card receivables. In addition, overly aggressive pricing by competitors could have the effect of raising the cost of portfolios of receivables above those that conform to the Company's pricing models. Any decrease in availability of receivables or any increase in the cost of receivables, may have a material adverse impact on the Company's operations.

      RISKS ASSOCIATED WITH FLUCTUATION IN ECONOMIC CONDITIONS. During strong economic cycles, available credit, including consumer credit, generally increases and payment delinquencies and defaults generally decrease. During periods of economic slowdown and recession, such delinquencies and defaults generally increase. No assurances can be given that the Company's credit card losses and delinquencies would not worsen in a weak economic cycle. Significant increases in credit card losses would weaken the financial condition of the Company.

      DEPENDENCE ON TECHNOLOGY; RISK OF BUSINESS INTERRUPTION. The Company's success is dependent in large part on its continued investment in sophisticated telecommunications and computer systems, including predictive dialers, automated call distribution systems and digital switching equipment. The Company has invested significantly in technology in an effort to remain competitive and anticipates that it will be necessary to continue to do so in the future. Moreover, computer and telecommunications technologies are evolving rapidly and are characterized by short product life cycles, which requires the Company to anticipate and stay current with technological developments. There can be no assurance that the Company will be successful in anticipating, managing or adopting such technological changes on a timely basis or that the Company will have the capital resources available to invest in new technologies.

      EVOLVING BUSINESS PRACTICES. While the Company may, from time to time, develop additional products and services, there can be no assurance that such products and services will be completed or successfully marketed and implemented. Consumer preferences for credit card and credit related products are difficult to predict, specifically where consumers have experienced past credit difficulties. There can be no assurance that the products and services introduced by the Company will be accepted by credit card holders, or that the Company's methodology for restructuring past consumer debt delinquency will be accepted by the consumer. Failure to obtain significant customer satisfaction or market share for the Company's products and services would have a material adverse effect on the Company.

      LACK OF LIQUIDITY OF COMMON STOCK. The Company's Common Stock currently trades on the NASDAQ OTC Bulletin Board under the symbol "PLCR." While a number of registered broker-dealers are currently making a market in the Company's Common Stock, there can be no assurance that an active public market for the Company's Common Stock will be sustained. Accordingly, investors may not be able to sell their Common Stock should they desire to do so, or may be able to do so only at lower than desired prices. While no prediction can be made as to the effect, if any, that future sales of shares of the Company's Common Stock, or the availability of additional shares for future sales, will have on the market price of the Common Stock prevailing from time to time, sales of substantial amounts of Common Stock or the perception that such sales could occur, would likely adversely affect the market price for the Common Stock.

      DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the continued contributions of its officers and other key employees. Although the Company has entered into employment agreements with Martin J. Burke, its Chief Executive Officer and Chairman of the Board of Directors, Kevin T. Riordan, its President and Chief Operating Officer, Michael J. Philippe, its Executive Vice President and Chief Financial Officer, and Richard S. Angel, its Executive Vice President and General Counsel, the loss of the services of any such individual or the services of certain other officers or key employees could have a material adverse effect on the Company's business and prospects. See "Item 5 - Directors and Executive Officers."

      CONTROL BY MAJOR SHAREHOLDERS. Jay L. Botchman, a director of the Company, is the principal stockholder of Taxter and owns all of the outstanding capital stock of J.L.B. of Nevada, Inc. ("JLB"). Mr. Botchman, individually and through his control of Taxter and JLB, beneficially owns all of the preferred stock of the Company. See "Item 4 - Security Ownership of Certain Beneficial Owners and Management." The terms of the preferred stock of the Company contain preferential rights for the holders of preferred stock, including preferential dividends and voting rights. See "Item 11 - Description of Securities to be Registered; Preferred Stock." As of December 15, 1999, Taxter owned approximately 45.1% of the Common Stock of the Company and controls approximately 87.86% of all stockholder votes primarily as a result of its ownership of 1,200,000 shares of the Company's Series A Preferred Stock. Under the provisions of the Company's Certificate of Incorporation, the outstanding shares of Series A Preferred Stock represent 80% of all votes entitled to be voted at any meeting of the Shareholders of the Company, subject to dilution to the extent capital stock of the Company is subsequently issued. Currently, the shares of the Series A Preferred Stock represent approximately 77.88% of all votes entitled to be voted at any meeting of the stockholders of the Company. Accordingly, Mr. Botchman, as Managing Member of Taxter, is in a position to elect all of the directors of the Company and direct stockholder approval upon all issues to be voted upon by the stockholders of the Company, thereby controlling the Company. If Mr. Botchman were to cease to be the Managing Member of Taxter for any reason, Martin J. Burke, the Company's Chief Executive Officer, would become the Managing Member of Taxter pursuant to the terms of the Taxter Operating Agreement.

      PROPRIETARY RIGHTS; SUBSTANTIAL DEPENDENCE UPON PROPRIETARY INFORMATION. The Company is the owner of certain proprietary data and analytical computer programs, methods and related know-how for evaluating portfolios of non-performing debt and predicting future performance of the portfolios which are important to the Company's operations. The Company currently relies upon a combination of contract provisions and trade secret laws to attempt to protect its proprietary rights. Although the Company intends to protect its rights vigorously, there can be no assurance that any of the foregoing measures will be successful.

      CONSUMER PROTECTION LAWS. The Company's collection practices, business operations and credit card receivables are subject to numerous federal and state consumer protection laws and regulations imposing licensing and other requirements with respect to purchasing, collecting, making and enforcing consumer loans. The Company conducts periodic compliance reviews and, if necessary, implements procedures to bring the Company into compliance with all applicable state and federal regulatory requirements. Failure by the Company to comply with such statutes or regulations could have a material adverse effect on the Company's results of operations or financial condition. In addition, due to the consumer-oriented nature of the collections and credit card industry, there is a risk that the Company or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws, and consumer law torts, including fraud. A significant judgment against the Company or within the industry in connection with any such litigation could have a material adverse effect on the Company's results of operations or financial condition. See
"Item 1 - Business; Government Regulation."

      POSSIBLE EFFECTS OF BLANK CHECK PREFERRED STOCK; ANTITAKEOVER PROVISIONS; ISSUANCE OF ADDITIONAL SHARES OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In December 1996, the Company issued 5,000 shares of its 1,000,000 "blank check" preferred shares designated as Series C Preferred Stock. In May 1998, the Company issued 10,000 shares of its 1,000,000 "blank check" preferred shares designated as Series D Preferred Stock. In August 1998, the Company issued 10,000 shares of its 1,000,000 "blank check" preferred shares designated as Series E Preferred Stock. See "Item 11 - Description of Securities to be Registered; preferred stock." In the event of additional issuances, the preferred stock may be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company and could prevent stockholders from receiving a premium for their shares in the event of a third party tender offer or change of control transaction. 2,025,000 shares of preferred stock are outstanding as of the date of this Registration Statement. There can be no assurance that the Company will not issue additional shares of preferred stock in the future. When the Company issues additional preferred stock, the issuance may have a dilutive effect upon the holders of the Company's Common Stock. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder.

      The issuance of any additional shares of preferred stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

      LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS. The Company's Certificate of Incorporation contains provisions limiting the liability of directors of the Company for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its stockholders except in certain limited circumstances. In addition, the By-laws of the Company contain provisions requiring the Company to indemnify directors, officers, employees and agents of the Company serving at the request of the Company against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the best interests of the Company. The By-laws of the Company provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for the Company. The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage or deter stockholders or management from suing directors or officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

      OUTSTANDING OPTIONS. As of December 15, 1999 the Company had granted options to purchase 5,253,000 shares of Common Stock pursuant to stock option and warrant agreements entered into by the Company with certain individuals associated with the Company. While a portion of such options are not immediately exercisable, any exercise could cause immediate and substantial dilution. Certain principal stockholders have demand and "piggy-back" registration rights with respect to their securities. Exercise of such rights could involve substantial expense to the Company.

      COMMON STOCK ELIGIBLE FOR FUTURE SALE. Future sales of shares of Common Stock by existing stockholders under Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act"), or through the exercise of outstanding registration rights or the issuance of shares of Common Stock upon the exercise of Options could materially adversely affect the market price of the Common Stock. A material reduction in the market price of the Company's Common Stock could materially impair the Company's future ability to raise capital through an offering of equity securities. A substantial number of shares of Common Stock are available for sale under Rule 144 in the public market or will become available for sale in the near future. In addition, certain shareholders have demand registration rights, and a registration statement would be prepared to register their 8,157,500 shares of Common Stock in the event of such demand. Three officers of the Company, Martin J. Burke, Richard S. Angel, Michael J. Philippe have piggyback registration rights with respect to the shares of Common Stock issuable upon the exercise of the options received by them pursuant to the terms of their employment agreements. See "Item 6 - Executive Compensation; Employment Agreements."

      RISK OF LOW-PRICED SECURITIES. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. As the Company does not currently satisfy the requirements to comply with any exception, the regulations require the delivery, prior to certain transactions involving the Company's Common Stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Transactions that meet the requirements of Regulation D under the Securities Act or transactions with an issuer not involving a public offering pursuant to
Section 4(2) of the Securities Act are exempt from the disclosure schedule delivery requirements.

      Since the Company is subject to the penny stock regulations cited above, trading in the Company's securities is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for non-NASDAQ and non-national securities exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

      If market makers are unable to make a market in the Company's securities, the market liquidity for the Company's securities could be adversely affected. In such event, the absence of liquidity of the Company's Common Stock could limit the ability of broker/dealers to sell the Company's securities and thus the ability of holders of the Company's securities to sell their securities in the secondary market.


ITEM 3 - PROPERTIES

      The Company's headquarters consist of a 30,000 square foot leased facility in Sioux Falls, South Dakota. The lease expires on September 30, 2011. The Company owns an additional 5 acres of undeveloped property adjacent to this site that can be utilized for expansion purposes.

      The Company's Mail Center consists of a 25,000 square foot leased facility in Sioux Falls, South Dakota. The lease was amended on November 18, 1997 to extend the terms of the lease for two years commencing on March 1, 1998 and ending on February 28, 2000.


ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Preferred Stock as of December 15, 1999, based upon the most recent information available to the Company for (i) each person known by the Company who owns beneficially more than five percent of any class of capital stock of the Company, (ii) each of the Company's directors (iii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers") and (iv) all officers and directors of the Company as a group. Except as set forth below, each stockholder's address is c/o the Company, 3401 North Louise Avenue, Sioux Falls, South Dakota 57107.

                                                               COMMON STOCK                           PREFERRED STOCK (1)
                                                               ------------                           -------------------
                                                        NUMBER            PERCENTAGE               NUMBER            PERCENTAGE
                                                      OF SHARES            OF SHARES             OF SHARES            OF SHARES
                                                      ---------           ----------             ---------           ----------
Principal Shareholders:
  Taxter One LLC                                     15,678,000               45.1%              2,000,000(2)           100%(2)
     565 Taxter Road
     Elmsford, NY 10523
   J.L.B. of Nevada, Inc.                             6,650,000(3)            16.1%                 20,000(4)           100%(4)
      1500 E. Tropicana Ave.
      Suite 100
      Las Vegas, NV 89119
   Michael Lauer                                      8,252,500(5)            23.7%                     --                 --

Directors and Named Executive Officers:
   Martin J. Burke                                    1,000,000(6)             2.8%                     --                 --
   Kevin T. Riordan                                     815,000(7)             2.3%                     --                 --
   Michael J. Philippe                                  355,334(8)             1.0%                     --                 --
   Richard S. Angel                                     250,000(9)                *                     --                 --
   Cynthia D. Hassoun                                    50,000(10)               *                     --                 --
   Jay L. Botchman(11)                               22,328,000(3)            53.9%              2,025,000(11)          100%(11)
   Barry E. Breeman                                      75,000(12)               *                     --                 --
   J. Richard Budd, III                                  91,300(13)               *                     --                 --
   Geoffrey A. Thompson                                  95,000(14)               *                     --                 --

All directors and executive officers as a group      25,125,234(15)           57.2%              2,025,000(11)          100%(11)

----------------

*    Less than 1%

(1) The Company currently has outstanding 1,200,000 shares of Series A Preferred Stock, 80,000 shares of Series B Preferred Stock, 5,000 shares of Series C Preferred Stock, 10,000 shares of Series D Preferred Stock, and 10,000 shares of Series E Preferred Stock, all of which are owned by one of Jay L. Botchman, a director of the Company, Taxter and JLB all of which and are under the control of Mr. Botchman. See "Item 11--Description of Securities to be Registered; Preferred Stock."

(2) Consists of 1,200,000 shares of Series A Preferred Stock and 800,000 shares of Series B Preferred Stock held by Taxter.

(3) Includes 3,800,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series D Preferred Stock held by JLB and 2,850,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series E Preferred Stock held by JLB.

(4) Consists of 10,000 Series D Preferred Stock and 10,000 Series E Preferred Stock held by JLB.

(5) Consists of 2,987,500 shares of Common Stock owned by Lancer Partners, L.P., 4,730,000 shares of Common Stock owned by Lancer Offshore, Inc., and 535,000 shares of Common Stock owned by Michael Lauer. Mr. Lauer is the investment manager for Lancer Partners, L.P. and Lancer Offshore, Inc. and has the authority to vote and dispose of all shares of Common Stock owned by these entities.

(6) Consists of 1,000,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share.

(7) Includes shares issuable upon the exercise of options exercisable in the following amounts and prices: 300,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, and 200,000 shares at $2.40 per share. Includes 215,000 shares owned by Mr. Riordan's wife, of which shares Mr. Riordan disclaims beneficial ownership.

(8) Includes shares issuable upon the exercise of options exercisable in the following amounts and prices: 50,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, and 200,000 shares at $2.40 per share.

(9) Includes shares issuable upon the exercise of options exercisable in the following amounts and prices: 50,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, and 100,000 shares at $2.40 per share.

(10) Consists of 250,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share.

(11) Includes 5,000 shares of Series C Preferred Stock held of record by Jay L. Botchman, 1,200,000 shares of Series A Preferred Stock and 800,000 shares of Series B Preferred Stock held of record by Taxter and the 10,000 shares of Series D Preferred Stock and 10,000 shares of Series E Preferred Stock held of record by JLB. Mr. Botchman owns approximately 99.95% of the membership interests in Taxter and owns 100% of the outstanding capital stock of JLB.

(12) Consists of 75,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share.

(13) Includes 75,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share.

(14) Includes 75,000 shares issuable upon the exercise of options exercisable at a price of $2.19 per share.

(15) Includes 65,000 shares issuable upon the exercise of options in addition to those shares set forth in footnote 3 and footnotes 6 through 14. Also includes 500 shares owned by William Buriak's wife.

ITEM 5 - DIRECTORS AND EXECUTIVE OFFICERS

      The Company's directors, executive officers and key employees are as follows:

      Name                         Age         Position
      ----                         ---         --------
      Martin J. Burke, III         41          Chairman of the Board of Directors and Chief Executive Officer
      Kevin T. Riordan             47          President and Chief Operating Officer
      Michael J. Philippe          41          Executive Vice President, Chief Financial Officer and Treasurer
      Richard S. Angel             41          Executive Vice President and General Counsel
      William Buriak               45          Senior Vice President and Chief Information Officer
      Cynthia D. Hassoun           49          Senior Vice President and Corporate Secretary
      Michael L. Neher             35          Senior Vice President
      Jonathan Pike                38          Senior Vice President
      Patrick Steffl               33          Senior Vice President
      Jay L. Botchman              67          Director
      Barry Breeman                50          Director
      J. Richard Budd, III         47          Director
      Geoffrey Thompson            59          Director

      Each director of the Company holds office until the next annual meeting of the stockholders, or until his successor is elected and qualified. The Company's By-laws provide for not less than one director. The By-laws permit the Board of Directors to fill any vacancy on the Board. Officers serve at the discretion of the Board of Directors.

      The principal occupation and business experience of each officer, director and key employee of the Company is as follows:

      MARTIN J. BURKE, III. Mr. Burke has been the Chief Executive Officer of the Company since October 1996. Mr. Burke has served as the Chairman of the Board of Directors of the Company since May 1998, prior to which he had been Vice-Chairman of the Board of Directors. From March 1995 through September 1996, Mr. Burke was the Chairman of American Home Credit, a company engaged in the financing of sub-prime debt. During 1994, Mr. Burke sat on the Board of the corporate finance subsidiary of G & L Realty, a R.E.I.T. specializing in medical offices and nursing homes. From November 1983 through May 1998, Mr. Burke was Chief Executive Officer and principal owner of The Martin Burke Company, a company engaged in structuring and arranging financing for sophisticated real estate transactions and start-up corporations.

      KEVIN T. RIORDAN. Mr. Riordan has been the President and Chief Operating Officer of the Company since April 1997. From February 1995 to March 1997, Mr. Riordan served as President and Chief Executive Officer of Long Beach Acceptance Corp., a subsidiary of Long Beach Mortgage Corp. From February 1985 to February 1995, Mr. Riordan was President and Chief Executive Officer of Alliance Funding Company and its successor in interest Alliance Funding Company, a division of Superior Bank FSB. Prior to 1985, Mr. Riordan acted as Senior Vice President of American Funding, a national consumer mortgage company.

      MICHAEL J. PHILIPPE. In June 1999, Mr. Philippe was elected Executive Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Philippe joined the Company in June 1997 as Vice President of Finance and became Chief Financial Officer in September 1997. The prior 13 years, Mr. Philippe served as a Vice President and Manager for The Sumitomo Bank, Ltd. and its predecessors.

      RICHARD S. ANGEL. Mr. Angel joined the Company in August 1997 as Vice President, Secretary and Corporate Counsel. In June 1999, Mr. Angel was elected Executive Vice President and General Counsel of the Company. From January 1992 to August 1997, Mr. Angel was a shareholder in the law firm of Buchalter, Nemer, Fields & Younger in Los Angeles, California. From May 1985 to December 1991 he was an associate with such firm.

      WILLIAM G. BURIAK. Mr. Buriak joined the Company as Chief Information Officer July 1999. From November 1996 to July 1999, Mr. Buriak was Director of Management Information Services and Director of Business Office Operations for CCDM, a non-profit healthcare system in Perth Amboy, New Jersey. From June 1986 to November 1996, Mr. Buriak was Assistant Vice President at Beneficial Finance Corporation in Peapack, New Jersey.

      CYNTHIA D. HASSOUN. Ms. Hassoun joined the Company in October 1997 as Chief Coordinating Officer. In April 1999, Ms. Hassoun was elected Corporate Secretary of the Company and she was elected Senior Vice President of the Company in June 1999. From April 1997 to September 1997, Ms. Hassoun served as a consultant to the Company. From January 1992 to November 1996, Ms. Hassoun was Vice President of Customer Service for Superior Bank FSB, a savings bank.

      MICHAEL L. NEHER. Mr. Neher joined the Company as Senior Vice President responsible for Non-Card Resolutions and Portfolio Divestitures in November 1999. From September 1998 to October 1999, Mr. Neher was the Assistant Vice President for Outsourcing-Card Services/Consumer Products of the Atlanta Georgia operation of the Bank of Hawaii. From December 1995 to September 1998, he was the Regional Sales Manager for Primus Automotive Financial Services, Atlanta, Georgia. From June 1993 to November 1995, Mr. Neher served as the Business Line Supervisor, Collections and Recovery-Consumer Loans for Ocwen Federal Bank & Trust FSB, West Palm Beach, Florida.

      JONATHAN L. PIKE. Mr. Pike has been the Sr. Vice President of Operations for the Company since August 1999. From November 1997 to July 1999, Mr. Pike served as Vice President of Credit Risk for Stage Stores in Houston, Texas. From August 1992 until November 1997, Mr. Pike served as Director of Strategic Marketing and Director of Risk Management for First Data Corporation in Omaha, Nebraska.

      PATRICK STEFFL. Mr. Steffl was elected Senior Vice President of the Company in June 1999. Prior to joining the Company in August 1997 as Vice President of Marketing, Mr. Steffl had been with Fingerhut Companies, Inc. in Minnetonka, Minnesota since 1989, managing mail and telemarketing media of six phone centers throughout the country.

      JAY L. BOTCHMAN. Mr. Botchman has been a director of the Company since October 1996. From October 1996 through May 1998, Mr. Botchman served as the Chairman of the Board of Directors of the Company. Mr. Botchman also serves as the Chairman and majority owner of Taxter. For more than the past five years, Mr. Botchman has been the owner of J.L.B. Equities, Inc. and JLB, both of which are investment and commercial finance companies. In addition, Mr. Botchman acts as a consultant to various entities in the consumer finance business.

      BARRY E. BREEMAN. Mr. Breeman joined the Board of Directors in September 1998. Since April 1998, Mr. Breeman has been Vice Chairman and Chief Investment Officer of Manley-Berenson Realty & Development, LLC. From January 1991 to the present, Mr. Breeman has been the managing member of Cambridge Real Estate Services, LLC, a real estate investment banking services business. From January 1980 to December 1991, he was President, Chief Executive Officer and a director of Carnegie Realty Holdings Corp. and its subsidiaries.

      J. RICHARD BUDD, III. Mr. Budd joined the Board of Directors in September 1998. Mr. Budd served as Senior Vice President of Metallurg, Inc., an international specialty metals producer, from January 1996 to October

1998. From July 1994 to January 1996, Mr. Budd served as Vice President and Director of Cityscape Corp and from 1992 to 1994, Mr. Budd worked as a consultant with the consulting firm of Zolfo Cooper LLC. Prior to 1992, Mr. Budd was Executive Vice President of European American Bank and President and Chief Executive of Euram Management, Inc., a subsidiary of ABN AMRO Bank NV, a foreign bank holding company.

      GEOFFREY A. THOMPSON. Mr. Thompson joined the Board of Directors in April 1999. Mr. Thompson retired from Marine Midland Bank, Inc., Buffalo, New York in October 1992, where he had served as President and Chief Executive Officer. Mr. Thompson currently serves on the board of directors of Magnavision Corp., a provider of private cable (wireless compatible communication) to colleges, hospitals and nursing homes. In addition, he serves on the boards of three privately-held corporations and four not-for-profit corporations.

ITEM 6 - EXECUTIVE COMPENSATION

      The following summary compensation table sets forth information concerning the annual compensation paid by the Company to the Named Executive Officers for services rendered during the fiscal years ended May 31, 1999, May 31, 1998 and May 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                                 LONG-TERM
                                                                                                               COMPENSATION
                                                                                                               ------------
                                                                                                                   AWARDS
                                                                                                               ------------
                                                                        ANNUAL COMPENSATION                      NUMBER OF
                                                                        -------------------                      SECURITIES
                                           FISCAL                                                                UNDERLYING
NAME AND PRINCIPAL POSITION                YEAR(1)                  SALARY                 BONUS                 OPTION (#)
---------------------------                -------                  ------                 -----                 -----------
Martin J. Burke, III                         1999                  $60,000.00                  --                        --
  Chairman of the Board                      1998                   62,518.48                  --                 1,000,000
  and Chief Executive Officer                1997                   29,999.97                  --                        --

Kevin Riordan                                1999                 $305,769.20                  --                   100,000
  President and Chief                        1998                  305,968.06                  --                   300,000
  Operating Officer                          1997                   39,230.78                  --                        --

Michael J. Philippe
  Executive Vice President,                  1999                 $184,951.60              $5,000                   100,000
  Chief Financial Officer and                1998                  161,233.76                  --                   100,000
  Treasurer                                  1997                          --                  --                        --

Richard S. Angel                             1999                 $220,154.00                  --                   100,000
  Executive Vice President                   1998                  153,989.12                  --                   100,000
  and General Counsel                        1997                          --                  --                        --

Cynthia D. Hassoun                           1999                 $152,884.90                  --                        --
  Senior Vice President and                  1998                   92,223.15             $50,000                    75,000
  Corporate Secretary                        1997                          --                  --                        --

---------------------
(1) The Named Executive Officers commenced their employment with the Company as follows: Mr. Burke, October 1996; Mr. Riordan, April 1997; Mr. Philippe, June 1997; Mr. Angel, August 1997; Ms. Hassoun, October 1997.

CREDIT CARD FOR OFFICERS

      Mr. Burke has a personal credit card from the Company that he uses for personal purposes. The terms of the credit card impose interest at the rate of 18.9% APR, with a minimum monthly payment equal to 3.0% of the outstanding balance. The credit limit on the card is $450,000. As of May 31, 1999, the balance due on the credit card was $442,094.14.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

      The following table contains information concerning the grant of stock options to the Named Executive Officers for the Company's fiscal year ended May 31, 1999. These grants are also reflected in the Summary Compensation Table, above.


                                                   % OF TOTAL                                            POTENTIAL REALIZABLE
                                   NUMBER OF         OPTIONS                                               VALUE AT ASSUMED
                                   SECURITIES        GRANTED                                          ANNUAL RATES OF STOCK PRICE
                                   UNDERLYING           TO                                          APPRECIATION FOR OPTION TERM(2)
                                    OPTIONS         EMPLOYEES     EXERCISE         EXPIRATION       -------------------------------
NAME                               GRANTED(1)        IN YEAR       PRICE              DATE                 5%             10%
----                               ----------       ---------     --------         ----------              --             ---
Kevin Riordan                       100,000            13%          $2.70         August 9, 2003        $36,000         $117,000
Michael J. Philippe                 100,000            13%          $2.70         August 9, 2003        $36,000         $117,000
Richard S. Angel                    100,000            13%          $2.70         August 9, 2003        $36,000         $117,000

------------------
(1) Option granted to the Company's 1997 Stock Option Plan, as amended. See "Stock Option Plan."

(2) Potential realized values shown above represent the potential gains based upon compound price appreciation of 5% and 10% from the date of grant through the full option term. The acutual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value will approximate the amounts reflected in this table.


      The following table summarizes option exercises by the Named Executive Officers of the Company during fiscal 1999 and the value of unexercised stock options as of May 31, 1999.

  AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SHARES                    VALUE OF UNEXERCISED
                               SHARES                           UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                              ACQUIRED                        OPTIONS AT FISCAL YEAR-END               AT FISCAL YEAR-END(1)
                                 ON           VALUE          ------------------------------         -----------------------------
      NAME                    EXERCISE       REALIZED        EXERCISABLE      UNEXERCISABLE         EXERCISABLE     UNEXERCISABLE
-------------------           --------       --------        -----------      -------------         -----------     -------------
Martin J. Burke                   0              0            1,000,000                0              $562,000               0
Kevin Riordan                     0              0              400,000                0              $168,600               0
Michael J. Philippe               0              0              125,000           75,000               $14,050         $42,150
Richard S. Angel                  0              0              125,000           75,000               $14,050         $42,150
Cynthia D. Hassoun                0              0               25,000           50,000               $14,050         $28,100
------------------------------------

---------------------
(1) Value is based on the per share closing price of the Company's Common Stock on May 28, 1999, the last trading day of fiscal 1999, which was $2.562.


STOCK OPTION PLAN

      In March 1997, the Board of Directors adopted and the stockholders approved the Company's 1997 Stock Option Plan. The Board of Directors and the stockholders approved an amendment to the 1997 Stock Option Plan in December 1997 (as amended, the "Amended 1997 Stock Option Plan"). The Amended 1997 Stock Option Plan provides for the grant of (i) options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees and
(ii) options not intended to so qualify ("Nonqualified Stock Options") to employees (including directors and officers who are employees of the Company), directors and consultants. The total number of shares of Common Stock for which options may be granted under the Amended 1997 Stock Option Plan is 4,000,000 shares. As of May 31, 1999, the Company had granted options to purchase 2,871,500 shares of Common Stock under the Amended 1997 Stock Option Plan. The term of each option granted pursuant to the Amended 1997 Stock Option Plan shall be established by the Board of Directors, or a committee of the Board of Directors, in its sole discretion; provided, however, that the maximum term of each Incentive Stock Option granted pursuant to the Amended 1997 Stock Option Plan is ten years. Options shall become exercisable at such times and in such installments as the Board of Directors, or a committee of the Board of Directors, shall provide in the terms of each individual option. The exercise price per share of these options shall be determined by the Board of Directors, in their sole discretion, as set forth in the applicable option contract; provided, however, that the exercise price of an Incentive Stock Option shall not be less than the fair market value of the Common Stock subject to such option on the date of grant; and further, provided, that if, at the time an Incentive Stock Option is granted, the optionee owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, of any of its subsidiaries or of a parent entity, the exercise price of such Incentive Stock Option shall not be less than 110% of the fair market value of the Common Stock subject to such Incentive Stock Option on the date of grant.

      The Amended 1997 Stock Option Plan is administered by the Board of Directors or a committee of the Board of Directors, which determines the terms of options granted, including the exercise price, the number of shares subject to the option and the terms and conditions of exercise. No option granted under the Amended 1997 Stock Option Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.


OTHER OPTIONS

      On December 4, 1996, Taxter entered into a First Amended Stock Option Agreement with one of the sellers of the Holdings stock (the "Selling Entities") and the assignee of the other Selling Entity (the "Amended Option Holders") canceling an original Stock Option Agreement between the Company and the Selling Entities. Each of the Amended Option Holders, their assignees or designees have the option (the "Option") to purchase from Taxter 4,000,000 shares of Common Stock of the Company and 400,000 shares of Series B Preferred Stock of the Company, exercisable in full by the Amended Option Holders, their assignees or designees, at any one time commencing October 8, 1999 and terminating on October 9, 2000, for an aggregate purchase price of $500,000. The Option immediately terminates if, at any time prior to the Amended Option Holders exercising their Options, Taxter tenders to each of the Amended Option Holders $50,000,000. In the agreement, Taxter agreed to various transfer restrictions, and the Amended Option Holders received certain registration rights.


COMPENSATION OF DIRECTORS

      Directors J. Richard Budd, III, Barry E. Breeman and Geoffrey A. Thompson each receive $50,000 as annual compensation for their services as directors of the Company. In addition, Mr. Budd and Mr. Breeman were each granted options to purchase 75,000 shares with an exercise price of $2.00 per share. Mr. Thompson received options to purchase 75,000 shares an exercise price of $2.19 per share. Martin Burke, who is Chairman of the Board of Directors and the Chief Executive Officer of the Company, does not receive compensation for his services as a director, but does receive compensation in connection for his services as Chief Executive Officer. Jay Botchman does not receive compensation for his services as a director. The Board of Directors may authorize the payment of compensation to directors for their attendance at regular and special meetings of the Board of Directors and for attendance at meetings of committees of the Board of Directors as is customary for similar companies. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties as directors or officers of the Company.


EMPLOYMENT AGREEMENTS

      On March 27, 1997 the Company entered into a five year employment agreement with Martin Burke, the Company's Chief Executive Officer. Under the terms of the employment agreement, Mr. Burke will receive an annual base salary of $60,000 for each year of his employment subject to annual review by the Board of Directors. In addition, Mr. Burke has the right to receive under the terms of the employment agreement (i) 1.5% of the annual net earnings of the Company before taxes as reflected on the Company's certified financial statements, and
(ii) options to purchase 1,000,000 shares of the Company's Common Stock at a purchase price of $2.00 per share for a period of five years commencing
March 27, 1997. The employment agreement also entitles Mr. Burke to all employee benefit plans such as medical and dental coverage, life insurance, pension and profit-sharing plans, that may be maintained by the Company. Under the terms of the employment agreement, employment terminates upon death or total disability of Mr. Burke and may be terminated by the Company for cause (such as misconduct, disregard of instructions from the Board, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) The employment agreement contains a change in control provision that provides Mr. Burke with the right to terminate his employment within 60 days of the date of a change in control and have such termination treated as a termination without cause meaning that Mr. Burke shall have the right to continue to be compensated through the term of the employment agreement. For purposes of the employment agreement, a change of control is deemed to have occurred at such time as either (a) Taxter owns directly or indirectly less than 10% of the Common Stock of the Company and less than 50% of each other outstanding class of securities the majority vote of which is required for shareholder action, or (b) Jay Botchman owns less than 50% of the membership interest in Taxter. The employment agreement also contains certain customary terms regarding proprietary information, confidentiality, and the surrender of records upon termination. A copy of the employment agreement has been filed as an exhibit hereto.

      On April 1, 1997, the Company entered into a five year employment agreement with Kevin Riordan, the Company's President and Chief Operating Officer. Under the terms of the employment agreement, Mr. Riordan receives an annual base salary of $300,000 for each year of his employment subject to annual review by the Board of Directors of the Company. In addition to the base salary, the Company agreed to pay Mr. Riordan a signing bonus of $2,000,000. Additionally, he was granted options to purchase 300,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. Such options are exercisable commencing April 1, 1999, and shall expire on the earlier of March 31, 2002, or the termination of Mr. Riordan's employment with the Company. The employment agreement also entitles Mr. Riordan to all employee benefit plans such as medical and dental coverage, life insurance, pension and profit-sharing plans, that may be maintained by the Company. Under the employment agreement, employment terminates upon death or total disability of Mr. Riordan and may be terminated by the Company for cause (such as misconduct, disregard of instructions from the Board of Directors, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) The employment agreement also contains certain customary terms regarding proprietary information, confidentiality, and the surrender of records upon termination. A copy of the employment agreement has been filed as an exhibit hereto.

      On June 17, 1997, the Company entered into an employment agreement with Michael J. Philippe, Company's Chief Financial Officer and an Executive Vice President, which was amended effective June 1, 1999 to extend the term of the agreement to June 20, 2002. Under the terms of the employment agreement, as amended, Mr. Philippe receives an annual base salary of $210,000 subject to annual review by the Board of Directors. In addition, Mr. Philippe received under the terms of the employment agreement options to purchase 100,000 shares of the Company's Common Stock at a purchase price of $2.00 per share. The options to purchase the option shares vest as follows: (i) 25,000 option shares on December 15, 1997, which have vested, (ii) 25,000 option shares on June 17, 1999, which have vested, and (iii) 50,000 option shares on June 17, 2000. The options are exercisable, according to their vesting schedules, for a period of five years from the date they were granted. The employment agreement also entitles Mr. Philippe to all employee benefit plans such as medical and dental coverage, life insurance, pension and profit-sharing plans, that may be maintained by the Company. Under the terms of the employment agreement, employment terminates upon death or total disability of Mr. Philippe and may be terminated by the Company for cause (such as misconduct, disregard of instructions from the Board of Directors, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) The employment agreement contains a change in control provision that provides Mr. Philippe with the right to terminate his employment within 60 days of the date of a change in control and have such termination treated as a termination without cause, meaning that Mr. Philippe shall have the right to continue to be compensated through the term of the employment agreement. For purposes of the employment agreement, a change of control is deemed to have occurred at such time as either (a) Taxter owns directly or indirectly less than 10% of the Common Stock of the Company and less than 50% of each other outstanding class of securities the majority vote of which is required for shareholder action, or (b) Jay Botchman owns less than 50% of the membership interests in Taxter. The employment agreement also contains certain customary terms regarding proprietary information, confidentiality, and the surrender of records upon termination. A copy of the employment agreement has been filed as an exhibit.

      On August 1, 1997, the Company entered into an employment agreement with Richard S. Angel, the Company's General Counsel and an Executive Vice President, which was amended effective June 1, 1999 to extend the term of the agreement to September 30, 2000. Under the terms of the employment agreement, as amended, Mr. Angel receives an annual base salary of $240,000 per year subject to annual review by the Board of Directors. In addition, Mr. Angel received under the terms of the employment agreement options to purchase 100,000 shares of the Company's Common Stock at a purchase price of $2.00 per share. The options to purchase the option shares vest as follows: (i) 25,000 option shares on December 15, 1997, which have (ii) 25,000 option shares on July 31, 1999, which have vested, and (iii) 50,000 option shares on July 31, 2000. The options are exercisable, according to their vesting schedules, for a period of five years from the date they were granted. The employment agreement also entitles Mr. Angel to all employee benefit plans such as medical and dental coverage, life insurance, pension and profit-sharing plans, that may be maintained by the Company. Under the terms of the employment agreement, employment terminates upon death or total disability of Mr. Angel and may be terminated by the Company for cause (such as misconduct, disregard of instructions from the Board of Directors, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) The employment agreement contains a change in control provision that provides Mr. Angel with the right to terminate his employment within 60 days of the date of a change in control and have such termination treated as a termination without cause, meaning that Mr. Angel shall have the right to continue to be compensated through the term of the employment agreement. For purposes of the employment agreement, a change of control is deemed to have occurred at such time as either (a) Taxter owns directly or indirectly less than 10% of the Common Stock of the Company and less than 50% of each other outstanding class of securities the majority vote of which is required for shareholder action, or (b) Jay Botchman owns less than 50% of the membership interests in Taxter. The employment agreement also contains certain customary terms regarding proprietary information, confidentiality, and the surrender of records upon termination. A copy of the employment agreement has been filed as an exhibit hereto.

      On October 15, 1997, the Company entered into a three-year agreement with Cynthia Hassoun, the Corporate Secretary and a Senior Vice President. Under the terms of the agreement, Ms. Hassoun receives an annual base salary of $150,000. In addition, Ms. Hassoun received a $50,000 signing bonus, compensation for all relocation expenses and 75,000 stock options. Under the terms of the agreement, 25,000 of Ms. Hassoun's stock options vest on October 15 of the years 1998, 1999 and 2000. The exercise price of all of the options is $2.00 per share. The letter agreement also entitles Ms. Hassoun to all employee benefit plans, such as medical and dental coverage, life insurance, and pension and profit-sharing plans, that may be maintained by the Company.

ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During fiscal year 1998, the Company issued subordinated promissory notes to JLB, a corporation wholly-owned by Jay L. Botchman, a director of the Company, totaling $40,000,000 which are payable on demand and bear interest at the rate of 12% per annum. $30,000,000 of the new notes were issued in exchange for outstanding notes totaling $11,518,042 which carried an interest rate of 12% per annum and $18,481,958 in new debt. Interest expense on these notes was $2,307,467 and $3,635,891 for the years ended May 31, 1999 and 1998, respectively. On May 29, 1999, JLB forgave $5,000,000 of interest on these subordinated notes in return for 4,000,000 warrants (described below) and for the Company's assumption of certain obligations of several companies affiliated with JLB. Accrued interest related to subordinated notes payable to JLB was approximately $1.3 million and $4.0 million, respectively, at May 31, 1999 and 1998.

      On February 27, 1998, the Company issued a subordinated promissory note payable to Mr. Botchman in the amount of $350,000 payable on demand with interest of 12% per annum. Interest expense for the year ended May 31, 1999 and May 31, 1998 was $42,583 and $10,733. This note was issued per an agreement dated February 27, 1998 between Mr. Botchman and the Company. As part of the terms of the agreement, the Company agreed to purchase an interest in certain investment securities, owned by Mr. Botchman, of a subprime mortgage banking company. The mortgage company had subsequent financial difficulties and ceased operations. The Company wrote off this investment and a receivable due from this company of approximately $189,000 during the fiscal year ended May 31, 1998.

      As of May 31, 1999, the Company, through its wholly-owned subsidiary, American Credit Alliance, Inc., has an $880,000 note payable to JLB with an interest rate of 10% per annum. Interest expense for the year ended May 31, 1999 and May 31, 1998 was $89,222, and $85,195, respectively.

      The Company made a series of investments, during the period May 1997 through December 1997, amounting to $508,600 in a subprime mortgage banking company affiliated with JLB. At May 31, 1998 as there was substantial doubt regarding the subprime mortgage banking company's ability to continue as a going concern, the Company wrote off its investment in this company in the amount of $508,600 in addition to a receivable of $183,000 from the same company.

      The Series A Preferred Stock and Series B Preferred Stock were each issued at $1.00 per share (total of $2,000.00) for all of Taxter's shares of Holdings. See "Item 1 - Business; General Development of Business." The Series A Preferred Stock, as a class, has 80% of the voting rights in the Company. The Series B Preferred Stock has one vote per share. The Series A Preferred Stock and the Series B Preferred Stock each have a liquidation preference of $1.00 per share and will each earn cumulative dividends at a rate of 5% per annum. After five years, (i) the Series A Preferred Stock and the Series B Preferred Stock will be redeemable at the option of the Company, and (ii) the Series B Preferred Stock will be convertible at the option of the holder into Series A Preferred Stock on a share-for-share basis.

      On December 31, 1996, the Company issued 5,000 shares of Series C Preferred Stock to Mr. Botchman for $5,000,000 consideration. The Series C Preferred Stock earns cumulative dividends at 6% per annum. The shares also have liquidation preference of $1,000 per share. The Series A and B Preferred Stock rank senior to the Series C Preferred Stock with respect to dividend and liquidation rights.

      On May 29, 1998, the Company issued 10,000 shares of Series D Preferred Stock to JLB in exchange for the cancellation of the outstanding principal amount of the $10,000,000 promissory note dated August 1, 1997 payable by the Company to JLB. The Company created Series D Preferred Stock on May 29, 1998. The Series D Preferred Stock is non-voting and will earn a dividend of 8% per annum payable annually on December 31. The shares have a par value of $0.001 per share and a stated value of $1,000 per share. The shares have a liquidation preference of $1,000 per share. The Series D Preferred Stock ranks senior to the Series A, B and C with respect to dividend and liquidation rights. Each share of Series D Preferred Stock is convertible into 380 shares of Common Stock. The agreement between the Company and JLB with respect to the issuance of the Series D Preferred Stock grants JLB piggyback registration rights for any Common Stock issuable upon conversion of the shares of Series D Preferred Stock.

      On August 31, 1998 the Company issued 10,000 shares of Series E Preferred Stock to JLB in exchange for JLB agreeing to cancel the principal outstanding under a $10,000,000 subordinated promissory note dated August 1, 1997. The holder of Series E Preferred Stock is entitled to dividends at a rate of 8% of stated value per annum payable in cash commencing on December 31, 1998. Each share of Series E Preferred Stock is convertible into 285 shares of Common Stock. The agreement between the Company and JLB with respect to the issuance of the Series E Preferred Stock grants JLB piggyback registration rights for any Common Stock issuable upon conversion of the shares of Series E Preferred Stock.

      As of May 31, 1999 and May 31, 1998, accumulated preferred dividends undeclared and unpaid on preferred stock amounted to approximately $2.2 and $0.4 million respectively.

      Taxter, an entity in which Mr. Botchman is a managing member, as part of the purchase price of acquiring Holdings, granted the former owners of Holdings a future interest in Holdings in the form of an identical option to each former owner of Holdings to purchase 2,000 shares of Holdings from Taxter for $500,000. Following the acquisition of Holdings by the Company, these options were amended to enable each of the former owners of Holdings to purchase 4,000,000 shares of the Company's Common Stock and 400,000 shares of the Company's Series B Preferred Stock for $500,000.

      On May 29, 1999, the Board of Directors granted JLB a warrant to purchase up to 4,000,000 shares of the Common Stock of the Company. The warrant is exercisable one year after the grant date at an exercise price of $3.25 per share and expires May 29, 2004.


ITEM 8 - LEGAL PROCEEDINGS

      The Company, in the ordinary course of business, receives notices of consumer complaints from regulatory agencies and reviews these complaints in accordance with internal policy.

      On October 24, 1996, the Company, SOIC and certain former officers and directors of SOIC were sued in the United States District Court for the Northern District of Illinois in an action entitled Louis G. Apostol, as Administrator for the Estate of Curtis Kim v. M. Reza Fayazi, et al. This action was brought as a class action on behalf of persons purportedly solicited to voluntarily repay debt that had been discharged in bankruptcy to open credit card accounts. The complaint alleged that these practices violated the bankruptcy code, various consumer protection statutes, including the Fair Debt Collection Practices Act, the Truth in Lending Act, the Colorado Uniform Consumer Credit Code, the Illinois Consumer Fraud Act and RICO. Plaintiffs also asserted common law theories of recovery. The district court dismissed all bankruptcy-related claims on the grounds that they should be asserted in the bankruptcy court. On November 9, 1998, a complaint was filed in the United States Bankruptcy Court for the Northern District of Illinois. The complaints seek (i) monetary damages, (ii) declaratory judgments that the agreements reached with plaintiffs have no legal effect, (iii) criminal contempt, (iv) injunctive relief to prohibit defendants from purchasing or selling debts that have been discharged in bankruptcy and to rescind any such agreements, and to require cessation of collection efforts and the removal of debts from credit reports.

      On May 14, 1998, the Company was sued in the United States District Court for the District of Rhode Island in an action entitled McGlynn v. The Credit Store, Inc., et al. The action is brought as a class action on behalf of persons who allegedly were solicited to voluntarily repay debt that had been discharged in bankruptcy. The complaint alleges that inducing repayment of discharged debt violates the Bankruptcy Code, and the Fair Debt Collection Practices Act. The complaint also contains a common law theory of recovery. The complaints seek (i) monetary damages, (ii) a declaratory judgment that the agreements reached with plaintiffs have no legal effect, (iii) criminal contempt, and (iv) injunctive relief to preclude defendants from purchasing or selling debts that have been discharged in bankruptcy.

      On June 1, 1998, the Company was sued in the United States District Court for the Northern District of Illinois in an action entitled Le v. The Credit Store, Inc., et al. The action is brought as a class action on behalf of certain persons who were allegedly part of a portfolio of consumer debt purchased by the Company. The complaint alleges that these people were sent letters by the Company attempting to collect debts previously discharged in bankruptcy and that these actions violate the Fair Debt Collection Practices Act. The complaint seeks monetary damages.

      On May 27, 1999, the Company was sued in the United States District Court for the District of Florida in an action entitled McIntyre v. Credit Store Inc. The action is brought as a class action on behalf of certain persons to whom the Company sent written communications and alleges that such communications violate the Fair Debt Collection Practices Act and statutory provisions of Florida and South Dakota law. On May 21, 1999, the Company was sued in the United States District Court for the District of Arizona in an action entitled Bingham v. The Credit Store, Inc. The action is brought as a class action on behalf of certain persons to whom the Company sent written communications and alleges that such communications violate the Fair Debt Collection Practices Act. Both complaints seek monetary damages and declaratory judgments that the Company's mailers violate statutory provisions.

      The Company does not believe that these suits will have a material adverse effect on the consolidated financial position of the Company, nor on the results of operations.


ITEM 9 - MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      The Company's Common Stock is presently traded on the Electronic Bulletin Board under trading symbol "PLCR". The quotations are inter-dealer prices without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

      The high and low bid prices for the Company's Common Stock for each quarter for the past three years were as follows:

                   Period                                 High                 Low
                   ------                                 ----                 ---
           1997    First Quarter                          $   N/A              $   N/A
                   Second Quarter                             13 3/4               4 1/2
                   Third Quarter                              12                   5 3/4
                   Fourth Quarter                             9 1/4                5 1/4

           1998    First Quarter                          $   9 3/8            $   5 3/4
                   Second Quarter                             7 5/8                2 7/8
                   Third Quarter                              3 3/4                1 1/2
                   Fourth Quarter                             2 15/16              1 9/32

           1999    First Quarter                          $   3 7/8            $   1 7/8
                   Second Quarter                             2 3/4                1 3/4
                   Third Quarter                              2 15/16              1 7/8
                   Fourth Quarter                             2 5/8                1 15/16


           2000    First Quarter                          $   3 17/32          $   2 13/32
                   Second Quarter                         $   5 7/15           $   2 9/16
                   Third Quarter (as of 12/15/99)         $   4 13/16          $   4 9/16

      As of December 15, 1999, there were 949 holders of record of the Company's Common Stock.

      The Company has not paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company anticipates that it will follow a policy of retaining earnings, if any, to finance the expansion and development of the Company. The Board of Directors of the Company will review its dividend policy from time to time to determine the feasibility and desirability of paying dividends, after giving consideration to the Company's results of operations, financial condition, capital requirements and such other factors as the Board of Directors deems relevant.

      Each issued and outstanding share of Series A Preferred Stock and Series B Preferred Stock will be entitled, as and when declared by the Board of Directors, to receive, out of any assets at the time legally available therefor, dividends at the rate of $.05 per share, per annum. Such dividends on the Series A and Series B Preferred Stock are prior in preference to any outstanding shares of Common Stock or of Preferred Stock, other than Series D and Series E Preferred Stock.

      Subject to the right of the holders of the Series B Preferred Stock to receive a preferential dividend, the holders of shares of Series C Preferred Stock will be entitled, as and when declared by the Board of Directors, to receive, out of any assets at the time legally available therefor, dividends at the rate of 6% per share per annum, payable in cash commencing on December 31, 1997. Such dividends on the Series C Preferred Stock are prior in preference to any declaration or payment of any distribution on any outstanding shares of Common Stock or any Preferred Stock which by its terms is junior to Series C Preferred Stock, but are junior in preference to Series A, Series B, Series D and Series E Preferred Stock.

      The holder of shares of Series D Preferred Stock will be entitled, as and when declared by the Board of Directors, to receive, out of any assets at the time legally available therefor, dividends at the rate of 8% per share per annum, payable in cash commencing on December 31, 1998 and thereafter on the last day of December of each year that any such shares are outstanding. Such dividends on the Series D Preferred Stock are prior in preference to any declaration or payment of any distribution on any other outstanding shares of Common Stock or of Preferred Stock, other than Series E Preferred Stock.

      The holders of shares of Series E Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends calculated on the stated value per share at the rate of 8% per share per annum, payable in cash commencing on December 31, 1998, and thereafter on the last day of December of each year that any such shares shall be outstanding. Such dividends on the Series E Preferred Stock are prior in preference to any declaration or payment of any distribution on any other outstanding shares of Common Stock or Preferred Stock.

      Other than the foregoing, the Company does not anticipate the declaration or payment of any dividends in the foreseeable future. There can be no assurance that cash dividends of any kind will ever be paid.


ITEM 10 - RECENT SALES OF UNREGISTERED SECURITIES

      The Company issued the following securities during the prior three fiscal years without registering the securities under the Securities Act:

Issuance of Capital Stock:

1. On September 12, 1996, the Company issued 20,000,000 shares of Common Stock to Jay Botchman for aggregate consideration of $20,000. Mr. Botchman subsequently transferred these shares to Taxter.

2. On December 4, 1996, Taxter exchanged all of its shares of Common Stock in Service One Holdings for the issuance by the Company of 1,200,000 shares of Series A Preferred Stock and 800,000 shares of Series B Preferred Stock of the Company to Taxter.

3. On December 31, 1996, the Company issued 5,000 shares of Series C Preferred Stock to Jay Botchman in exchange for aggregate consideration of $5,000,000.

4. On February 19, 1997, the Company sold 830,000 shares of Common Stock to Lancer Partners, L.P., Lancer Offshore Inc., Lancer Voyager Fund, and Michael Lauer (collectively, the "Lancer Group") for aggregate consideration of $6,017,500.

5. On March 12, 1997 the Company privately sold 827,500 shares of Common Stock to the Lancer Group for aggregate consideration of $5,999,375.

6. On January 2, 1998, the Company privately sold 1,250,000 shares of Common Stock to the Lancer Group for aggregate consideration of $2,500,000.

7. On February 2, 1998, the Company privately sold 1,250,000 shares of Common Stock to the Lancer Group for aggregate consideration of $2,500,000.

8. On May 29, 1998, the Company issued 10,000 shares of Series D Preferred Stock to JLB in exchange for JLB agreeing to cancel $10,000,000 of the principal outstanding under the $10,000,000 Subordinated Promissory Note dated August 1, 1997.

9. On August 31, 1998, the Company issued 10,000 shares of Series E Preferred Stock to JLB in exchange for JLB agreeing to cancel $10,000,000 of the principal outstanding under the $20,000,000 Subordinated Promissory Note dated August 1, 1997.

Grant of Stock Options and Warrants:

1. On March 27, 1997, the Company granted options to purchase 950,000 shares of Common Stock at an exercise price of $5.50 per share for employees.

2. On December 15, 1997, the Company granted options to purchase 935,500 shares of the Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to employees, granted options to purchase 1,000,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to a director of the Company and granted options to purchase 600,000 shares of Common Stock at an exercise price of $2.00 per share to employees.

3. On January 16, 1998, the Company granted options to purchase 170,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.50 per share to employees.

4. On April 30, 1998, the Company issued to Coast Business Credit, a division of Southern Pacific Bank, a warrant to purchase 650,247 shares of the Common Stock at an exercise price of $2.50. The warrant was issued in connection with a loan from Coast Business Credit to the Company.

5. On August 3, 1998, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.00 per share to employees.

6. On August 10, 1998, the Company granted options to purchase 300,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.70 per share to employees.

7. On September 15, 1998, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to employees.

8. On November 23, 1998, the Company granted options to purchase a total of 150,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to two directors of the Company.

9. On February 15, 1999, the Company granted options to purchase 13,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.38 per share to employees.

10. On March 17, 1999, the Company granted options to purchase 200,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to employees.

11. On March 18, 1999, the Company issued a warrant to purchase 1,000,000 shares of Common Stock to Business Transactions Express, Inc. at an exercise price of $2.00 per share. The warrant was issued in connection with the execution of a strategic modeling services agreement between the Company and Business Transactions Express, Inc.

12. On March 22, 1999, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.30 per share to employees.

13. On March 29, 1999, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.30 per share to employees.

14. On April 15, 1999, the Company granted options to purchase 75,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.19 per share to a director of the Company.

15. On June 1, 1999, the Company granted options to purchase 503,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.40 per share to employees.

16. On June 22, 1999, the Company issued a warrant to purchase 4,000,000 shares of Common Stock to JLB at an exercise price of $3.25 per share issued as partial consideration for JLB's forgiveness of certain interest owed to JLB by the Company.

17. On July 26, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.88 per share to employees.

18. On August 1, 1999, the Company granted options to purchase 22,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.00 per share to employees.

19. On August 3, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.97 per share to employees.

20. On August 27, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.69 per share to employees.

21. On September 1, 1999, the Company granted options to purchase 1,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

22. On September 10, 1999, the Company issued a warrant for 25,000 shares of Common Stock to Cappello Capital Corp. at an exercise price of $2.56 per share. The warrant was issued in connection with Cappello Capital Corp. providing financial advisory services to the Company.

23. On September 16, 1999, the Company granted options to purchase 8,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

24. On October 18, 1999, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

25. On October 25, 1999, the Company granted options to purchase 5,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.13 per share to employees.

26. On November 8, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.88 per share to employees.

27. On November 19, 1999, the Company granted options to purchase 310,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.44 per share to employees.

28. On November 29, 1999, the Company granted options to purchase 15,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $5.00 per share to employees.

The sales were made in reliance on an exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering or the rules and regulations promulgated under Section 4(2) of the Securities Act or, in the case of certain options to purchase the Company's common stock issued to employees, directors, officers, consultants and advisers, Rule 701 under the

Securities Act. All of the securities described above are deemed restricted securities for the purposes of the Securities Act.

ITEM 11 - DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

      The Company is authorized to issue up to 65,000,000 shares of Common Stock, par value $.001 per share. As of the date of this registration statement there are 34,761,965 issued and outstanding shares of Common Stock.

      VOTING, SHAREHOLDERS' MEETINGS AND RESOLUTIONS. Holders of Common Stock have one vote for each share held on all matters submitted to a vote of stockholders, but such votes are subject to the voting preference of the holders of the Series A Preferred Stock. Holders of the Series A Preferred Stock, regardless of the number of such shares outstanding and as long as at least one of such shares is outstanding, shall represent 80% of all votes entitled to be voted at any annual or special meeting of the shareholders of the Company, subject to dilution by capital stock of the Company issued after the date of issuance of the Series Preferred Stock. Holders of Series B Preferred Stock have one vote on all matters as to which holders of common stock shall be entitled to vote.

      DIVIDEND AND LIQUIDATION RIGHTS. Subject to the prior rights of any series of preferred stock, as described below, which may from time to time be outstanding, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.


PREFERRED STOCK

      The following series of preferred stock are currently issued by the Company.


SERIES A PREFERRED STOCK

      There are 2,000,000 shares of Series A Preferred Stock, $.001 par value (the "Series A Preferred Stock") authorized of which 1,200,000 shares are issued and outstanding.

      DIVIDENDS. Each issued and outstanding share of Series A Preferred Stock shall be entitled to receive, pari passu with the Series B Preferred Stock, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends at the rate of $.05 per share, per annum. Such dividends accrue on each share of Series A Preferred Stock from the initial date of issuance thereof whether or not earned or declared.

      VOTING RIGHTS. Except as otherwise required by law or by the certificate of incorporation of the Company, based on the number of shares of the Company's capital stock outstanding upon the date of issuance, the outstanding shares of Series A Preferred Stock, regardless of the number of such shares outstanding and as long as at least one of such shares is outstanding, shall represent 80% of all votes entitled to be voted at any annual or special meeting of the shareholders of the Company subject to dilution by subsequently issued capital stock of the Company. Currently, the shares of the Series A Preferred Stock represent approximately 77.88% of all votes entitled to be voted at any annual or special meeting of the shareholders of the Company. Each share of Series A

Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series A Preferred Stock.

      REDEMPTION. At any time after December 31, 2001, the Company may redeem all or part of the outstanding shares of Series A and Series B Preferred Stock, treated as one class, at a cash price equal one dollar ($1.00) per share, together will all unpaid dividends to and including the date of redemption, provided that the Company provides written notice to the holders of such stock to be redeemed at least 20 days prior to the date specified for redemption.

      LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A and Series B Preferred Stock then outstanding, treated as one class, shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Company's Common Stock or Series C Preferred Stock, an amount equal to $1.00 per share, plus all unpaid dividends thereon to the date fixed for distribution.

      RANK. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) rank pari passu with the Series B Preferred Stock, (ii) rank senior to any of the Company's Common Stock, the Company's Series C Preferred Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series A Preferred Stock, and (iii) rank junior to the Series D and Series E Preferred Stock and any other class or series of stock of the Company which by its terms shall rank senior to the Series A Preferred Stock


SERIES B PREFERRED STOCK

      There are 800,000 shares of Series B Preferred Stock, $.001 par value (the "Series B Preferred Stock"), of which 800,000 shares are issued and outstanding.

      DIVIDENDS. Each issued and outstanding share of Series B Preferred Stock shall be entitled to receive, pari passu with the Series A Preferred Stock, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends at the rate of $.05 per share per annum. Such dividends accrue on each share of Series B Preferred Stock from the initial date of issuance thereof whether or not earned or declared.

      VOTING RIGHTS. Each outstanding share of Series B Preferred Stock shall entitle the holder thereof to one vote on all matters as to which holders of common stock shall be entitled to vote.

      REDEMPTION. At any time after December 31, 2001, the Company may redeem all or part of the outstanding shares of Series A and Series B Preferred Stock, treated as one class, at a cash price equal one dollar ($1.00) per share, together will all unpaid dividends to and including the date of redemption, provided that the Company provides written notice to the holders of such stock to be redeemed at least 20 days prior to the date specified for redemption.

      LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A and Series B Preferred Stock then outstanding, treated as one class, shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Company's Common Stock or Series C Preferred Stock, an amount equal to $1.00 per share, plus all unpaid dividends thereon to the date fixed for distribution.

      CONVERSION. At any time after December 31, 2001, the holders of outstanding shares of Series B Preferred Stock, at their option, may convert said shares, in whole or in part, on a share for share basis, to shares of Series A Preferred Stock.

      RANK. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) rank pari passu with the Series A Preferred Stock, (ii) rank senior to any of the Company's Common Stock, the Company's Series C Preferred Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series A Preferred Stock, and (ii) rank junior to the Series D and Series E Preferred Stock and any other class or series of stock of the Company which by its terms shall rank senior to the Series B Preferred Stock


SERIES C PREFERRED STOCK

      There are 5,000 shares of Series C Preferred Stock, $.001 par value (the "Series C Preferred Stock") of which 5,000 shares are issued and outstanding.

      DIVIDENDS. The holders of shares of Series C Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends at the rate of 6% per share per annum, payable in cash commencing on December 31, 1997. Such dividends accrue on each share of Series C Preferred Stock from the initial date of issuance thereof whether or not earned or declared.

      VOTING RIGHTS. The holders of the Series C Preferred Stock shall not have the right to vote on matters presented to the stockholders of the Company, except as provided by the General Corporation Law of the State of Delaware.

      REDEMPTION. At any time after December 31, 1998, the Company may redeem all or part of the outstanding shares of the Series C Preferred Stock, at a cash price equal to $1,000 per share, together with all unpaid dividends to and including the date of redemption, provided that the Company provides written notice to the holders of such stock to be redeemed at least 20 days prior to the date specified for redemption.

      LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series C Preferred Stock then outstanding, shall be entitled to be paid, out of the assets of the Company available for distribution, whether from capital, surplus or earnings, before any payment shall be made in respect of the Company's Common Stock, an amount equal to $1,000 per share, plus all unpaid dividends thereon to the date fixed for distribution.

      RANK. The Series C Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) ranks senior to any class of the Company's Common Stock, and any other series of capital stock of the Company which by its terms ranks junior to the Series C Preferred Stock, and
(ii) ranks junior to the Series A, Series B, Series D and Series E Preferred Stock, and any other class or series of stock of the Company which by its terms ranks senior to the Series C Preferred Stock.


SERIES D PREFERRED STOCK

      There are 10,000 shares of Series D Preferred Stock, $.001 par value (the "Series D Preferred Stock") of which 10,000 shares are issued and outstanding.

      DIVIDENDS. The holders of shares of Series D Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends calculated on the stated value per share at the rate of 8% per share per annum, and no more, payable in cash commencing on December 31, 1998, and thereafter on the last day of December of each year that any such shares shall be outstanding. Such dividends accrue on each share of Series D Preferred Stock from the initial date of issuance thereof whether or not earned or declared.

      VOTING RIGHTS. Except as otherwise required by law, the holders of Series D Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Company or for any other purpose.

      REDEMPTION. The Company may, at the option of the Board of Directors, redeem all or part of the outstanding shares of the Series D Preferred Stock at a cash price equal to $1,000 per share, together with all unpaid dividends to and including the redemption date (the "Series D Redemption Price"); provided, however, that payment of the Series D Redemption Price shall be made from any funds of the Company legally available therefor; provided that the Company shall give written notice by mail, postage prepaid, to the holders of such stock to be redeemed at least 20 days prior to the date specified for redemption (the "Series D Redemption Date"); and provided further that such holders may, at any time prior to the Series D Redemption Date, convert their shares of Series D Preferred Stock. The holder of any shares of Series D Preferred Stock shall have the right, at such holder's option, at any time (and from time to time) prior to May 31, 2001, to convert any of such shares into that number of fully paid and nonassessable shares of common stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the Conversion Rate (as defined below) multiplied by the number of shares of Series D Preferred Stock to be converted. The "Conversion Rate" per share of Series D Preferred Stock is 380 shares of Common Stock.

      LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Series D Preferred Stock then outstanding, shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Company's Common Stock, an amount equal to $1,000 per share, plus all unpaid dividends thereon to the date fixed for distribution.

      RANK. The Series D Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) rank senior to any of the Company's Common Stock, the Company's Series A, Series B and Series C Preferred Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series D Preferred Stock, and (ii) rank junior to the Series E Preferred Stock and any other class or series of stock of the Company which by its terms shall rank senior to the Series D Preferred Stock


SERIES E PREFERRED STOCK

      There are 20,000 shares of Series E Preferred Stock, $.001 par value (the "Series E Preferred Stock") of which 10,000 shares are issued and outstanding.

      DIVIDENDS. The holders of shares of Series E Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends calculated on the stated value per share at the rate of 8% per share per annum, and no more, payable in cash commencing on December 31, 1998, and thereafter on the last day of December of each year that any such shares shall be outstanding. Such dividends accrue on each share of Series E Preferred Stock from the initial date of issuance thereof whether or not earned or declared.

      VOTING RIGHTS. Except as otherwise required by law, the holders of Series E Preferred Stock are not entitled to vote upon any matter relating to the business or affairs of the Company or for any other purpose.

      REDEMPTION. The Company may, at the option of the Board of Directors, redeem all or part of the outstanding shares of the Series E Preferred Stock at a cash price equal to $1,000 per share, together with all unpaid dividends to and including the redemption date (the "Series E Redemption Price"); provided, however, that payment of the Redemption Price shall be made from any funds of the Company legally available therefor; provided that the Company shall give written notice by mail, postage prepaid, to the holders of such stock to be redeemed at least 20 days prior to the date specified for redemption (the "Series E Redemption Date"); and provided further that such holders may, at any time prior to the Series E Redemption Date, convert their shares of Series E Preferred Stock. The holder of any shares of Series E Preferred Stock shall have the right, at such holder's option, at any time (and from time to time) prior to August 31, 2001, to convert any of such shares into that number of fully paid and nonassessable shares of common stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the Conversion Rate (as defined below) multiplied by the number of shares of Series E Preferred Stock to be converted. The "Conversion Rate" per share of Series E Preferred Stock is 285 shares of Common Stock.

      LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Series E Preferred Stock then outstanding, shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Company's Common Stock, an amount equal to $1,000 per share, plus all unpaid dividends thereon to the date fixed for distribution.

      RANK. The Series E Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) rank senior to any of the Company's Common Stock, the Company's Series A, Series B, Series C and Series D Preferred Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series E Preferred Stock, and (ii) rank junior to any class or series of stock of the Company which by its terms shall rank senior to the Series E Preferred Stock


UNDESIGNATED PREFERRED STOCK

      The number of shares constituting the undesignated Preferred Stock (the "Preferred Stock") is 965,000, $.001 par value. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.


ANTI-TAKEOVER PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

      The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or (iii) the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date such stockholder became an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a

"business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.


ITEM 12 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION ON DIRECTOR'S LIABILITY

      In accordance with the DGCL, the Certificate of Incorporation provides that the directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty as a director except
(i) for any breach of the director's duty of loyalty to the Company and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct, or knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) by the director of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.


INDEMNIFICATION

      The Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and such expenses.


ITEM 13 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

            The consolidated financial statements and the report thereon of Grant Thornton LLP, independent certified public accountants, dated August 16, 1999 are filed as part of this Registration Statement. See Item 15.

ITEM 14 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On July 8 the Board of Directors recommended the appointment of Grant Thornton LLP as the Company's auditors for the year ended May 31, 1998 and determined not to engage Tanner & Co. ("Tanner") as the Company's auditors for the year ended May 31, 1998. The Board had previously appointed Tanner as auditors for the May 31, 1997 financial statements. The reports of Tanner on the financial statements of the Company for the period ended May 31, 1997 did not contain any adverse opinion or disclaimer of an opinion and were not qualified or modified as to uncertainty audit scope or accounting principles. During the fiscal year in the period ended May 31, 1997, and the subsequent interim periods preceding the Company's decision, there were no disagreements with Tanner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events as defined in Item 304 in Regulation S-K.


ITEM 15 - FINANCIAL STATEMENTS AND EXHIBITS

(a)   Index to Financial Statements

      The Financial Statements required by this item are submitted in a separate section beginning on page F-1 of this registration statement


                                                                                    PAGE
                                                                                    ----
      Report of Certified Public Accountants (Grant Thornton LLP)                   F-2

      Report of Independent Certified Public Accountants (Tanner & Company LLP)     F-3

      Consolidated Balance Sheets                                                   F-4 - F-5

      Consolidated Statements of Operations and Comprehensive Income (Loss)         F-6

      Consolidated Statement of Stockholders' Equity (Deficit)                      F-7 - F-8

      Consolidated Statements of Cash Flows                                         F-9 - F-11

      Notes to Consolidated Financial Statements                                    F-12 - F-38

(b)   Index to Exhibits


      EXHIBIT
      NUMBER                   DESCRIPTION OF DOCUMENT
      -------                  -----------------------
      3.1       Amended and Restated Certificate of Incorporation

      3.2       Amended and Restated By-Laws

      4         Specimen certificate representing shares of Common Stock

      10.1 Amended and Restated Lease Agreement dated December 12, 1996 between Service One International Corporation and Donald A.
                Dunham, Jr.

      EXHIBIT
      NUMBER                   DESCRIPTION OF DOCUMENT
      -------                  -----------------------
      10.2      Amendment No. One to the Amended and Restated Lease Agreement
                dated June 11, 1997 between Service One International
                Corporation and Donald A. Dunham, Jr.

      10.3 Amendment No. Two to the Amended and Restated Lease Agreement dated July 31, 1997 between Service One International
                Corporation and Donald A. Dunham, Jr.

      10.4      Lease Agreement dated February 28, 1997 between Service One
                International Corporation and Eagle Properties, L.L.C.

      10.5      Addendum to Lease Agreement dated November 18, 1997 between
                Service One International Corporation and Eagle Properties,
                L.L.C.

      10.6      Mutual Business Development Agreement dated as of October 8,
                1996, between Service One International Corporation and the O.
                Pappalimberis Trust

      10.7      Amendment dated as of December 16, 1997 to the Mutual Business
                Development Agreement dated as of October 8, 1996, such amendment among O. Pappalimberis Trust, Taxter One LLC, Service
                One International Corporation, Eikos Management, LLC and
                Thesseus International Asset Fund

      10.8      Amendment dated September 1, 1998 to the Mutual Business
                Development Agreement dated as of October 8, 1996, as amended, between the Company and Eikos Management LLC

      10.9      Mutual Business Development Agreement dated as of October 8,
                1996, between Service One International Corporation and
                Renaissance Trust I

      10.10     Strategic Modeling Agreement dated March 18, 1999, between the
                Company and Business Transactions Express, Inc.

      10.11 Warrant to purchase Common Stock of the Company issued to JLB on June 22, 1999

      10.12 Loan and Security Agreement, dated as of April 30, 1998, between the Company and Coast Business Credit, a division of Southern
                Pacific Bank

      10.13     First Amendment to Loan and Security Agreement, dated as of
                September 30, 1998, between the Company and Coast Business
                Credit, a division of Southern Pacific Bank

      10.14     Second Amendment to Loan and Security Agreement, dated as of
                December 1, 1998, between the Company and Coast Business Credit, a division of Southern Pacific Bank

      EXHIBIT
      NUMBER                   DESCRIPTION OF DOCUMENT
      -------                  -----------------------
      10.15     Amendment Number Two to Loan and Security Agreement, dated as of
                April 27, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank

      10.16     Fourth Amendment to Loan and Security Agreement, dated as of May
                27, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank

      10.17 Amendment Number Five to Loan and Security Agreement, dated as of June 25, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank

      10.18     Amendment Number Six to Loan and Security Agreement Dated as of
                December 6, 1999 between the Company and Coast Business Credit, a division of Southern Pacific Bank

      10.19     Security Agreement dated as of August 1, 1997, between J.B.L. of
                Nevada, Inc., Credit Store Mortgage, Inc., New Beginnings Corp.,
                Consumer Debt Acquisitions, Inc., Sleepy Hollow Associates,
                Inc., Service One Holdings Inc., Service One International
                Corporation, American Credit Alliance, Inc., Service One
                Receivables Acquisition Corporation, the Company, Service One
                Commercial Corporation and Soiland Company

      10.20     First Amendment to Security Agreement, dated as of October 23,
                1997 between J.B.L. of Nevada, Inc., the Company and Credit
                Store Mortgage, Inc., New Beginnings Corp., Consumer Debt
                Acquisitions, Inc., Sleepy Hollow Associates, Inc., Service One
                Holdings, Inc., Service One International Corporation, Service
                One Receivables Acquisition Corporation, the Company, Service
                One Commercial Corporation and Soiland Company

      10.21     Second Amendment to Security Agreement, dated as of November 21,
                1997 between J.B.L. of Nevada, Inc., the Company, Sleepy Hollow
                Associates, Inc., Service One International Corporation,
                American Credit Alliance, Inc. and Service One Receivables
                Acquisition Corporation

      10.22     Credit Agreement Dated as of October 15, 1999 among Credit Store
                Capital Corp., the Company, The Lenders Signatory thereto from time to time, and General Electric Capital Corporation

      10.23     Amended 1997 Stock Option Plan of the Company

      10.24 Employment Agreement dated March 27, 1997, between the Company and Martin Burke

      10.25 Letter from Martin Burke dated March 27, 1997, regarding credit card repayment terms

      EXHIBIT
      NUMBER                   DESCRIPTION OF DOCUMENT
      -------                  -----------------------
      10.26     Employment Agreement dated April 1, 1997, between the Company and Kevin Riordan

      10.27 Employment Agreement dated June 17, 1997, between the Company and Michael Philippe

      10.28     Amendment to Employment Agreement between Company and Michael
                Philippe dated December 15, 1999

      10.29 Employment Agreement dated August 1, 1997, between the Company and Richard Angel

      10.30     Amendment to Employment Agreement between Company and Richard
                Angel dated December 15, 1999

      10.31 Employment Agreement dated October 15, 1997, between the Company and Cynthia Hassoun

      10.32 Employment Agreement dated July 15, 1999, between the Company and William Buriak

      10.33 Employment Agreement dated July 21, 1999, between the Company and Jonathan Pike

      10.34     Employment Agreement dated July 3, 1997, between the Company and
                Patrick Steffl

      10.35 Employment Agreement dated October 19, 1999, between the Company and Michael L. Neher

      10.36     Bankcard Marketing Agreement between the Company and Bank of
                Hoven dated February 9, 1999

      10.37     Purchase Agreement between Bank of Hoven and the Company dated
                February 9, 1999

      10.38     Bankcard Marketing Agreement between Service One International
                Corporation and First National Bank in Brookings dated October
                2, 1997

      10.39     Purchase Agreement between First National Bank in Brookings and
                Service One International Corporation doing business as TCS
                Services, Inc. dated October 2, 1997

      10.40     Amendment to Purchase Agreement by First National Bank in
                Brookings and the Company dated August 31, 1998

      EXHIBIT
      NUMBER                   DESCRIPTION OF DOCUMENT
      -------                  -----------------------
      10.41     Letter Agreement Regarding Bankcard Marketing Agreement and
                Purchasing Agreement between the Company and First National Bank in Brookings dated August 17, 1999

      10.42     Agreement Regarding Transfer of Accounts between the Company and
                First National Bank in Brookings dated December 14, 1998

      10.43 Subordinated Grid Promissory Note of the Company in favor of JLB dated August 1, 1997 in the amount of $20,000,000

      10.44 Subordinated Grid Promissory Note of the Company in favor of JLB dated October 23, 1997 in the amount of $5,000,000

      10.45 Subordinated Grid Promissory Note of the Company in favor of JLB dated November 21, 1997 in the amount of $5,000,000

      16        Letter re Change in Certifying Accountant from Tanner & Company

      21        List of Subsidiaries

      27.1      Financial Data Schedule

      27.2      Financial Data Schedule

      27.3      Financial Data Schedule

      27.4      Financial Data Schedule

      27.5      Financial Data Schedule

      27.6      Financial Data Schedule

                                   SIGNATURES

      In accordance with Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           THE CREDIT STORE, INC.

Dated:  December 29, 1999
                                           By  /s/ Martin J. Burke, III
                                              ---------------------------------
                                                   Martin J. Burke, III
                                                   Chief Executive Officer


                                           By  /s/ Michael J. Philippe
                                              ---------------------------------
                                                   Michael J. Philippe
                                                   Chief Financial Officer

                                    I N D E X



                                                                                     Page
                                                                                     ----
Report of Independent Certified Public Accountants (GT)                              F-2


Report of Independent Certified Public Accountants (Tanner)                          F-3


Consolidated Financial Statements

     Consolidated Balance Sheets                                                 F-4 - F-5

     Consolidated Statements of Operations and Comprehensive
        Income (Loss)                                                                F-6

     Consolidated Statement of Stockholders' Equity (Deficit)                    F-7 - F-8

     Consolidated Statements of Cash Flows                                       F-9 - F-11

     Notes to Consolidated Financial Statements                                 F-12 - F-38


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
    THE CREDIT STORE, INC.


We have audited the accompanying consolidated balance sheets of The Credit Store, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Credit Store, Inc. and subsidiaries as of May 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.





/s/  GRANT THORNTON LLP


New York, New York
August 16, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
THE CREDIT STORE, INC. AND
    SERVICE ONE INTERNATIONAL CORPORATION


We have audited the accompanying consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows of The Credit Store, Inc. (a Delaware corporation) (the "Company") and its subsidiaries and Service One International Corporation ("The Predecessor") for the year ended May 31, 1997 and the period January 1, 1996 to October 8, 1996, respectively. These financial statements are the responsibility of the Company's and the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of operations, stockholders' equity (deficit) and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of operations, stockholders' equity (deficits) and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated statements of operations, stockholders' equity (deficit) and cash flows. We believe that our audits of the consolidated statements of operations and comprehensive income
(loss), stockholders' equity (deficit) and cash flows provide a reasonable basis for our opinion.

In our opinion, the consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows referred to above present fairly, in all material respects, the consolidated results of their operations and the consolidated cash flows of The Credit Store, Inc. and subsidiaries and the Predecessor for the year ended May 31, 1997 and the period January 1, 1996 to October 8, 1996, respectively in conformity with generally accepted accounting principles.

We also audited the adjustments described in Note P to the consolidated financial statements that were applied to restate the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended May 31, 1997. In our opinion, such adjustments are appropriate and have been properly applied.




/s/  TANNER + CO.


Salt Lake City, Utah
August 1, 1997 except for Note P,
    which is dated November 17, 1998
    as to the Company, and June 20, 1997
    as to the Predecessor

                             The Credit Store, Inc.

                           CONSOLIDATED BALANCE SHEETS


                                                                                                              May 31,
                                                                              AUGUST 31,         ---------------------------------
                             ASSETS                                             1999                 1999                 1998
                                                                              -----------        -------------        ------------
                                                                              (UNAUDITED)
Cash                                                                           $  1,781,428        $  3,533,930        $  7,205,071

Restricted cash                                                                     750,000             750,000           1,000,000

Accounts and notes receivables, net of allowance for
    doubtful accounts of $725,064, at August 31, 1999
    and $746,463 and $780,027 at May 31, 1999 and
    1998, respectively                                                            1,052,203           1,150,207             492,666

Prepaid expenses                                                                    697,856             618,198             444,836

Amounts due from special purpose entities                                         1,466,511           1,230,700

Investments in consumer debt and credit cards
    Investments in nonperforming consumer debt, net
      of cost recovery of $37,888,811, $36,109,936
      and $24,375,047 at August 31, 1999 and at
      May 31, 1999 and 1998, respectively                                         2,397,154           3,227,711           6,125,511
    Credit card receivables, net of provision for
      losses and unearned fees of $4,558,588,
      $3,247,806 and $3,904,812 at August 31, 1999
      and at May 31, 1999 and 1998, respectively                                 24,476,584          18,631,403          12,919,970

Investment in unconsolidated affiliate                                            1,632,728           1,612,648           1,287,465

Retained interest in securitized credit card receivables                          6,231,270           5,130,372

Property and equipment, net of accumulated depreciation
    of $5,828,709 $5,202,266 and $2,795,673 at
    August 31, 1999, and at May 31, 1999 and 1998,
    Respectively                                                                  5,540,093           6,132,612           7,396,616

Goodwill, net of accumulated amortization of $604,264,
    $552,470 and $345,294 at August 31, 1999, and at
    May 31, 1999 and 1998, respectively                                           2,503,381           2,555,175           2,762,351


Deferred tax asset                                                                  700,000             700,000


Other assets                                                                      1,411,966             719,014             541,929
                                                                                -----------         -----------         -----------

              Total assets                                                      $50,641,174         $45,991,970         $40,176,415
                                                                                ===========         ===========         ===========



The accompanying notes are an integral part of these statements.

                             The Credit Store, Inc.

                           CONSOLIDATED BALANCE SHEETS



          LIABILITIES AND STOCKHOLDERS'                                                                       May 31,
                 EQUITY (DEFICIT)                                              AUGUST 31,         ---------------------------------
                                                                                 1999                 1999                 1998
                                                                               -----------        --------------       ------------
                                                                               (UNAUDITED)

Liabilities
    Accounts payable and accrued expenses                                       $  3,581,345       $   3,611,334      $   4,245,019
    Accrued royalties                                                                378,395             702,075            261,667
    Notes payable                                                                 11,811,174           6,086,766          5,902,041
    Capitalized lease obligations                                                  3,950,963           4,045,541          5,150,481
    Subordinated notes and accrued interest payable -
       related party                                                              19,484,130          19,246,595         31,807,322
                                                                                 -----------        ------------       ------------

              Total liabilities                                                   39,206,007          33,692,311         47,366,530
                                                                                 -----------        ------------       ------------

Stockholders' equity (deficit)
    Series A Preferred Stock, $.001 par value; 2,000,000 shares authorized;
       1,200,000 shares issued and outstanding;
       stated at liquidation value of $1 per share                                 1,200,000           1,200,000          1,200,000
    Series B Preferred Stock, $.001 par value; 800,000 shares
       authorized; 800,000 shares issued and outstanding;
       stated at liquidation value of $1 per share                                   800,000             800,000            800,000
    Series C Preferred Stock; 5,000 shares
       authorized; 5,000 shares issued and outstanding;
       stated at liquidation value of $1,000 per share                             5,000,000           5,000,000          5,000,000
    Series D Preferred Stock, $.001 par value; 10,000 shares
       authorized; 10,000 shares issued and outstanding;
       stated at liquidation value of $1,000 per share                            10,000,000          10,000,000         10,000,000
    Series E Preferred Stock, $.001 par value; 20,000 shares
       authorized; 10,000 shares issued and outstanding;
       stated at liquidation value of $1,000 per share                            10,000,000          10,000,000
    Common Stock, $.001 par value; 65,000,000 shares authorized at August 31,
       1999 and 50,000,000 shares authorized at May 31, 1999 and 1998;
       34,761,965 shares issued and outstanding at August 31, 1999
       and at May 31, 1999 and 1998                                                   34,762              34,762             34,762
    Additional paid-in capital                                                    23,539,962          22,670,711         19,311,782
    Unrealized gain from retained interest in securitized
       receivables, net of tax                                                     3,274,978           2,497,148
    Accumulated deficit                                                          (42,414,535)        (39,902,962)       (43,536,659)
                                                                                ------------        ------------       ------------

              Total stockholders' equity (deficit)                                11,435,167          12,299,659         (7,190,115)
                                                                                ------------        ------------       ------------

              Total liabilities and stockholders' equity (deficit)              $ 50,641,174        $ 45,991,970       $ 40,176,415
                                                                                ============        ============       ============





The accompanying notes are an integral part of these statements.

                             The Credit Store, Inc.

      CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)





                                             For the three                                                        January 1,
                                                                             For the years ended                    1996 to
                                        months ended August 31,                     May 31,                       October 8,
                                     --------------------------     ----------------------------------------         1996
                                         1999            1998           1999           1998          1997       ("Predecessor")
                                     ----------      ----------     ----------      ---------     ----------    ---------------
                                            (unaudited)

Revenue
    Income from credit card
      receivables                    $  2,041,574    $  1,453,124   $  6,438,460    $  3,951,602   $  971,174

    Revenue in excess of cost
      recovered                         5,199,917       4,718,504     21,852,316       8,042,255        3,934
    Gain on sales of portfolios                         3,343,694     11,851,080
    Servicing fees and other
      income                              883,134         699,805      1,564,356       1,292,596    1,601,228    $   2,078,506
                                     ------------    ------------    -----------    ------------  -----------    -------------

              Total revenue             8,124,625      10,215,127     41,706,212      13,286,453    2,576,336        2,078,506

    Provision for losses                2,034,876       1,388,679      4,607,081       6,483,736     1,494,001               -
                                      -----------     -----------    -----------    ------------  ------------   -------------

              Net revenue               6,089,749       8,826,448     37,099,131       6,802,717     1,082,335       2,078,506
Expenses
    Salaries and employee               3,267,585       3,138,712     12,484,582      13,268,863     6,154,929       1,757,101
    benefits
    Interest expense                    1,007,902       1,282,538      4,029,491       4,760,905       751,729         151,906
    Professional fees                     502,035         393,894      2,701,016       4,215,891     2,388,274          76,753
    Depreciation and amortization         678,236         620,539      2,614,216       3,223,620       952,362         138,338
    Third-party credit card             1,056,045       1,021,907      4,518,919       3,097,347       899,986               -
    services
    Mail processing                       256,775         401,165      1,434,506       1,121,623       527,372          666,889
    Rental expense                        184,920         203,265        766,832         825,517       349,383           76,283
    Royalty expense                       111,321         426,890      1,541,944         207,238     1,229,180                -

    Other                               1,536,503       1,128,756      5,360,337       5,233,043     2,075,379        1,144,004
                                      -----------     -----------    -----------    ------------  ------------     ------------
              Total expenses            8,601,322       8,617,666     35,451,843      35,954,047    15,328,594        4,011,274
                                      -----------     -----------     ----------     -----------   -----------     ------------

Income (loss) before income taxes      (2,511,573)        208,782      1,647,288     (29,151,330)  (14,246,259)      (1,932,768)
Income tax benefit                              -               -      1,986,409               -             -          420,280
                                      -----------     -----------     ----------     -----------   -----------     ------------

Net income (loss)                      (2,511,573)        208,782      3,633,697     (29,151,330)  (14,246,259)      (1,512,488)
Unrealized gain on retained
interest
  in securitized credit card
   receivables, net of tax                777,830              -       2,497,148               -             -                -
                                      -----------     ----------      ----------     -----------   -----------     ------------

Comprehensive income (loss)          $ (1,733,743) $     208,782    $  6,130,845    $(29,151,330) $(14,246,259)   $  (1,512,488)
                                     ============  =============    ============    ============  ============    =============

Net income (loss)                    $ (2,511,573) $     208,782    $  3,633,697    $(29,151,330) $(14,246,259)   $  (1,512,488)
Dividends on preferred stock             (500,000)      (299,999)     (1,799,999)       (399,996)       (7,397)               -
                                     ------------  -------------    ------------    ------------  ------------     ------------

Net income (loss), applicable to
  common shareholders                $ (3,011,573) $     (91,217)   $  1,833,698    $(29,551,326) $(14,253,656)   $  (1,512,488)
                                     ============  =============    ============    ============  ============    =============

Income (loss) per share
   Basic and diluted                       $(.09)           $.00            $.05          $ (.89)        $(.55)           $(.30)
                                           =====            ====            ====          ======         =====            =====

Weighted-average common shares
outstanding
     Basic                            34,761,965      34,761,965      34,761,965      33,109,781    25,912,465        5,000,000
                                      ==========      ==========      ==========     ===========   ===========     ============

     Diluted                          34,761,965      34,761,965      38,436,119      33,109,781    25,912,465        5,000,000
                                      ==========      ==========      ==========     ===========   ===========     ============




The accompanying notes are an integral part of these statements.

                             The Credit Store, Inc.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

         Periods ended August 31, 1999, and May 31, 1999, 1998 and 1997




                                                            Common
                                                           stock -
                                               Common       shares
                                               stock -    ($.001 par      Series A      Series B      Series C       Series D
                                               shares       value)        Preferred     Preferred     Preferred      Preferred
                                               ------       ------        ---------     ---------     ---------      ---------

  Formation of Predecessor                   5,000,000    $  5,000
                                            ==========    ========

  Net loss
  Balance at October 8, 1996                 5,000,000    $  5,000
                                            ==========    ========

  Formation of Company,
    October 8, 1996                         12,049,965    $ 12,050      $1,200,000     $800,000     $5,000,000
  Net loss
  Issuance of common stock                  20,157,500      20,158
                                            ----------    --------      ----------     --------     ----------


  Balance at May 31, 1997                   32,207,465      32,208       1,200,000      800,000      5,000,000

  Net loss
  Issuance of Series D Preferred
    Stock in exchange for $10 million
    subordinated note                                                                                             $10,000,000
  Issuance of common stock                   2,554,500       2,554
                                            ----------    --------      ----------     --------     ----------    -----------


  Balance at May 31, 1998                   34,761,965      34,762       1,200,000      800,000      5,000,000     10,000,000

  Net income
  Unrealized gain on retained interest in
      securitization, net of tax


  Issuance of Series E Preferred
      Stock in exchange for $10 million
      subordinated note
  Issuance of 4 million warrants in lieu
      of payment of accrued interest on
      subordinated debt

                                            ----------    --------      ----------     --------     ----------    -----------
  Balance at May 31, 1999                   34,761,965      34,762       1,200,000      800,000      5,000,000     10,000,000
                                            ----------    --------      ----------     --------     ----------    -----------

  Net loss

  Unrealized gain on retained interest in
      securitized receivables, net of tax

  Issuance of 528,677 warrants in lieu of
      payment for assets acquired

  Balance at August 31, 1999                34,761,965    $ 34,762      $1,200,000     $800,000     $5,000,000    $10,000,000
                                            ==========    ========      ==========     ========     ==========    ===========










The accompanying notes are an integral part of this statement.

                             The Credit Store, Inc.

         Periods ended August 31, 1999, and May 31, 1999, 1998 and 1997



                                                            Additional                             Other            Total
                                            Series E          paid-in         Accumulated       comprehensive   stockholders'
                                            Preferred         capital            deficit           income      equity (deficit)
                                            ---------       ----------        -----------       -------------  ----------------
  Formation of Predecessor                                  $   385,203                                        $     390,203

  Net loss                                                                     $ (1,512,488)                      (1,512,488)
                                                            -----------        ------------                    -------------


  Balance at October 8, 1996                                $   385,203        $ (1,512,488)                   $  (1,122,285)
                                                            ===========        ============                    =============

  Formation of Company,
    October 8, 1996                                         $   121,175        $   (131,673)                   $   7,001,552
  Net loss                                                                      (14,246,259)                     (14,246,259)
  Dividends                                                                          (7,397)                          (7,397)
  Issuance of common stock                                   14,016,717                                           14,036,875
                                                            -----------        ------------                    -------------


  Balance at May 31, 1997                                    14,137,892         (14,385,329)                       6,784,771

  Net loss                                                                      (29,151,330)                     (29,151,330)
  Issuance of Series D Preferred
    Stock in exchange for $10 million
    subordinated note                                                                                             10,000,000
  Issuance of common stock                                    5,173,890                                            5,176,444
                                                            -----------        ------------                    -------------


  Balance at May 31, 1998                                    19,311,782         (43,536,659)                      (7,190,115)

  Net income                                                                      3,633,697                        3,633,697
  Unrealized gain on retained interest
  in
      securitization, net of tax                                                                $2,497,148         2,497,148


  Issuance of Series E Preferred
      Stock in exchange for $10 million
      subordinated note                  $10,000,000                                                              10,000,000
  Issuance of 4 million warrants in
  lieu
      of payment of accrued interest on
      subordinated debt                                       3,358,929                                            3,358,929
                                         -----------        -----------        ------------     ----------     -------------


  Balance at May 31, 1999                 10,000,000         22,670,711         (39,902,962)     2,497,148        12,299,659
                                         -----------        -----------        ------------     ----------     -------------

  Net loss                                                                       (2,511,573)                      (2,511,573)

  Unrealized gain on retained interest
  in
    securitized receivables, net of tax                                                            777,830           777,830

  Issuance of 528,677 warrants in lieu
  of
    payment for services                                        869,251                                              869,251
                                         -----------        -----------        ------------     ----------     -------------


  Balance at August 31, 1999             $10,000,000        $23,539,962        $(42,414,535)    $3,274,978     $  11,435,167
                                         ===========        ===========        ============     ==========     =============








The accompanying notes are an integral part of this statement.

                             The Credit Store, Inc.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                                                   January 1,
                                            For the three                  For the years ended                      1996 to
                                        months ended August 31,                  May 31,                           October 8,
                                     --------------------------     ----------------------------------------         1996
                                         1999            1998           1999           1998          1997        ("Predecessor")
                                     ----------      ----------     ----------      ---------     ----------     ---------------
                                            (unaudited)

Cash flows from operating
activities
   Net income (loss)                 $(2,511,573)    $  208,782   $   3,633,697     $(29,151,330)  $(14,246,259)   $  (1,512,488)
   Adjustments to reconcile net
     income (loss) to net cash
     used
     in operating activities
       Provision for credit card
         losses                        2,034,876      1,388,679       4,607,081        6,483,736      1,494,001
       Amortization of discount
         on performing credit
         card
         portfolio                      (269,204)
       Provision for losses on
         accounts receivable                                            768,860          780,027        199,797
       Depreciation and
         amortization                    678,236        620,539       2,614,216        3,223,620        952,362          138,338
       Deferred tax benefit                                          (1,986,409)                                        (420,280)
       Loss from unconsolidated
         affiliates                      (20,080)      (111,586)       (325,183)        (277,159)    (1,010,306)
       Gain on sale of credit
       card
         receivable portfolios                         (543,430)    (11,851,080)
       Royalty payment in kind                                         (221,536)        (694,751)
       Services received for
       stock
         issued                                                                          176,444
       (Increase) decrease in
         Restricted cash                                                250,000                      (1,000,000)
         Accounts and notes
           receivables                    98,004       (119,773)     (1,426,401)        (473,436)      (999,054)         (72,069)
         Receivable from uncon-
           solidated affiliate          (235,811)                    (1,230,700)
         Prepaid expenses                (79,658)       (20,892)       (173,362)        (327,177)      (117,659)         (13,308)
         Accrued interest on
           funds advanced on
           credit cards                                                  82,488         (263,255)       (62,722)
         Accrued fees                                                   291,161          (48,382)      (575,225)
         Other assets                    176,298       (463,893)       (177,085)        (383,338)      (158,591)
       Increase (decrease) in
         Unearned fees                    53,725         81,784         184,551          216,721
         Accounts payable and
          accrued expenses               (29,989)      (809,950)       (633,685)       2,495,854      1,683,604          670,993
         Deferred revenue                                                                                                166,800
         Accrued interest payable
          on subordinated notes          237,534        844,200       2,439,273        3,675,381        457,001
         Accrued royalties              (323,679)        (4,647)        661,944         (570,262)     1,526,680
                                     -----------     ----------   -------------     ------------   ------------    -------------



           Net cash provided by
              (used in) operating
              activities                (191,321)     1,069,813      (2,492,170)     (15,137,307)   (11,856,371)      (1,042,014)
                                     ===========     ==========   =============     ============   ============    =============


                             The Credit Store, Inc.


                                                                                                                       January 1,
                                                For the three                      For the years ended                   1996 to
                                            months ended August 31,                        May 31,                     October 8,
                                           --------------------------     ---------------------------------------         1996
                                               1999           1998           1999           1998          1997       ("Predecessor")
                                           ----------      ----------     ----------      ---------     ----------   ---------------
                                                  (unaudited)
Cash flows from investing activities
   Collection of funds advanced
   on credit cards                         $ 5,381,006     $ 4,071,291    $ 13,305,543   $ 1,887,306   $  1,063,729
   Cash received on collection of
     nonperforming consumer debt             1,778,877       4,585,606      11,734,887    18,258,463      6,116,584
   Funds advanced for retained
     interest in securitized
     credit card receivables                  (323,068)              -      (1,346,815)
   Proceeds from sale of credit
   card receivable portfolios                                               17,129,109                                 $ 1,300,000
   Funds advanced on credit cards           (8,959,980)     (7,521,093)    (29,460,286)  (18,629,185)    (4,486,692)
   Purchase of nonperforming
     consumer debt portfolios                 (948,320)     (4,072,408)     (8,837,087)  (16,031,225)   (14,469,333)
   Purchase of performing
   consumer debt portfolios                 (4,085,604)
   Development of proprietary
     software                                                 (202,760)       (460,497)
   Purchase of property and
     equipment                                 (33,923)       (171,623)       (682,539)   (4,170,472)   (10,164,477)      (957,720)

   Cash received in purchase of
     subsidiary                                                                                              58,162
                                           -----------     -----------    ------------   -----------   ------------    -----------
         Net cash provided by
           (used in) investing
           activities                       (7,191,012)     (3,310,987)      1,382,315   (18,685,113)   (21,882,027)       342,280
                                           -----------     -----------    ------------   -----------   ------------    -----------

Cash flows from financing activitie
   Proceeds from debt                        6,079,590         246,751         576,643    33,240,887     10,794,741      1,546,842
   Payments on debt                           (355,182)       (327,106)     (2,032,989)     (101,921)      (356,726)    (1,068,303)
   Borrowings from sale/leaseback
     transactions                              424,000          25,138         559,713     3,146,275      4,442,520
   Payments on capital lease                  (518,577)       (384,302)     (1,664,653)   (1,943,331)      (494,983)
   obligations
   Proceeds from issuance of stock                   -                               -     5,000,000     21,036,875
                                           -----------     -----------    ------------   -----------   ------------    -----------

         Net cash provided by
           (used in) financing
           activities                        5,629,831        (439,519)     (2,561,286)   39,341,910     35,422,427        478,539
                                           -----------     -----------    ------------   -----------   ------------    -----------

         NET INCREASE
           (DECREASE) IN
           CASH                             (1,752,502)     (2,680,693)     (3,671,141)    5,519,490      1,684,029       (221,195)

Cash at beginning of year                    3,533,930       7,205,071       7,205,071     1,685,581          1,552        279,357
                                           -----------     -----------    ------------   -----------   ------------    -----------


Cash at end of year                        $ 1,781,428     $ 4,524,378    $  3,533,930   $ 7,205,071   $  1,685,581    $    58,162
                                           ===========     ===========    ============   ===========   ============    ===========


                             The Credit Store, Inc.


                                                                                                                 January 1,
                                             For the three                    For the years ended                  1996 to
                                        months ended August 31,                     May 31,                      October 8,
                                     --------------------------     ----------------------------------------        1996
                                         1999            1998           1999           1998          1997     ("Predecessor")
                                     ----------      ----------     ----------      ---------     ----------  ---------------
                                             (unaudited)

Supplemental disclosures of cash
flow information:
    Cash paid during the year for
     Interest                        $  471,524     $   438,338    $  1,592,864     $ 1,006,663   $  306,691     $    144,573
Noncash financing activities:
    Series E and D preferred
    stock issued in exchange for
    subordinated note                               $10,000,000    $ 10,000,000     $10,000,000
    Obligations assumed in lieu
    of payment of accrued interest
    on subordinated debt                                           $  1,641,071
    Issuance of warrants in lieu
    of payment of accrued interest
    on subordinated debt                                           $  3,358,929
    Issuance of warrants in lieu
    of payment for assets acquired   $  869,249

    Property and equipment
    provided with debt                                                                            $3,754,408










The accompanying notes are an integral part of these statements.

                             The Credit Store, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE A - ORGANIZATION

     The Credit Store, Inc. (the "Company") is a technology-based nationwide financial services company engaged in the acquisition and recovery of nonperforming consumer debt and the origination and servicing of credit cards to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The Company acquires portfolios of nonperforming consumer debt and originates new credit cards to those customers who agree to pay all or a portion of the outstanding amount due on their debt. The new credit card is issued with an initial balance and credit line equal to the agreed repayment amount. After making principal payments on the transferred balance, the customer can begin using the credit card for new purchases or advances up to a limit equal to the original settlement amount of the debt and may be granted subsequent credit line increases. After appropriate seasoning, the Company attempts to sell or securitize the credit card receivables. The Company pursues other recovery methods with respect to those accounts it is unable to convert to credit cards.

     The Company was incorporated in 1972 in Utah as Valley West Development Corporation, changed its corporate domicile to Delaware in 1995, and changed its name to The Credit Store, Inc. on October 8, 1996.

     On October 8, 1996, Taxter One LLC ("Taxter") acquired Service One Holdings, Inc. ("Holdings") from two selling entities ("Selling Entities"). Holdings, through its wholly-owned subsidiary, Service One International Corporation, Inc. ("SOIC"), engaged in the business of acquiring non-performing consumer debt portfolios, and the marketing and servicing of credit cards. SOIC (the "Predecessor") is the predecessor of the Company. At the time of the acquisition, Holdings owned all of the capital stock of Service One International Corporation ("SOIC"), its sole asset, which was engaged in the business of acquiring nonperforming consumer debt portfolios, and the marketing and servicing of credit cards. On December 4, 1996, the Company acquired all of the capital stock of Holdings from Taxter. Following the acquisition of Holdings, the Company engaged directly, and through SOIC and its affiliates, in the acquisition of nonperforming consumer debt portfolios and the marketing and servicing of credit cards. Holdings and SOIC were merged into the Company in February and March, 1998, respectively. For accounting purposes, the acquisition of Holdings and SOIC by the Company has been accounted for as the acquisition of Holdings by the Company. In connection with the acquisition by Taxter of Holdings (and its subsidiary, SOIC), the agreements provided, among other obligations, for:

          - A cash payment of $2 million by Taxter to the Selling Entities at closing.
          - An option for each of the Selling Entities to acquire 4,000,000 shares of common stock and 400,000 shares of Series B Preferred Stock from Taxter.
          - Royalty fees of up to $25,000,000 payable to each Selling Entity by SOIC.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE A (CONTINUED)

     The excess of the (cash) purchase price over the fair value of the net assets acquired was allocated to goodwill and amounted to $3.1 million.

     The assets acquired and liabilities assumed (in millions) were:

           Assets acquired                                         $ 2.9

           Liabilities assumed                                     $(4.0)

           Cash paid                                               $(2.0)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     1.  Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

     2.  Cash and Cash Equivalents

         For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less when purchased except restricted cash. The Company maintains its cash in bank deposit accounts which at times may exceed federally insured limits. The Company classifies as restricted cash $750,000 at August 31, 1999 and at May 31, 1999 and $1,000,000 at May 31, 1998, on
         deposit with a bank in order to facilitate funding of credit card loans.

     3.  Investments and Credit Card Receivables

         Investments in nonperforming consumer debt consist of portfolios of consumer debt purchased by the Company, which is recorded at cost, less cost recovered. Cost is substantially less than the remaining outstanding balance of these portfolios. To the extent that the cost of a particular

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE B (CONTINUED)

         portfolio of debt purchased exceeds the estimated amount of cash expected to be collected, a valuation allowance would be recognized in the amount of such impairment.

         Credit card receivables consist of amounts funded by the Company for new purchases or advances, accrued interest on new purchases and advances, and accrued fees, less a provision for losses.

         Investment in unconsolidated affiliate represents the Company's 50% ownership interest in an entity involved in substantially the same business as the Company and is recorded on the equity method of accounting.

     4.  Securitization Accounting

         Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered. The basis of securitized financial assets is allocated to the assets sold, the servicing asset or liability and retained interest based on their relative fair values at the transfer date in determining the gain on the securitization transaction.

         SFAS No. 125 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service financial assets that have been securitized and amortize it over the period of estimated net servicing income. Servicing assets or liabilities are amortized in proportion to and over the period of estimated net servicing income or loss. As of August 31, 1999 and May 31, 1999 there is no servicing asset or liability, as servicing revenue was equivalent to servicing cost.

     5.  Retained Interest in Securitized Credit Card Receivables

         The retained interest in securitized credit card receivables is treated as a debt security classified as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities," and is carried at fair value. At the time of securitization, the retained interest is initially recorded at the basis allocated in accordance with SFAS No. 125. This original cost basis is adjusted to fair value, which is based on the discounted anticipated future cash flows on a "cash out" basis, with such adjustment (net of related deferred income taxes) recorded as a component of other comprehensive income. The cash out method projects cash collections to be received only after all amounts owed to investors have been remitted.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE B (CONTINUED)

         Income on the retained interest is accrued based on the effective interest rate applied to its original cost basis, adjusted for accrued interest and principal paydowns. The effective interest rate is the internal rate of return determined based on the timing and amounts of anticipated future cash flow projections for the underlying pool of securitized credit card receivables.

         The Company monitors impairment of the retained interest based on discounted anticipated future cash flows of the underlying receivables on a cash out basis compared to the original cost basis of the retained interest, adjusted for accrued interest and principal paydowns. The discount rate is based on an acceptable rate of return adjusted for specific risk factors. The retained interest is evaluated for impairment by management monthly based on current market and cash flow assumptions applied to the underlying receivables. Provisions for losses are charged to earnings when it is determined that the retained interest's original cost basis, adjusted for accrued interest and principal paydowns, is greater than the present value of expected future cash flows. No provision for losses was recorded as of August 31, 1999 and May 31, 1999.

     6.  Property and Equipment

         Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization on capital leases and property and equipment are determined using the straight-line method over the estimated useful lives of the assets or terms of the lease. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized.

     7.  Goodwill

         Goodwill originating from the acquisition of companies acquired in purchase transactions is being amortized using the straight-line method over fifteen years.

         The Company evaluates the realizability of goodwill based on expectations of future non-discounted cash flows and operating income related to purchased businesses.

     8.  Revenue Recognition

         Income from credit cards receivable represents interest and fees on new advances or purchases made by holders of the Company's credit cards on an accrual basis.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE B (CONTINUED)

         Revenue in excess of cost recovery is accounted for on a pool basis using the cost recovery method of accounting in accordance with Practice Bulletin No. 6, "Amortization of Discounts on Certain Acquired Loans." Under the cost recovery method of accounting, all cash receipts relating to individual portfolios of nonperforming consumer debt are applied first to recover the cost of the portfolios, prior to recognizing any revenue. Cash receipts in excess of cost of acquired portfolios is then recognized as revenue.

         Servicing revenues are fees related to processing and managing credit cards for third parties. These revenues are recognized when the related services are provided.

     9.  Allowance for Loan Losses

         The provision for possible credit losses includes current period losses and an amount which, in the judgment of management, is necessary to maintain the allowance for possible credit losses at a level that reflects known and inherent risks in the credit card loan portfolio. Credit card accounts are generally charged off at the end of the month during which the loan becomes contractually 120 days past due, with the exception of bankrupt accounts, which are charged off immediately upon formal notification of bankruptcy, and accounts of deceased cardholders without a surviving, contractually liable individual, which are also charged off immediately upon notification.

   10.   Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Significant estimates have been made by management with respect to the timing and amount of collection of future cash flows from nonperforming consumer debt and credit card receivables ("Portfolios"). Among other things, the estimated future cash flows of the Portfolios are used to

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE B (CONTINUED)

         recognize impairment in investment in nonperforming consumer debt, provision for losses on credit card receivables and fair value of retained interest in securitized credit card receivables. Actual results could differ from these estimates, making it reasonably possible that a change in these estimates could occur within one year. On a periodic basis, management reviews the estimate of future collections, and it is reasonably possible that its assessment may change based on actual results and other factors. The change could be material.

   11.   Income Taxes

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   12.   Earnings Per Share

         Earnings per share are calculated under the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." SFAS No. 128 requires the presentation and disclosure of basic earnings per share, and, if applicable, diluted earnings per share. Basic earnings per share is computed by dividing income applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Income (loss) applicable to common stockholders is computed by deducting dividends on preferred stock from net income or loss. Diluted earnings per share are based on the weighted-average number of common and common equivalent shares outstanding. The calculation takes into account the shares that may be issued upon exercise of stock options, reduced by the shares that may be repurchased with the funds received from the exercise, based on the average price during the year. In computing diluted earnings per share, only potential common shares that are dilutive (those that reduce earnings per share) are included. Exercise of stock options is not assumed if the result would be antidilutive, such as when a loss from continuing operations is reported.

    13.  Reporting Comprehensive Income

         The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE B (CONTINUED)

         and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires all items required to be recognized under accounting standards as components of comprehensive income, to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. The Statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods provided for comparative purposes is required. For the three months ended August 31, 1998 and for the years ended May 31, 1998 and 1997 and for the period January 1, 1996 to October 8, 1996, the Company had no sources of other comprehensive income. For the three months ended August 31, 1999 and for the year ended May 31, 1999, the Company's investment in securitizations is classified as available for sale; as such, in accordance with SFAS No. 115, the Company recognizes as other comprehensive income the unrealized gains or losses for the difference between the amortized cost and estimated fair value.

    14.  Reclassification

         Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

    15.  Interim Period Information

         The unaudited consolidated financial statements as of August 31, 1999 and for the three-month periods ended August 31, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and the instruction to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation of the results for the interim period have been included.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE C - INVESTMENTS IN NONPERFORMING CONSUMER DEBT
           AND CREDIT CARD RECEIVABLES

     Investments in Nonperforming Consumer Debt

     The Company acquires portfolios of nonperforming consumer installment debt, credit card receivables, and automobile deficiency debt from originating financial institutions. These debts are acquired at a substantial discount from the actual consumer outstanding balance. The remaining outstanding balance of the debt acquired by the Company at August 31, 1999, May 31, 1999 and 1998 was approximately $2.1 billion, $2.0 billion and $1.8 billion, respectively. The Company's objective is to offer the consumer an opportunity to settle these debts, typically at a discount, and transfer the settled amount to a newly issued credit card. (See Credit Card Receivables below.)

     Investments in nonperforming consumer debt consist of:

                                                                                                       May 31,
                                                                       AUGUST 31,          -------------------------------
                                                                          1999                1999               1998
                                                                      -------------        ------------       ------------
                                                                       (UNAUDITED)
      Cost of portfolios purchased including capitalized
          acquisition costs of $2,292,153, $2,079,897
          and $1,504,549                                               $ 40,285,965        $ 39,337,647       $ 30,500,558
      Cost recovered                                                    (37,888,811)        (36,109,936)       (24,375,047)
                                                                       ------------         -----------        -----------

      Investment in nonperforming consumer debt                        $  2,397,154        $  3,227,711       $  6,125,511
                                                                       ============        ============       ============

     Credit Card Receivables

     Upon settlement of the debt, a credit card is issued to the consumer with the opening balance and credit line equal to the settlement amount. After making principal payments on the transferred balance, the customer may use the credit card for new purchases and cash advances up to their available credit limit, which may be increased from time to time based on their consecutive payment history. Total credit card balances in the chart below represent the total amount owed to the Company by the cardholders. Available credit represents the amount that the Company would be obligated to fund if the credit cards were fully utilized by the cardholders.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE C (CONTINUED)

     For financial statement purposes the Company records as credit card receivables, the amount funded on new advances and purchases, accrued interest on new advances and accrued fees, less a provision for losses on credit card receivables and unearned fees.

                                                                       AUGUST 31,                      May 31,
                                                                                           -------------------------------
                                                                          1999                1999                 1998
                                                                      -------------        ------------        -----------
                                                                      (UNAUDITED)

      Total credit card balances                                       $ 64,886,600        $ 55,184,540        $74,096,668
                                                                       ============        ============        ===========

      Available credit                                                 $  5,432,626        $  4,296,364        $ 6,093,820
                                                                       ============        ============        ===========

      Principal funded on new advances and purchases                   $ 28,218,329        $ 21,303,274        $15,875,198
      Accrued interest on principal funded                                  404,125             243,489            325,977
      Accrued fees                                                          412,718             332,446            623,607
                                                                       ------------        ------------        -----------

                                                                         29,035,172          21,879,209         16,824,782
                                                                       ------------        ------------        -----------

      Less
          Provision for losses on credit card receivables                 4,103,591           2,846,533          3,688,091
          Unearned fees                                                     454,997             401,273            216,721
                                                                       ------------        ------------        -----------

                                                                          4,558,588           3,247,806          3,904,812
                                                                       ------------        ------------        -----------

      Credit card receivables                                          $ 24,476,584        $ 18,631,403        $12,919,970
                                                                       ============        ============        ===========


NOTE D - SECURITIZATION OF CREDIT CARD RECEIVABLE PORTFOLIOS

     During the fiscal year ended May 31, 1999, the Company completed three securitizations of seasoned credit card receivables ("Receivables") of approximately $20.4 million with three unconsolidated wholly-owned qualified special purpose entities ("SPE's"). All credit cards sold in these transactions were current with a minimum of eight payments made on each account. The SPE's financed the purchase of

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
             to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE D (CONTINUED)

     the Receivables with a series of loans from an investment bank ("Lender") totaling approximately $13 million. The loans to two of the SPE's have revolving periods for a specified number of months as defined by the loan agreement, during which, after new charges are funded and fees and interest are paid, excess cash collections can be used by the SPE's to purchase additional accounts from the Company. The loan to the third SPE does not have a revolving period and uses the excess cash collections to prepay the loan. During the amortization period on these loans, all cash collections relating to the lenders' interest in the collateral are used to repay principal, after the payment-related servicing fees and interest are made. All new charges on the sold accounts are either sold to the SPE or contributed in exchange for an equity interest until such time as the loans are repaid. While the loans are in place, there are restrictions on payments that can be made by the Company to certain related parties.

     Under the provisions of SFAS No. 125, the securitizations are accounted for as sales. As a result, the Company recognized a pre-tax gain of approximately $8 million and recorded a retained interest in securitized credit card receivables at an allocated basis in the amount of approximately $1.3 million based on its relative fair value as discussed in Note B. At August 31, 1999 and May 31, 1999, the allocated basis amount was adjusted to a fair value of approximately $6.2 million and $5.1 million, respectively, resulting in approximately $1.1 million and $3.8 million, respectively, of unrealized gain on the retained interest in securitized credit card receivables. The unrealized gain was recorded net of tax of approximately $.3 million and $1.3 million, respectively, resulting in approximately $3.3 million and $2.5 million, respectively, as a separate component of stockholders' equity and approximately $.8 million and $2.5 million as a component of Consolidated Statement of Operations and Comprehensive Income (Loss), respectively. In estimating the fair value of the retained interest, the Company has estimated net cash flows based on the Company's historical collection results for similar receivables and discounted it using an appropriate rate. At August 31, 1999 and May 31, 1999, the Company discounted the estimated net cash flows at twenty-three percent.

     In accordance with the terms of the securitization, the Company deposited $962,000 in a spread account with a third party bank to be used as the reserve for the benefit of the lender to the SPE's. This amount is released to the Company as it is replaced by excess cash flow generated by the receivables.

     As of August 31, 1999 and May 31, 1999, the Company included $1,466,511 and $1,230,700, respectively, in amounts due from SPE's representing funds advanced with respect to revolving period requirements and servicing fee income which are paid to the Company on a monthly basis.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE E - PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:


                                                         Useful                                         May 31,
                                                          life           AUGUST 31,         --------------------------------
                                                       (in years)           1999               1999                 1998
                                                      ------------      ------------        ------------        ------------
                                                                        (UNAUDITED)

      Computer equipment and
          software                                     3 - 5            $  6,654,228        $  6,631,043        $  6,063,242
      Office equipment                                 5 - 7               2,275,037           2,275,037           2,271,184
      Furniture and fixtures                           5 - 7               1,194,139           1,183,400           1,105,230
      Proprietary software                               5                   460,497             460,497
      Leasehold improvements                       Life of leases            654,475             654,475             622,207
                                                                        ------------        ------------        ------------

                                                                          11,238,376          11,204,452          10,061,863
      Less accumulated depreciation
          and amortization                                                (5,828,709)         (5,202,266)         (2,795,673)
                                                                        ------------        ------------        ------------

                                                                           5,409,667           6,002,186           7,266,190
                                                                        ------------        ------------        ------------

      Land                                                                   130,426             130,426             130,426
                                                                        ------------        ------------        ------------

                                                                        $  5,540,093        $  6,132,612        $  7,396,616
                                                                        ============        ============        ============


NOTE F - NOTES PAYABLE

     Notes payable consist of the following:

                                                                                                       May 31,
                                                                       AUGUST 31,          --------------------------------
                                                                          1999                1999                 1998
                                                                       ------------        ------------        ------------
                                                                      (UNAUDITED)
      Note payable - bank                                              $  9,724,366          $3,644,776          $4,630,890
      Note payable - other lenders                                        1,892,146           2,217,714             944,099
      Note payable - previous owner                                         194,662             224,276             327,052
                                                                       ------------          ----------          ----------
                                                                       $ 11,811,174          $6,086,766          $5,902,041
                                                                       ============          ==========          ==========

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
              to October 8, 1996 ("Predecessor"), and for the three
                                  months ended
                      (unaudited) August 31, 1999 and 1998



NOTE F (CONTINUED)

     Note Payable - Bank

     On April 30, 1998, the Company entered into a financing agreement with a bank. The revolving line of credit, which may not exceed $5,000,000 or 35% of the Company's eligible receivables as defined by the agreement, is used for general working capital purposes. This line is collateralized by substantially all of the Company's assets. Interest is charged at the prime rate plus 2.75% per annum. On June 25, 1999, the rate was reduced to prime rate plus 2.5% per annum and the line of credit increased to $10,000,000. The agreement is in effect until July 29, 2001. Interest expense for the three months ended August 31, 1999 and 1998 and for the years ended May 31, 1999 and 1998 was $220,596, $164,771, $617,249 and $27,936, respectively.

     Note Payable - Other Lenders

     The Company has uncollateralized installment notes with respect to purchases of nonperforming consumer debt in addition to assuming installment obligations from the closing of certain affiliated mortgage companies (see Note L). The notes have various maturity dates through May 2002, with interest rates ranging up to 23.7%. Interest expense for the three months ended August 31, 1999 and 1998, and the years ended May 31, 1999, 1998 and 1997 was $54,702, $17,302, $65,353, $51,925 and $0,
     respectively.

     Note Payable - Previous Owner

     The Company assumed debt of the Selling Entities representing part of their purchase price of SOIC on January 2, 1996 (see Note K). Under the agreement, the previous owner is being paid on a 10%, $550,000 note collateralized by the stock of the Company payable in monthly installments maturing February 2001. Interest expense for the three months ended August 31, 1999 and 1998, and for the years ended May 31, 1999, 1998 and 1997 and for the period January 1, 1996 to October 8, 1996 of the "Predecessor" was $5,443, $7,952, $25,769, $38,310 and $53,299 and $34,982, respectively.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE F (CONTINUED)

     At May 31, 1999, future minimum principal payments for all notes payable were as follows:

          Year                                       Amount
          ----                                       ------
          2000                                    $1,575,964
          2001                                       612,624
          2002                                     3,898,178
                                                   ---------

                                                  $6,086,766
                                                  ==========

NOTE G - CAPITAL LEASES

     The Company leases computer equipment, furniture and fixtures under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the lease. Assets under capital leases have been capitalized at a cost of $6,526,915, $6,526,915 and $6,501,777, respectively, and have accumulated amortization of $4,050,529, $3,646,314 and $2,000,609, respectively, at August 31, 1999, May 31, 1999 and 1998.

     Future minimum lease payments for capitalized leases are as follows at May 31, 1999:

        Year ending May 31,                              Amount
        -------------------                              ------
              2000                                     $2,521,835
              2001                                      1,429,304
              2002                                        959,866
              2003                                         85,570
                                                       ----------

                                                        4,996,575

          Less amount representing interest              (951,034)
                                                       ----------
                                                       $4,045,541
                                                       ==========

     Amortization expense for assets under capital leases during the three months ended August 31, 1999 and 1998 was $404,215 and $383,126, respectively, and during fiscal 1999, 1998, 1997 and for the period January 1, 1996 to October 8, 1996 was $1,645,705, $1,535,029, $126,606 and
     $69,000, respectively.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE H - STOCK OPTIONS AND STOCK-BASED COMPENSATION

     1.   Stock Options

          The Board of Directors of the Company approved the Company's 1997 Stock Option Plan (the "Plan"). The Plan authorizes the grant of stock options covering 4,000,000 shares of the Company's common stock. In addition, the Board of Directors has granted stock options outside the Plan covering a total of 1,550,000 shares of Common Stock. The Board of Directors has the authority to determine the key employees, consultants, and directors who shall be granted options as well as the number of options granted and the nature of each grant. The options granted under the Plan may be either incentive stock options or nonqualified stock options.

          Information regarding the stock options is summarized below:

                                                                                  Year ended May 31,
                                                      -----------------------------------------------------------------------
                                                              1999                     1998                     1997
                                                      ----------------------    ----------------------   ---------------------
                                June 1,   June 1,                 Weighted-                  Weighted-               Weighted-
                               1999 to    1998 to                  average                    average                 average
                              August 1,   August 1,     Number     exercise       Number      exercise    Number      exercise
                                1999        1998      of options     price      of options      price   of options      price
                                ----        ----      ----------     -----      ----------      -----   ----------      -----

   Outstanding at beginning
       of period              4,346,500   3,656,000    3,656,000     $2.93       2,550,000      $5.76
                                                                     =====                      =====
   Options granted              555,000     300,000      690,500     $2.35       3,021,000 (1)   2.45    2,550,000      $5.76
   Options modified/
       cancelled                                                                (1,915,000)(1)   5.93
                              ---------  ----------    ---------     -----      ----------      -----    ---------      -----
   Outstanding at end of
       period                 4,901,500   3,956,000    4,346,500     $2.84       3,656,000      $2.93    2,550,000      $5.76
                              =========  ==========    =========     =====      ==========      =====    =========      =====
   Exercisable at end of
       period                 4,400,060  $2,695,000    3,305,500     $3.08       2,395,000      $3.39    2,550,000      $5.76
                              =========  ==========    =========     =====      ==========      =====    =========      =====

     (1) On December 15, 1997, the Board of Directors authorized the modification of stock options covering an aggregate of 1,915,000 shares of common stock adjusting the exercise price from $6.00 per share to $2.00 per share. The affected stock option agreements were cancelled and new options were issued containing identical provisions other than the exercise price.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE H (CONTINUED)

     2.   Stock-Based Compensation

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement gives entities the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25 with footnote disclosures of the pro forma effects as if the fair value method has been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for stock options. Had compensation expense for the Company's stock options been determined based on the fair value at the grant date for awards for the three months ended August 31, 1999 and 1998, and for the years ended May 31, 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123, the Company's results of operations would be the pro forma amounts indicated below.

                                                  For the three                       For the years ended
                                             months ended August 31,                         May 31,
                                           --------------------------     --------------------------------------------
                                              1999            1998           1999             1998              1997
                                           ----------      ----------     ----------       ----------         --------
                                                  (unaudited)
Net income (loss) applicable to
    common shareholders:
     - as reported                       $  (3,011,573)   $   (91,217)   $   1,833,698   $  (29,551,326)   $  (14,253,656)
     - pro forma                            (3,377,099)      (708,115)          50,109      (30,214,556)      (25,746,656)
Income per share - as reported
    Basic and diluted                    $        (.09)   $      (.00)   $         .05   $         (.89)   $         (.55)
Income per share - pro forma
    Basic and diluted                             (.10)          (.02)             .00             (.91)             (.99)

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998



NOTE H (CONTINUED)

     The fair value of each option grant is established on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                           For the three                    For the years ended
                                                        months ended August 31,                    May 31,
                                                        1999           1998           1999            1998           1997
                                                    ----------     ----------     ----------      ----------     --------
                                                           (unaudited)

          Expected dividend yield                       $ -            $ -              $ -             $ -          $ -
          Expected stock price volatility                90%            120%              90%            120%          50%
          Expected life of options                  5 or 10 years   5 or 10 years    5 or 10 years   5 or 10 years   5 years

     The risk-free interest rate used in the valuation of the option grants ranged from 5.85% to 5.98% for the three months ended August 31, 1999, 5.43% for the three months ended August 31, 1998, 4.80% to 5.47% for the year ended May 31, 1999, 5.75% to 5.81% for the year ended May 31, 1998, and was 4.50% for the year ended May 31, 1997, depending on the expiration date of the options.

     The weighted-average fair value of options granted during the three months ended August 31, 1999 and 1998, was $1.79 and $2.28, respectively, and during the years ended May 31, 1999, 1998, 1997 was $1.70, $1.95 and $4.51, respectively. The Company granted stock options whose weighted-average exercise price and weighted-average fair value was $2.35 and $1.79, respectively, for the three months ended August 31, 1999 and 1998 and $2.35 and $1.70, respectively, for the year ended May 31, 1999 and 1998.

     On April 30, 1998, the Company granted 650,247 warrants to purchase shares of the Company's common stock for $2.50 per share to the bank with which it has a financing agreement. 278,677 of the shares were exercisable immediately, while the remaining 371,570 were exercisable on June 25, 1999, when the Company's line of credit increased to $10 million (see Note F). The fair value of the warrants was $1.01 at the date of grant. For the three months ended August 31, 1999, amortization expense was $297,101.

     On March 18, 1999, the Company granted a five-year warrant to purchase 250,000 shares of the Company's common stock at $2.00 per share to a vendor that the Company uses. The fair value of the warrant was $.85 per share. For the three months ended August 31, 1999, amortization expense was $14,167.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998



NOTE H (CONTINUED)

     The following table summarizes information about stock options outstanding at August 31, 1999 and May 31, 1999:

                                            Options outstanding              Options exercisable
                                   -----------------------------------   ---------------------------
                                    Weighted-
                                     average
                       Number       remaining              Weighted-         Number        Weighted-       Number
      Range of       outstanding   contractual              average        exercisable      Average      outstanding
      exercise           at           life                 exercise            at          Exercise          at
       prices      August 31, 1999   (years)                price        August 31, 1999     price       May 31, 1999
     ----------    --------------- -----------             --------      ---------------  ----------     ------------
    $2.00 - $2.50    3,589,500        4.48                  $2.09          3,130,060         $2.07        3,086,500
     2.51 -  3.00      362,000        4.08                   3.03            320,000          2.71          310,000
     3.01 -  5.50      950,000        3.04                   5.50            950,000          5.50          950,000
                     ---------                                             ---------                      ---------

                     4,901,500        4.17                  $3.06          4,400,060         $2.86        4,346,500
                     =========                                             =========                      =========

  Options outstanding         Options exercisable
-----------------------   --------------------------
 Weighted-
  average
 remaining    Weighted-      Number        Weighted-
contractual    average    exercisable       average
    life      exercise         at           exercise
  (years)       price     May 31, 1999       price
-----------   ---------  ---------------   ----------

   4.68        $2.03       2,050,500        $2.01
   4.19         2.71         305,000         2.70
   3.29         5.50         950,000         5.50
                          ----------

   4.34        $2.84       3,305,500        $3.08
                           =========

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE I - INCOME TAXES

     Deferred income tax assets (liabilities) consist of the following:


                                                                                                                       January 1,
                                            For the three                     For the years ended                       1996 to
                                        months ended August 31,                      May 31,                           October 8,
                                     --------------------------      -----------------------------------------            1996
                                         1999           1998            1999           1998            1997          ("Predecessor")
                                     ----------      ----------      ----------     ----------      ----------       ---------------
                                             (unaudited)
     Deferred tax assets
        Net operating loss
           carryforward              $ 17,287,943   $ 11,993,614     $ 16,854,132   $ 13,223,300    $ 4,477,728        $  657,000
        Allowance for doubtful
           accounts                     1,641,743      1,399,914        1,221,619      1,519,160        366,000
                                     ------------   ------------     ------------   ------------    -----------        ----------

            Total deferred tax
                 assets                18,929,686     13,393,528       18,075,751     14,742,460      4,843,728           657,000

      Less valuation allowance        (12,649,447)   (13,393,528)     (12,059,974)   (14,742,460)    (4,843,728)         (237,000)
                                     ------------   ------------     ------------   ------------    -----------        ----------

      Net deferred tax asset            6,280,239              -        6,015,777              -              -

      Deferred tax liabilities
        Gain on sales of portfolios    (4,029,268)             -       (4,029,368)                                       (420,000)

        Unrealized gain on retained
           interest in securitization  (1,550,971)             -       (1,286,409)
                                     ------------   ------------     ------------

               Net deferred tax
                 liabilities           (5,580,239)             -       (5,315,777)             -              -                 -
                                     ------------   ------------     ------------   ------------    -----------        ----------

      Net deferred tax asset         $    700,000   $          -     $    700,000   $          -    $         -        $        -
                                     ============   ============     ============   ============    ===========        ==========

     The difference between the total income tax benefit and the income tax expense computed using the applicable Federal income tax rate was as follows:


                                                                                                                    January 1,
                                              For the three                     For the years ended                   1996 to
                                         months ended August 31,                      May 31,                       October 8,
                                       --------------------------    -----------------------------------------         1996
                                           1999           1998           1999            1998           1997     ("Predecessor")
                                       ----------     ----------     ----------      ----------     ----------   ---------------
                                             (unaudited)
      Computed Federal income
        taxes at 34%                   $ 853,935       $ 70,986      $   560,077   $(10,047,450)   $(4,843,728)       $ 657,000
      Increase (release) of
        deferred tax asset
        valuation allowance             (853,935)       (70,986)      (2,546,486)    10,047,450      4,843,728         (237,280)
                                       ---------       --------       ----------   ------------    -----------        ---------

      Income tax benefit                $      -       $      -      $(1,986,409)  $          -    $         -        $ 419,720
                                        ========       ========      ===========   ============    ===========        =========

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998



NOTE I (CONTINUED)

     At August 31, 1999, May 31, 1999 and 1998, the Company has a net operating loss carryforward available to offset future taxable income of approximately $50,800,000, $49,500,000 and $43,000,000, respectively, which will begin to expire in 2012. The benefit of the net operating loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryforwards are to be utilized and the change of control rules.

     The Company has provided a valuation allowance against the net operating losses and the provision for bad debts. Realization of these assets is dependent on future taxable income.


NOTE J - EMPLOYEE BENEFIT PLANS

     In January 1998, the Company adopted a defined contribution 401(k) profit-sharing plan for its employees. All employees working at least 1,000 hours per year are eligible to participate in the plan. Employees could contribute up to 15% of their salary up to $10,000 and $9,500 for the calendar years 1999 and 1998, respectively. The plan requires the employer to match 100% of the first 3% of compensation contributed to the plan by the employees. Employer contributions vest at a rate of 20% per year. Additional employer contributions are allowable at the discretion of the Board of Directors. The contributions to this plan by the Company at August 31, 1999 and 1998, and at May 31, 1999 and 1998 was $48,355, $38,522,
     $79,958 and $84,573, respectively.

     Prior to January 1998, employees of the Company participated in the defined contribution profit sharing plan of Service One International Corporation Employee Savings Plan, a wholly-owned subsidiary of the Company. This plan contained the same terms and provisions as the Company's current plan except that the employer contribution was 100% of the first 1% of employee contributions. Contributions by the Company to this plan were $12,342 and $7,912 for the years ended May 31, 1998 and 1997, respectively. The assets of this plan were transferred into the new plan as of January 1, 1998.


NOTE K - MUTUAL BUSINESS DEVELOPMENT AGREEMENT

     The Selling Entities entered into Mutual Business Development Agreements ("Development Agreements") in connection with the sale of Holdings to Taxter. Pursuant to the terms of the

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE K (CONTINUED)

     Development Agreements, SOIC agreed to pay a base fee of $510,000 to each Selling Entity (which was paid in its entirety by May 31, 1998) and a royalty equal to five percent of the balance transfer amount, as defined, on all converted credit card accounts which: (i) are delivered to a pre-securitization credit facility, (ii) become a qualifying receivable, or
     (iii) meet other specified account age and payment parameters. A qualifying receivable is defined as any converted account on which the cardholder has made three consecutive payments within certain time restrictions. In addition, the Company is required to pay royalties equal to five percent of all principal cash collections on certain accounts that are not converted to credit cards. The term of each of the Development Agreements is six years and the total royalty, if earned, payable to each of the Selling Entities, after certain deductions and exclusions, shall not exceed $25,000,000. For the three months ended August 31, 1999 and for the years ended May 31, 1999, 1998 and 1997, $111,321, $1,541,944, $207,238 and
     $1,229,180, respectively, of royalty expenses were incurred with $378,395, $702,075, and $261,667, payable at August 31, 1999, May 31, 1999 and 1998, respectively, under the Development Agreements. One of the Development Agreements was amended on September 1, 1998. The amendment, clarifies the amount and timing of payments, gives the Company a buyout option and alternate royalty payment options, and extends the term of the agreement to May 31, 2005. The Company, which assumed the obligations of its predecessor SOIC, assumed SOIC's liabilities under the Development Agreements.

     Taxter, as part of the purchase price of acquiring Holdings, granted the Selling Entities a future interest in Holdings in the form of an identical option to each selling entity to purchase 2,000 shares each of Holdings from Taxter for $500,000. Following the acquisition of Holdings by the Company, these options were amended to enable the Selling Entities to purchase 4,000,000 shares each of the Company's common stock and 400,000 shares each of the Company's Series B Preferred Stock for $500,000.


NOTE L - RELATED PARTY TRANSACTIONS

     During fiscal year 1998, the Company issued subordinated promissory notes to JLB of Nevada, Inc. ("JLB"), an entity wholly owned by Jay L. Botchman ("Botchman"), totalling $40,000,000 payable on demand with interest of 12% per annum. Of the new notes, $30,000,000 was issued in exchange for outstanding notes totalling $11,518,042 which carried an interest rate of 12% per annum and

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE L (CONTINUED)

     $18,481,958 in new debt. Interest expense on these notes was $2,307,467, $3,635,891 and $419,942 for the years ended May 31, 1999, 1998 and 1997, respectively. On May 29, 1999, JLB, in lieu of payment of $5,000,000 of interest on these subordinated notes, received 4,000,000 warrants with an exercise price of $3.25 per share, expiring on May 29, 2004 and the Company's assumption of equipment and related lease obligations from a company affiliated with JLB. Accrued interest related to subordinated notes payable to JLB were approximately $1.5, $1.3 and $4.0 million, respectively, at August 31, 1999, May 31, 1999 and 1998. The notes are secured by substantially all the Company's assets, but subordinated to the Company's revolving credit line.

     On February 27, 1998, the Company issued a subordinated promissory note payable to Botchman in the amount of $350,000 payable on demand with interest at 12% per annum. Interest expense for the three months ended August 31, 1999 and 1998 and for the years ended May 31, 1999 and May 31, 1998 was $10,733, $10,733, $42,583 and $10,733, respectively. This note was issued per an agreement dated February 27, 1998 between Botchman and the Company. As part of the terms of the agreement, the Company agreed to purchase an interest in certain investment securities, owned by Botchman, of a subprime mortgage banking company. The Company has fully written off this investment in the amount of $350,000 as of May 31, 1998. In addition, the Company had a receivable due from this company of approximately $189,000, which has also been written off as of May 31, 1998.

     The Company, through its wholly-owned subsidiary, American Credit Alliance, Inc., has an $880,000 note payable to JLB with an interest rate of 10% per annum. Interest expense for the three months ended August 31, 1999 and 1998 and for the years ended May 31, 1999 and May 31, 1998 was $22,489, $22,489, $89,222 and $85,195, respectively.

     The Company made a series of investments, during the period May 1997 through December 1997, amounting to $508,600 in a subprime mortgage banking company affiliated with JLB. At May 31, 1998, there was substantial doubt regarding this company's ability to continue as a going concern. The Company had fully written off its investment in this company. In addition, the Company had a receivable due from this company of approximately $183,000, which has also been written off as of May 31, 1998.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE L (CONTINUED)

     The Series A and B Preferred Shares were issued at $1.00 per share (total of $2,000.00) for all of Taxter's shares of Holdings described in Note A. The Series A Preferred Stock, as a class, has 80% of the voting rights in the Company. The Series B Preferred Stock has one vote per share. The Series A and B Preferred Stock have a liquidation preference of $1.00 per share and will earn cumulative dividends at a rate of 5% per annum. At any time after December 31, 2001, (i) the Series A and B Preferred Stock will be redeemable at the option of the Company, and (ii) while the Series B Preferred Stock is outstanding will be convertible at the option of the holder into Series A Preferred Stock on a share-for-share basis.

     On December 31, 1996, the Company issued 5,000 shares of Series C Preferred Stock to Taxter for $5,000,000. The Series C Preferred Stock is non-voting and will earn cumulative dividends at 6% per annum. The shares have a liquidation preference of $1,000 per share. The Series A and B Preferred Stock rank senior to the Series C with respect to dividend and liquidation rights.

     On May 29, 1998, the Company issued 10,000 shares of Series D Preferred Stock to JLB in exchange for cancellation of the $10,000,000 Promissory Note dated August 1, 1997 payable by the Company to JLB. The Series D Preferred Stock is non-voting and will earn a dividend of 8% per annum payable annually on December 31. The series has a par value of $.001 per share and a stated value of $1,000 per share. The shares have a liquidation preference of $1,000 per share. The Series D Preferred Stock ranks senior to the Series A, B and C with respect to dividend and liquidation rights. Each share of Series D Preferred Stock is convertible into 380 shares of common stock. The agreement grants JLB piggyback registration rights with respect to the Common Stock issuable upon conversion of the shares of Series D Preferred Stock.

     On August 31, 1998, the Company issued 10,000 shares of Series E Preferred Stock to JLB in exchange for JLB agreeing to cancel the principal outstanding under a $10,000,000 subordinated promissory note dated August 1, 1997. The Series E Preferred Stock is non-voting and will earn a dividend of 8% per annum payable annually on December 31. Each share of Series E Preferred Stock is convertible into 285 shares of common stock at any time prior to August 31, 2001.

     As of August 31, 1999, May 31, 1999, 1998 and 1997, accumulated preferred dividends undeclared and unpaid on preferred stock amounted to approximately $2.7 million, $2.2 million, $.4 million, and $7 thousand, respectively.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE M - COMMITMENTS AND CONTINGENCIES

     1.  Operating Leases

         The Company leases certain properties, vehicles and equipment under noncancelable operating leases. Total lease rentals charged to operations were approximately $184,920 and $203,265 for the three months ended August 31, 1999 and 1998, respectively, and $766,832, $776,615, and $349,383, for the years ended May 31, 1999, 1998 and
         1997, respectively. Future minimum lease payments under the noncancelable operating leases are as follows at May 31:

                         Year ending May 31,                                            Amount
                         -------------------                                         ------------
                             2000                                                     $  587,641
                             2001                                                        361,697
                             2002                                                        348,533
                             2003                                                        295,103
                             2004                                                        285,000
                             Thereafter                                                2,272,875
                                                                                      ----------

                                                                                      $4,150,849
                                                                                      ==========

     2.  Contingencies and Litigation

         The Company, in the ordinary course of business, receives notices of consumer complaints from regulatory agencies and is named as a defendant in legal actions filed by those who have been solicited to participate in its credit card programs. Currently pending against the Company are: (i) three class actions on behalf of persons solicited by the Company to open credit card accounts and voluntarily to repay debt that had been discharged in bankruptcy, and (ii) two class actions alleging violation of the Fair Debt Collection Practices Act and state law in connection with mailers sent to prospective customers whose debt was out-of-statute. The Company is defending itself vigorously in these lawsuits. The Company does not believe that pending litigation and regulatory complaints involving the Company will have a material adverse effect on the consolidated financial position and results of operations.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The accompanying financial statements include various estimated fair value information as of May 31, 1999, 1998 and 1997. As required by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," such information, which pertains to the Company's financial instruments, is based on the requirements set forth in the statement and does not purport to represent the aggregate net fair value of the Company. None of the Company's financial instruments are held for trading purposes.

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate fair value.

     Cash

     The carrying amount approximates fair value.

     Trade Receivables

     The carrying amount approximates fair value.

     Investment in Nonperforming Consumer Debt

     The Company records investments in nonperforming consumer debt at the cost of the purchased portfolios, net of costs recovered. As the debt was purchased at a significant discount, it is likely that the value of these portfolios may be significantly higher than presented in these financial statements. It was not possible to estimate a fair value of these portfolios at May 31, 1998. However, given the expanded market to trade these portfolios and the Company's recent experience, the fair value at May 31, 1999 was estimated using a net present value calculation of the cash flows the Company expects to generate from these portfolios. The fair value at August 31, 1999 and May 31, 1999 was approximately $14.9 million and $14.4 million in comparison to its carrying value of approximately $2.4 million and $3.2 million, respectively.

     Credit Card Receivables

     Credit card loans are originated with an initial interest rate of 18.9%. As discussed in Note C, the settlement amount of the receivables exceeds the credit card receivables reflected on the consolidated

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998

NOTE N (CONTINUED)

     balance sheet. The Company did not feel it was possible to estimate the fair value of the credit card receivables at May 31, 1998. Fair values at August 31, 1999 and May 31, 1999 have been established based on a net present value of the cash flows expected to be generated by the credit cards for the Company. The Company applied its actual static pool experience of repayment rates and defaults to estimate fair value. The fair value at August 31, 1999 and May 31, 1999 was approximately $36.0 million and $27.5 million in comparison to its carrying value of approximately $24.5 million and $18.6 million, respectively.

     Retained Interest in Securitized Credit Card Receivables

     The carrying amount approximates fair value. Fair value is estimated by discounting anticipated future cash flows using a discount rate based on specific factors. The anticipated future cash flows are projected on a "cash out" basis to reflect the restriction of cash flows until the investors have been fully paid. At August 31, 1999 and May 31, 1999, the carrying value of $6.2 million and $5.1 million, respectively, approximated fair value.

     Notes Payable

     The carrying amount approximates fair value. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

     Subordinated Notes Payable

     Due to the related party relationship of these notes, it is not practical to estimate fair value.

     Accounts Payable and Accrued Expenses

     The carrying amount approximates fair value.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE O - EARNINGS PER SHARE

     The weighted-average shares used in computing earnings per share were 34,761,965, 34,761,965, 34,761,965, 33,109,781, 25,912,465 and 5,000,000,
     for the three months ended August 31, 1999 and 1998, and for the years ended May 31, 1999, 1998, and 1997 and for the period January 1, 1996 to October 8, 1996, respectively.

                                                                                                        January 1,
                                                                                                         1996 to
                                      August 31,                          May 31,                       October 8,
                             --------------------------   -----------------------------------------       1996
                                 1999           1998         1999           1998           1997      ("Predecessor")
                             -----------    -----------   -----------   ------------    -----------    -----------
Basic earnings per share
   Income (loss)
      Income (loss)
      available
        to common
          stockholders       $(3,011,573)   $   (91,217)  $ 1,833,698   $(29,551,326)   $14,253,656    $(1,512,488)
                             ===========    ===========   ===========   ============    ===========    ===========

      Weighted-average        34,761,965     34,761,965    34,761,965     33,109,781     25,912,465      5,000,000
                             ===========    ===========   ===========   ============    ===========    ===========
      shares outstanding
      Basic earnings
      (loss)
       per share             $      (.09)   $       .00   $       .05   $       (.89)   $      (.55)   $      (.30)
                             ===========    ===========   ===========   ============    ===========    ===========

Diluted earnings per share
   Income (loss)
      Income (loss) avail-
        able to common
          stockholders       $(2,684,668)   $   (91,217)  $ 1,833,698   $(29,551,326)   $14,253,656    $(1,512,488)
                             ===========    ===========   ===========   ============    ===========    ===========

      Weighted-average
        shares outstanding    34,761,965     34,761,965    34,761,965     33,109,781     25,912,465      5,000,000
      Effective of diluted
        securities options           *              *       3,674,154            *              *              *
                             -----------    -----------   -----------   ------------    -----------    -----------


         Weighted-average
           of diluted
           shares
           outstanding        34,761,965     34,761,965    38,436,119     33,109,781     25,912,465      5,000,000
                             ===========    ===========   ===========   ============    ===========    ===========

Diluted earnings (loss)
  per share                  $      (.09)   $       .00   $       .05   $       (.89)   $      (.55)   $      (.30)
                             ===========    ===========   ===========   ============    ===========    ===========

     *Antidilutive.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the three months ended
                      (unaudited) August 31, 1999 and 1998


NOTE P - RESTATEMENT OF 1997 ACCOUNTING FOR INVESTMENTS IN NONPER-
                  FORMING CONSUMER DEBT AND CREDIT CARD RECEIVABLES

     The 1997 revenue and the investments in nonperforming consumer debt and credit card receivable balances, have been restated in accordance with Practice Bulletin No. 6, "Amortization of Discounts on Certain Acquired Loans." The accounting under this method is described in Note B, Revenue Recognition. The 1997 method of revenue recognition, before restatement, applied cash collections on investments in nonperforming consumer debt and credit card receivable balances on a pro rata basis between cost recovery and interest and fee income. The restatement resulted in an increase in the net loss of approximately $3,100,000 ($0.12 per share) for the year ended May 31, 1997.


NOTE Q - SUBSEQUENT EVENTS (UNAUDITED)

     In November 1999, the Company sold the stock of its three SPE's to the Lender for approximately $8.4 million. The fair value of the three SPE's was approximately $6.2 million at August 31, 1999.